Exhibit 99.1

Item 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As described below, on June 27. 2025, the Company signed an equity purchase agreement to sell all of the membership interests of its wholly owned subsidiary, GlassRatner Advisory & Capital Group, LLC, a Delaware limited liability company (“GlassRatner”), and B. Riley Farber Advisory Inc., an Ontario corporation (“Farber”). All assets and liabilities have been classified as held for sale and the results of operations and cash flows have been classified as discontinued operations for all periods presented. Upon reclassification, the Company determined that the Financial Consulting segment was no longer a reportable segment. This information is provided solely to present recast financial information to reflect these organization structure changes. Accordingly, the following information speaks as of the original filing date of the Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on September 19, 2025 (the “2024 Annual Report”), does not reflect events that may have occurred subsequent to the original filing date, except for the Company’s name change to BRC Group Holdings, Inc. which was effective on January 1, 2026, and should be read in conjunction with the 2024 Annual Report and our other filings with the SEC since the date of the Annual Report.
This report contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “future,” “intend,” “seek,” “likely,” “potential” or “continue,” the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we, nor any other person, assumes responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we are under no obligation to update any of the forward-looking statements after the filing of this 2024 Annual Report to conform such statements to actual results or to changes in our expectations.
The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes and other financial information appearing elsewhere in this 2024 Annual Report. Readers are also urged to carefully review and consider the various disclosures made by us which attempt to advise interested parties of the factors which affect our business, including without limitation the disclosures made in Item 1A of Part II of this 2024 Annual Report under the caption “Risk Factors.”

Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: volatility in our revenues and results of operations; changing conditions in the financial markets; matters related to our investment in Freedom VCM Holdings, LLC (“Freedom VCM”) and developments related to our prior business relationship with Brian Kahn (the former CEO of Freedom VCM); the receipt by the Company and Bryant Riley of subpoenas from the SEC; material weaknesses in internal control over financial reporting; our ability to generate sufficient revenues to achieve and maintain profitability; our exposure to credit risk; the short term nature of our engagements; failure to successfully compete in any of our businesses; our dependence on communications, information and other systems and third parties; the potential loss of financial institution clients; the illiquidity of, and additional potential losses from, our proprietary investments; changing economic and market conditions, including inflation and any actions by the Federal Reserve to address inflation, and the possibility of recession or an economic downturn; the effects of tariffs and other governmental initiatives, and related impacts including supply chain disruptions, labor shortages and increased labor costs; potential liability and harm to our reputation if we were to provide an inaccurate appraisal or valuation; potential mark-downs in inventory in connection with purchase transactions; loss of key personnel; our ability to borrow under our credit facilities; failure to comply with the terms of our credit agreements or senior notes; the level of our indebtedness; our ability to meet future capital requirements; our ability to realize the benefits of our completed acquisitions, including our ability to achieve anticipated opportunities and cost savings, and accretion to reported earnings estimated to result from completed and proposed acquisitions in the time frame expected by management or at all; the diversion of management time on divestiture -related issues; the impact of legal proceedings, including in respect of matters related to Freedom VCM and Brian Kahn; the activities of short sellers and their impact on our business and reputation; and the effect of geopolitical instability, including wars, conflicts and terrorist attacks, including the impacts of

Russia’s invasion of Ukraine and conflicts in the Middle East. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Except as otherwise required by the context, references in this 2024 Annual Report to the “Company,” “BRC,” “BRC Group Holdings,” “we,” “us” or “our” refer to the combined business of BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.) and all of its subsidiaries.
Overview
Description of the Company
BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.) (NASDAQ: RILY) (the “Company”) is a diversified financial services platform that delivers tailored solutions to meet the strategic, operational, and capital needs of its clients and partners. We operate through several consolidated subsidiaries (collectively, “BRC”) that provide investment banking, brokerage, wealth management, asset management, direct lending, business advisory services to a broad client base spanning public and private companies, financial sponsors, investors, financial institutions, legal and professional services firms, and individuals.
The Company also opportunistically invests in and acquires companies or assets with attractive risk-adjusted return, with a focus on making operational improvements within these companies in an effort to maximize free cash flow. However, during 2024 and continuing into 2025, our focus has been on reducing indebtedness, including through the net proceeds from a number of strategic asset dispositions or other monetizations as described in additional detail under “—Disposition and Monetization Transactions”. The Company has reduced its total indebtedness from $2.4 billion at December 31, 2023 to $1.8 billion at December 31, 2024. The Company anticipates that reduction of indebtedness, including potentially through additional asset disposition or monetization transactions, will remain a key priority for the foreseeable future.

Our Business Segments

We report our activities in five reportable business segments: Capital Markets, Wealth Management, Communications, Consumer segment and E-Commerce segment. The descriptions below illustrate the businesses that comprise our segments.

We maintain a diverse composition of businesses that operate in five reportable segments. Management evaluates many different financial and non-financial metrics to assess the individual performance of each of these various businesses. However, across most businesses, management primarily assesses each business’s financial performance based upon each of the businesses revenues and operating profits generated excluding non-cash charges and the impact of gains and losses related to securities and other investments held. Management believes that gains and losses on individual investments are generally impacted by individual characteristics specific to each investment and although this has an impact on our overall financial performance the impact of these gains and losses may not be indicative of the overall strength or weakness in each of our business operations. Additionally, in evaluating the financial performance of each of our businesses, management monitors the increase or decrease in operating results from period to period while factoring in the relative volatility inherent in each industry in which these businesses operate. Management recognizes that some of the Company’s businesses exhibit more volatile results.

Capital Markets – We provide investment banking, equity research and institutional brokerage services to publicly traded and privately held companies, institutional investors, and financial sponsors; fund and asset management services to institutional and high-net-worth individual investors; and direct lending services to middle market companies. We also trade equity securities as a principal for our account, including investments in funds managed by our subsidiaries. We maintain an investment portfolio comprised of public and private equities and debt securities. We also opportunistically provide loans to our clients and we engage in securities-based lending which involves the borrowing and lending of equity and fixed income securities.

Our investment approach is value-oriented and represents a core competency of our capital markets strategy. We act as an advisor to our clients, which at times involves complex transactions consistent with our value-oriented investment philosophy. We often provide consulting, capital raising, or investment banking services for companies in which BRC may have significant influence through equity ownership, representation on the board of directors (or similar governing body), or both.

In our Capital Markets segment we have a portfolio of loans receivable that consisted of the following at December 31, 2024 and December 31, 2023 (dollars in thousands):

				Fair Value Adjustments on Loans
		Loans Receivable, at Fair Value		Year Ended December 31,
	Industry or Type of Loan	December 31, 2024	December 31, 2023	2024	2023
Related Party Loans:
Vintage Capital Management, LLC	Retail / consumer	$2,057	$200,506	$(222,911)	$—
Freedom VCM Receivables, Inc.	Consumer receivable portfolio	3,913	42,183	(13,874)	—
Conn's, Inc.	Retail / consumer	38,826	104,760	(71,724)	494
W.S. Badcock Corporation	Consumer receivable portfolio	2,169	20,624	(5,339)	(7,940)
Other related party loans	Services, Oil & Gas and Industrial	4,937	10,695	(14,823)	(29,342)
Total related party		51,902	378,768	(328,671)	(36,788)

Exela Technologies, Inc.	Technology	32,136	50,296	(701)	21,028
Core Scientific, Inc.	Technology	—	45,509	8,473	34,696
Other loans	Various	6,065	57,846	(4,599)	1,289
Total		$90,103	$532,419	$(325,498)	$20,225

The fair value adjustments on loans receivable for the years ended December 31, 2024 and 2023, were $(325.5) million and $20.2 million, respectively. During the years ended December 31, 2024 and 2023, fair value adjustments for loans receivable from related parties totaled $(328.7) million and $(36.8) million, respectively. During the years ended December 31, 2024 and 2023, fair value adjustments for other loans receivable totaled $3.2 million and $57.0 million, respectively.

During the year ended December 31, 2024, fair value adjustments for the loan receivable for Vintage Capital Management, LLC were $(222.9) million. The fair value adjustments are related primarily to the decline in the equity fair value of Freedom VCM which, along with certain guarantees, is the primary collateral for this loan. The decline in the equity fair value of Freedom VCM is primarily due to Freedom VCM’s filing of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on November 3, 2024 as a result of increases in net debt, a decrease in the operational performance of Freedom VCM various business units during 2024, and a decline in the equity value of Freedom VCM’s investment in Conn’s, Inc. common stock which was impacted by the Chapter 11 Cases under chapter 11 the Bankruptcy Code in the Bankruptcy Court.

During the year ended December 31, 2024, we recorded $(13.9) million of fair value adjustments to the loan receivable for Freedom VCM Receivables, Inc., primarily due to higher projected charge offs of receivables on the consumer receivable portfolio that are serviced by Conn's, Inc. which was impacted by the Chapter 11 Cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

During the years ended December 31, 2024 and 2023, we recorded $(71.7) million and $0.5 million of fair value adjustments to the loan receivable for Conn’s, Inc., respectively. The fair value adjustments are primarily related to Conn’s Inc. July 23, 2024 Chapter 11 Cases. The filing of the Chapter 11 Cases impacted the operational performance of the stores operated by Conn’s, Inc. and the additional expenses projected to be incurred in the Chapter 11 Cases resulted in a decline in the projected recovery value of the collateral for the Conn’s Inc. loan receivable.

During the years ended December 31, 2024 and 2023, fair value adjustments for the loan receivable from W.S. Badcock Corporation were $(5.3) million and $(7.9) million, respectively. The fair value adjustment of $(5.3) million during the year ended December 31, 2024, was primarily due to higher projected charge offs of receivables on the consumer receivable portfolio resulting from Conn’s, Inc. bankruptcy and estimated costs and losses from the projected liquidation of the consumer receivable portfolio. The fair value adjustment of $(7.9) million during the year ended December 31, 2023, was primarily due to changes in an increase in projected charge-offs due to a slowdown in the economy that impacted customer collections on the individual consumer loans in the portfolio.

During the years ended December 31, 2024 and 2023, fair value adjustments for the loan receivable from Exela Technologies, Inc. were $(0.7) million and $21.0 million, respectively. The fair value adjustment of $21.0 million was primarily due to the payment of promissory note in full during year ended December 31, 2023.

During the years ended December 31, 2024 and 2023, fair value adjustments for the loan receivable from Core Scientific, Inc. were $8.5 million and $34.7 million, respectively. Core Scientific, Inc. provides digital infrastructure for bitcoin mining and high-performance computing. Core Scientific, Inc. filed Chapter 11 bankruptcy in 2022, leading to a significant mark down of the loan receivable in the fourth quarter of 2022. Subsequent to the Chapter 11 restructuring, and during the first quarter of 2023, there was a significant rebound in bitcoin prices resulting in significant growth and value assumptions. The $45.5 million of loans receivable from Core Scientific, Inc. (“Core Scientific”) at December 31, 2023 included a loan in the amount of $42.1 million that was settled in full upon Core Scientific’s exit from Chapter 11 bankruptcy in January 2024.

Wealth Management – We provide retail brokerage, investment management, and insurance, and tax preparation services to individuals and families, small businesses, non-profits, trusts, foundations, endowments, and qualified retirement plans through a boutique private wealth and investment management firm to meet the individual financial needs and goals of our customers. Our experienced financial advisors provide investment management, retirement planning, education planning, wealth transfer and trust coordination, and lending and liquidity solutions. Our investment strategists provide strategies and real-time market views and commentary to help our clients make important and informed financial and investment decisions. Wealth management revenues are comprised of the following:

	Year Ended December 31,
	2024	2023
Revenues - Services and fees
Brokerage revenues	$91,488	$88,866
Advisory revenues	77,307	73,904
Other	28,673	30,717
Total services and fees revenue	197,468	193,487
Trading income	3,278	4,758
Total revenues	$200,746	$198,245
Total assets under management were approximately $20.7 billion and $25.4 billion at December 31, 2024 and 2023, respectively. Of these amounts, advisory assets under management totaled approximately $6.9 billion at December 31, 2024 and $8.0 billion at December 31, 2023. Advisory revenues were 0.25% and 0.24% of average advisory assets under management during the years ended December 31, 2024 and 2023, respectively. The average revenues earned on advisory assets under management are not expected to fluctuate significantly from period to period as a percentage of advisory assets under management. Broker revenues are primarily comprised of commissions and fees earned from trading activities from brokerage client assets. Other revenues are primarily comprised of tax service fees and management fees earned from comprehensive client focused services performed.

Communications Segment – We own a number of businesses that comprises our Communications Segment that we have acquired for attractive risk-adjusted investment return characteristics. We may pursue future acquisitions to expand this portfolio of businesses which currently includes: Lingo Management, LLC (“Lingo Management”), a global cloud/unified communications and managed service provider that includes the operations of BullsEye Telecom, Inc. (“BullsEye”), a single source communications and cloud technology provider previously merged into Lingo; Marconi Wireless Holdings, LLC (“Marconi Wireless”), a mobile virtual network operator that provides mobile phone voice, text, and data services and devices; magicJack VoIP Services, LLC (“magicJack”), a VoIP cloud-based technology and communications provider that offers related devices and subscription services; and United Online, Inc. (“UOL”), an Internet access provider that offers dial-up, mobile broadband and digital subscriber line services under the NetZero and Juno brands.

Consumer Products Segment – This segment is comprised of Tiger US Holdings, Inc. (“Targus”), which we acquired on October 18, 2022 and is a multinational company that, together with its subsidiaries, designs, manufactures, and sells consumer and enterprise productivity products with a large business-to-business (B2B) customer client base and global distribution in over 100 countries. The Targus product line includes laptop and tablet cases, backpacks, universal docking stations, and computer accessories.

E-Commerce Segment – This segment is comprised of Nogin, Inc. (“Nogin”), which is a technology platform operating e-commerce stores that delivers CaaS solutions for apparel brands and other retailers. The Company manages clients’ front-to-back-end operations of the e-commerce stores and also provides marketing services to their clients. The Company’s business model is based on providing a comprehensive e-commerce solution to its customers on a revenue sharing basis.

Our operating results are primarily comprised of the operations of these businesses within our five reportable operating segments. However, we also generate revenues from other businesses that we may acquire with the goal to expand their operations, drive growth, and create operational efficiencies to improve cash flows to reinvest across other business operations in our platform. These businesses are typically in fragmented markets and include the operations of a regional environmental services business, and bebe which operates rent-to-own stores.

In prior years, we also generated operating revenues from an entity that was then a majority owned subsidiary of ours which licensed the trademarks and intellectual properties from ownership of six brands: Catherine Malandrino, English Laundry, Joan Vass, Kensie Girl, Limited Too and Nanette Lepore. We also generated other income from dividends we received from our then equity ownership of investments that ranged from 10% to 50% in companies that license the trademark and intellectual property of the Hurley, Justice, and Scotch & Soda brands as well as from our majority owned subsidiary bebe stores, inc. which owns the bebe and Brookstone brands. We also reported fair value adjustments from these equity investments since we elected to account for these equity investments using the fair value method of accounting. As of December 31, 2024, BRC no longer has control over these operations and are included as discontinued operations in the consolidated financial statements as of December 31, 2023, and for the years ended December 31, 2024 and 2023.

Securities and Other Investments Owned Portfolio – We have a portfolio of securities and other investments owned that consists of public equity securities, private securities, partnership interests and other investments, corporate bonds and other fixed income securities as follows at December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
Public Equity Securities:
Badcock & Wilcox Enterprises, Inc. - common stock	$45,012	$40,072
Badcock & Wilcox Enterprises, Inc. - preferred stock	1,528	6,386
Alta Equipment Group, Inc. - common stock	—	44,653
Double Down Interactive Co., Ltd - common stock	43,706	30,439
Synchronoss Technologies, Inc. - common stock	7,200	8,780
Other public equities	27,446	64,211
Total public equity securities	124,892	194,541

Private Equity Securities:
Freedom VCM Holdings, LLC	—	287,043
Other private equities	107,616	229,993
Total private equity securities	107,616	517,036

Total equity securities	232,508	711,577

Corporate bonds	29,027	59,287
Other fixed income securities	4,923	2,989
Partnership interest and other	15,867	35,196
Total securities and other investments owned	$282,325	$809,049

Securities and other investments owned was $282.3 million and $809.0 million as of December 31, 2024 and December 31, 2023, respectively. Of this amount, the fair value of equity securities totaled $232.5 million and $711.6 million as of December 31, 2024 and December 31, 2023. Of these amounts, public equity securities totaled $124.9 million and $194.5 million as of December 31, 2024 and December 31, 2023, and private equity securities totaled $107.6 million and $517.0 million as of December 31, 2024 and December 31, 2023.

The fair value of Badcock & Wilcox Enterprises, Inc. - common stock held as of held as of December 31, 2024 and December 31, 2023 was $45.0 million and $40.1 million, respectively. The change in fair value for the year ended December 31, 2024 is primarily related to an increase in the public share price during the period.

The fair value of Alta Equipment Group, Inc. common stock held as of December 31, 2023 was $44.7 million, and the Company sold the entire position in the first quarter of 2024 and recorded a loss of $(3.5) million. The sale was executed to raise additional capital to fund operating activities.

The fair value of our Double Down Interactive Co., Ltd common stock held as of December 31, 2024 and December 31, 2023 was $43.7 million and $30.4 million, respectively. The change in fair value for the year ended December 31, 2024 is primarily related to an increase in the public share price during the period.

The fair value of our investment in Freedom VCM Holdings, LLC, held as of December 31, 2024 and December 31, 2023 was zero and $287.0 million, respectively. During the year ended December 31, 2024, we recorded fair value adjustments of $(221.0) million primarily due to increases in net debt, declines in Freedom VCM Holdings, LLC’s investment in Conn’s, Inc. common stock and impact of Conn's bankruptcy filing on July 23, 2024, and a decrease in the operational performance of Freedom VCM Holdings, LLC’s various business segments. The investment in Freedom VCM Holdings, LLC was also impacted due to the filing of Freedom VCM’s voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on November 3, 2024.

	Realized and Unrealized Gains (Losses)
	Year Ended December 31,
	2024	2023
Other Income (Expense) - Realized & Unrealized Gains (Losses)
Public Equity Securities:
Babcock & Wilcox Enterprises, Inc. - common stock	$1,181	$(84,244)
Babcock & Wilcox Enterprises, Inc. - preferred stock	1,830	(2,204)
Alta Equipment Group, Inc. - common stock	(3,537)	3,502
Double Down Interactive Co., Ltd - common stock	11,977	(4,260)
Synchronoss Technologies, Inc. - common stock	6,368	(3,392)
Franchise Group, Inc. - common stock	—	—
Arena Group Holdings, Inc. - common stock	—	(31,041)
Other public equities	(2,163)	(15,634)
Subtotal	15,656	(137,273)

Private Equity Securities:
Freedom VCM Holdings, LLC	(221,042)	4,542
Other private equities	(58,903)	(30,334)
Subtotal	(279,945)	(25,792)

Corporate bonds	898	1,224
Partnership interest and other	(295)	(212)
Total	$(263,686)	$(162,053)

During the years ended December 31, 2024 and 2023, realized and unrealized losses of $(263.7) million and $(162.1) million were recorded to other income as realized and unrealized losses on investments, respectively. These realized and unrealized losses are made up of realized and unrealized gains (losses) recorded to public equity securities, private equity securities, corporate bonds, and partnership interest and other investments. The majority of realized and unrealized (losses) gains on investments are related to public equity securities (equity securities that trade on major exchanges), and private equity securities.

During the years ended December 31, 2024 and 2023, $15.7 million and $(137.3) million of realized and unrealized gains (losses) were recorded for public equity securities to other income as realized and unrealized gains (losses) on investments. During the years ended December 31, 2024 and 2023, we recorded $1.2 million and $(84.2) million, respectively, to realized and unrealized gains (losses) related to Babcock & Wilcox Enterprises, Inc. (“B&W”) - common stock, primarily due to public share price movements during these periods.

During the years ended December 31, 2024 and 2023, we recorded $12.0 million and $(4.3) million, respectively, to realized and unrealized gains (losses) related to Double Down Interactive Co., Ltd. primarily related to public share price movements during these periods.

During the years ended December 31, 2024 and 2023, $(279.9) million and $(25.8) million of realized and unrealized losses were recorded for private equity securities to other income as realized and unrealized losses on investments. During the year ended December 31, 2024, we recorded $(221.0) million to realized and unrealized losses related to our investment in Freedom VCM Holdings, LLC. The entirety of the balances were related to fair value adjustments due primarily to increases in net debt as well as significant declines in Freedom VCM Holdings, LLC’s investment in Conn’s, Inc. common stock and impact of Conn's, Inc. bankruptcy filing on July 23, 2024, and a decrease in the operational performance of Freedom VCM Holdings, LLC’s various business segments. The investment in Freedom VCM Holdings,

LLC was also impacted due to the filing of Freedom VCM’s voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on November 3, 2024.
Recent Developments
Conn’s and FRG
The Company’s results during the year ended December 31, 2024 were negatively impacted by a significant non-cash markdown of $287.0 million related to its investment in Freedom VCM, the indirect parent entity for FRG. Freedom VCM’s strategy, which included the potential divestiture or monetization of certain assets, was materially negatively impacted by the unexpected announcement in November 2023 concerning FRG’s former CEO and his alleged involvement in fraudulent schemes despite the fact that these allegations are unrelated to FRG and its businesses. In the meantime, the consumer facing portion of the U.S. economy has deteriorated. On November 3, 2024, FRG, its operating businesses, and certain other affiliates, including Freedom VCM, filed the FRG Chapter 11 Cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. As a result, on November 4, 2024, we concluded that we were required to record an impairment (in addition to prior impairments) with respect to the Freedom VCM Investment and the Vintage Loan Receivable. The additional non-cash impairments of the Freedom VCM Investment and the Vintage Loan Receivable are $118.0 million in the aggregate as of November 4, 2024. As a result of such additional impairments, we have ascribed no value to the Freedom VCM Investment and the Vintage Loan Receivable was valued at $2.1 million at December 31, 2024, which approximates the fair value of the underlying collateral for this loan which is primarily comprised of other securities. Subsequent to December 31, 2024, the fair value of the underlying collateral for this loan, which is comprised of other public securities, decreased to a fair value of $1.3 million at September 16, 2025.
Additionally, on July 23, 2024, Conn’s and certain of its subsidiaries filed the Chapter 11 Cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. FRG, pursuant to a transaction consummated in January 2024, acquired a substantial equity investment in Conn’s in exchange for the sale of its Badcock Home Furniture & more business to Conn’s. The commencement of the Chapter 11 Cases constituted an event of default that accelerated the obligations under the Conn’s, among Conn’s, W.S. Badcock LLC, as borrowers, and an affiliate of the Company, as administrative agent, collateral agent, and lender. As of the date of the filing of the Chapter 11 Cases, $93.0 million in outstanding borrowings existed under the Conn’s Term Loan. Any efforts to enforce payment obligations under the Conn’s Term Loan were automatically stayed as a result of the Chapter 11 Cases and the Company’s rights of enforcement in respect of the Conn’s Term Loan are subject to the applicable provisions of the Bankruptcy Code. The fair value of the Conn's loans receivable was $38.8 million as of December 31, 2024. The fair value adjustment on the Conn’s loan receivable was $(71.7) million for the year ended December 31, 2024.
Wealth Management

On October 31, 2024, the Company signed a definitive agreement to sell a portion of the Company’s (W-2) Wealth Management business to Stifel for estimated net consideration based on the number of advisors that join Stifel at closing, among other things. Upon closing the transaction on April 4, 2025, the sale was completed for net cash consideration of $26.0 million, representing 36 financial advisors whose managed accounts represent approximately $4.0 billion, or 19.3%, of AUM as of December 31, 2024.
Debt Financing and Repayment of Nomura Credit Facility
On February 26, 2025, the Company and the Company’s wholly owned subsidiary, BR Financial Holdings, LLC (the “BRFH Borrower”), entered into a new credit agreement with a group of funds indirectly or directly controlled by Oaktree Capital Management, L.P. with Oaktree Fund Administration, LLC, acting as the administrative agent and collateral agent. The new credit agreement provided for (i) a three-year $125.0 million secured term loan credit facility (the “Initial Term Loan Facility”) and (ii) a four-month $35.0 million secured delayed draw term loan credit facility (the “Delayed Draw Facility” and, together with the Initial Term Loan Facility, the “Credit Facility”). The proceeds from the Initial Term Loan Facility were primarily used (a) to repay the existing indebtedness under the Nomura Credit agreement discussed in Note 13, (b) for working capital and general corporate purposes and (c) to pay transaction fees and expenses. The proceeds of the Delayed Draw Facility were used (a) to fund obligations relating to the liquidation of substantially all of the assets of JOANN, Inc. and its subsidiaries and (b) for working capital and general corporate purposes.
Borrowings accrue interest at the adjusted term Secured Overnight Financing Rate (“SOFR”) rate as defined in the Credit Facility with an applicable margin of 8.00%. In addition to paying interest on outstanding borrowings under the Credit Facility, the Company was required to pay (i) a closing fee of 3.00% of the aggregate principal amount of the loans under the Initial Term Loan Facility and 2.00% of the aggregate principal amount of the loans under the Delayed Draw Facility, and (ii) an exit fee upon the prepayment or repayment of the Credit Facility of 5.00% of the aggregate principal amount of such loans repaid, provided, that the Initial Term Loan Facility exit fee shall not be payable if the share price for the Company's common stock exceeds a certain threshold. The Credit Facility also contains a provision where the final $62.5 million of repayment of principal on the Initial Term Loan may be subject to an additional prepayment premium, as defined in the Credit Facility, if the prepayment occurs before the second anniversary date of the Credit Facility.
The Company issued warrants to certain affiliates of Oaktree Capital Management, L.P. in connection with the Credit Facility to purchase approximately 1,832,290 shares (or 6% on a fully diluted basis) of the Company’s common stock at an exercise price of $5.14 per share. The warrants contain certain anti-dilution provisions pursuant to which, under certain circumstances, the warrant holders would be entitled to exercise the warrants for up to 19.9% of the then-outstanding shares of the Company’s common stock.
Subject to certain eligibility requirements, certain assets of the BRFH Borrower are placed into a borrowing base (the “Borrowing Base”), which serves to limit the borrowings under the Credit Facility. The sale of an asset in the Borrowing Base requires the BRFH Borrower to make a prepayment in an amount equal to the proceeds of such disposition multiplied by the percentage “credit” that is assigned to such asset in the Borrowing Base. The BRFH Borrower may be obligated to prepay the loans or post cash in a controlled account in the event the Borrowing Base falls below a certain level as defined in the Credit Facility. The Credit Facility contains covenants that, among other things, limit the Company’s, the BRFH Borrower’s and the BRFH Borrower’s subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests.
Redemption of Senior Notes
On February 28, 2025 we redeemed all the issued and outstanding 6.375% 2025 Notes. The redemption price was equal to 100% of the aggregate principal amount, plus any accrued interest and unpaid interest up to, but excluding, the redemption date The total redemption payment included approximately $0.7 million accrued interest. In connection with the full redemption, the 6.375% 2025 Notes, which were listed on NASDAQ under the ticker symbol “RILYM,” were delisted from NASDAQ and ceased trading on the redemption date.
Sale of Atlantic Coast Recycling
On March 3, 2025, the Company and BR Financial, B. Riley Environmental Holdings, LLC and other indirect subsidiaries of the Company, which included the Atlantic Companies, entered into the MIPA. Pursuant to the MIPA, on March 3, 2025, the Interests owned by BR Financial and the minority holders were sold to a third party. The Interests were sold to the third party on March 3, 2025 for a purchase price of $102.5 million, subject to certain adjustments and a holdback amount pending receipt of a certain third party consent, resulting in cash proceeds of $68.6 million to the Company after adjustments for amounts allocated to non-controlling interests, repayment of contingent consideration, transaction costs and other items directly attributable to the closing of the transaction. Of the $68.6 million of cash proceeds received by the Company, approximately $22.6 million was used to pay interest, fees, and principal on the Credit Facility discussed above. A gain of $52.7 million was recognized in the first quarter of 2025 from this sale.
B. Riley Securities Holdings, Inc. Equity Issuance
On March 10, 2025, the Company’s wholly-owned subsidiary B. Riley Securities Holdings, Inc. (“BRSH”) which is comprised of the broker dealer operations within the Capital Markets segment merged with a shell corporation and issued 0.6% of the equity in BRSH to certain investors in the shell corporation and upon completion of the transaction became minority stockholders of BRSH. Simultaneously with the merger with the shell corporation, BRSH approved the BRSH Stock Plan and issued restricted stock awards to employees and officers of BRSH which represented 10.0% of the equity of BRSH that vest over a period of four to five years. Assuming the full issuance of the restricted stock awards, the Company continues to own 89.4% of BRSH.
Exchange of Senior Notes
On March 26, 2025, the Company completed a private exchange transaction with an institutional investor pursuant to which the investor exchanged $86.3 million of aggregate principal amount of the Company’s 5.50% Senior Notes due

March 2026 and $36.7 million aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026 owned by it for approximately $87.8 million aggregate principal amount of 8.00% Senior Secured Second Lien Notes due 2028 (the "New Notes"), whereupon the exchanged notes were cancelled. In addition, on April 7, 2025, the Company completed a private exchange transaction with a certain institutional investor pursuant to which the investor exchanged approximately $22.0 million aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for approximately $10.0 million aggregate principal amount of the New Notes. On May 21, 2025, the Company completed a private exchange transaction with a certain institutional investor to exchange principal amounts of approximately $29.5 million, $75.0 million, and $34.5 million of the Company's 5.50% Senior Notes due March 2026, 5.00% Senior Notes due December 2026, and 6.00% Senior Notes due January 2028, respectively, for approximately $93.1 million aggregate principal amount of the New Notes. On June 30, 2025, the Company entered into a private exchange transaction with a certain institutional investor pursuant to which such investor exchanged approximately $28.0 million aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for $13.0 million aggregate principal amount of the New Notes. On July 11, 2025, the Company entered into a private exchange transaction with a certain institutional investor pursuant to which such investor exchanged approximately $42.8 million aggregate principal amount of the Company’s 6.50% Senior Notes due September 2026, 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for $24.6 million aggregate principal amount of the New Notes.
The New Notes were issued pursuant to an indenture, dated as of March 26, 2025 (the “Indenture”), between the Company, certain subsidiaries of the Company, as guarantors, and GLAS Trust Company LLC, a New Hampshire limited liability company, as trustee and collateral agent (in such capacities, the “Trustee”), and the New Notes are unconditionally guaranteed jointly and severally by all direct and indirect wholly-owned restricted subsidiaries of the Company, subject to certain excluded subsidiaries (collectively, the “Guarantors”). The New Notes are secured on a second lien basis, junior to the obligations under the Company’s Credit Facility, by substantially all of the assets of the Company and the Guarantors. The New Notes are subordinated in right of payment to the payment in full of the obligations under the Company’s Credit Facility.
The New Notes accrue interest at a rate of 8.00% per annum, payable semi-annually in arrears on April 30 and October 31, starting October 31, 2025. The New Notes mature on January 1, 2028. The Company may redeem the New Notes (i) at any time, in whole or in part, before March 26, 2026, at a redemption price equal to 100% of the aggregate principal amount being redeemed, plus a customary make-whole premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; and (ii) at any time, in whole or in part, after March 26, 2026, at a redemption price equal to 100% of the aggregate principal amount being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
The New Notes contain change of control provisions, whereby the holders of the New Notes have the right to require the Company to repurchase all or a portion of the New Notes at a purchase price, in cash, equal to 101% of the principal amount thereof, plus accrued and unpaid interest. In addition, if the Company or its restricted subsidiaries engage in certain asset sales and do not invest such proceeds or permanently reduce certain debt within a specified period of time, the Company will be required to use a portion of the proceeds of such asset sales above a specified threshold to make an offer to purchase the New Notes at a price equal to 100% of the principal amount of the New Notes being purchased, plus accrued and unpaid interest. The Indenture contains certain covenants that, among other things, limit the Company’s and its subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests.
Nogin
On March 31, 2025, the Company signed a Deed of Assignment for the Benefit of Creditors, (i) pursuant to which all of the assets of Nogin were transferred to an assignee for the benefit of Nogin’s creditors, and (ii) which provides the assignee the right to, among other things, sell or dispose of such assets and settle all claims against Nogin. The Company no longer controls or owns the assets of Nogin and the results of operations will no longer be reported in the Company’s financial statements after March 31, 2025.

Sale of GlassRatner and Farber
On June 27, 2025, the Company signed an equity purchase agreement to sell all of the membership interests GlassRatner and Farber. The aggregate cash consideration paid by the Buyers for the interests of GlassRatner and shares of Farber was $117.8 million, which is based on a target closing working capital amount that is subject to adjustment within 180-days following the sale date. In connection with the sale, the Company entered into a transition services agreement with the buyer to provide certain services.
Targus/FGI Credit Agreement
On August 20, 2025, Targus (the "Targus Borrower") and certain of the Targus Borrowers' direct and indirect subsidiaries (the “FGI Loan Parties”) entered into a Revolving Credit, Receivables Purchase, Security and Guaranty Agreement (the “Targus/FGI Credit Agreement”) with FGI Worldwide LLC (“FGI”), as agent and for a three-year $30.0 million revolving loan facility, the proceeds of which were used to refinance and repay all obligations under the existing Targus Credit Agreement with PNC. The final maturity date of the Targus/FGI Credit Agreement is August 20, 2028.
The Targus/FGI Credit Agreement is a revolving line of credit facility with a receivables purchase feature under which the purchase of eligible receivables is on a full recourse basis with each borrower retaining the risk of non-payment. The revolving loans bear interest at the greater of (a) 5.25% per annum or (b) 3.00% above the term SOFR for a period of 1 month plus 10 basis points, plus (c) 0.30% per month collateral management fee.
The Targus/FGI Credit Agreement is secured by (i) a first priority perfected security interest in and a lien upon all of the assets of the FGI Loan Parties, and (ii) a pledge of all of the equity interests of the Targus Borrower and its direct and indirect subsidiaries. The Targus/FGI Credit Agreement contains certain covenants, including those limiting the FGI Loan Parties' ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. The Targus/FGI Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an uncured event of default occurs, FGI would be entitled to take various actions, including the acceleration of amounts outstanding under the Targus/FGI Credit Agreement.
As required under the Targus/FGI Credit Agreement, B. Riley Commercial Capital, LLC, a wholly owned subsidiary of the Company (“BRCC”), entered into an amendment to an existing intercompany loan and security agreement to extend an additional subordinated loan to the Targus Borrower at the closing of the Targus/FGI Credit Agreement in the amount of $5.0 million increasing the aggregate principal amount of such loan from $5.0 million to $10.0 million.

Results of Operations
The following period to period comparisons of our financial results are not necessarily indicative of future results.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023
Consolidated Statements of Operations
(Dollars in thousands)

	Year Ended December 31, 2024		Year Ended December 31, 2023		Change
	Amount	%	Amount	%	Amount	%
Revenues:
Services and fees	$783,304	104.8%	$821,467	59.2%	$(38,163)	(4.6)%
Trading (loss) income	(57,007)	(7.6)%	21,603	1.6%	(78,610)	n/m
Fair value adjustments on loans	(325,498)	(43.6)%	20,225	1.4%	(345,723)	n/m
Interest income - loans	54,141	7.3%	123,244	8.9%	(69,103)	(56.1)%
Interest income - securities lending	70,862	9.5%	161,652	11.6%	(90,790)	(56.2)%
Sale of goods	220,619	29.6%	240,303	17.3%	(19,684)	(8.2)%
Total revenues	746,421	100.0%	1,388,494	100.0%	(642,073)	(46.2)%

Operating expenses:
Direct cost of services	213,901	28.7%	214,065	15.4%	(164)	(0.1)%
Cost of goods sold	167,634	22.4%	172,836	12.4%	(5,202)	(3.0)%
Selling, general and administrative expenses	689,410	92.4%	704,673	50.7%	(15,263)	(2.2)%
Restructuring charge	1,522	0.2%	2,131	0.2%	(609)	(28.6)%
Impairment of goodwill and other intangible assets	105,373	14.1%	70,333	5.1%	35,040	49.8%
Interest expense - Securities lending and loan participations sold	66,128	8.9%	145,435	10.5%	(79,307)	(54.5)%
Total operating expenses	1,243,968	166.7%	1,309,473	94.3%	(65,505)	(5.0)%
Operating (loss) income	(497,547)	(66.7)%	79,021	5.7%	(576,568)	n/m
Other income (expense):
Interest income	3,600	0.5%	3,859	0.3%	(259)	(6.7)%
Dividend income	4,462	0.6%	12,747	0.9%	(8,285)	(65.0)%
Realized and unrealized losses on investments	(263,686)	(35.3)%	(162,053)	(11.7)%	(101,633)	62.7%
Change in fair value of financial instruments and other	4,777	0.6%	(3,998)	(0.3)%	8,775	n/m
Gain on bargain purchase	—	—%	15,903	1.2%	(15,903)	(100.0)%
Income (loss) from equity method investments	31	—%	(152)	—%	183	(120.4)%
Loss on extinguishment of debt	(18,725)	(2.5)%	(5,409)	(0.4)%	(13,316)	n/m
Interest expense	(133,308)	(17.9)%	(156,240)	(11.3)%	22,932	(14.7)%
Loss from continuing operations before income taxes	(900,396)	(120.7)%	(216,322)	(15.6)%	(684,074)	n/m
(Provision for) benefit from income taxes	(22,013)	(2.9)%	39,115	2.8%	(61,128)	(156.3)%
Loss from continuing operations	(922,409)	(123.6)%	(177,207)	(12.8)%	(745,202)	n/m
Income from discontinued operations, net of income taxes	147,470	19.8%	71,576	5.2%	75,894	106.0%
Net loss	(774,939)	(103.8)%	(105,631)	(7.6)%	(669,308)	n/m
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(10,665)	(1.4)%	(5,721)	(0.4)%	(4,944)	86.4%
Net loss attributable to BRC Group Holdings, Inc.	(764,274)	(102.4)%	(99,910)	(7.2)%	(664,364)	n/m
Preferred stock dividends	8,060	1.1%	8,057	0.6%	3	—%
Net loss available to common shareholders	$(772,334)	(103.5)%	$(107,967)	(7.8)%	$(664,367)	n/m
n/m - Not applicable or not meaningful.

Revenues
The table below and the discussion that follows are based on how we analyze our business.

	Year Ended December 31, 2024		Year Ended December 31, 2023		Change
	Amount	%	Amount	%	Amount	%
Services and fees:
Capital Markets segment	$192,499	25.8%	$249,036	18.0%	$(56,537)	(22.7)%
Wealth Management segment	197,468	26.4%	193,487	13.9%	3,981	2.1%
Communications segment	289,435	38.8%	330,952	23.8%	(41,517)	(12.5)%
E-Commerce segment	13,855	1.9%	—	—%	13,855	100.0%
All Other	90,047	12.1%	47,992	3.5%	42,055	87.6%
Subtotal	783,304	105.0%	821,467	59.2%	(38,163)	(4.6)%

Trading (loss) income:
Capital Markets segment	(60,285)	(8.1)%	16,845	1.2%	(77,130)	n/m
Wealth Management segment	3,278	0.4%	4,758	0.3%	(1,480)	(31.1)%
Subtotal	(57,007)	(7.7)%	21,603	1.5%	(78,610)	n/m

Fair value adjustments on loans:
Capital Markets segment	(325,498)	(43.6)%	20,225	1.5%	(345,723)	n/m

Interest income - loans:
Capital Markets segment	54,141	7.3%	123,244	8.9%	(69,103)	(56.1)%

Interest income - securities lending:
Capital Markets segment	70,862	9.5%	161,652	11.6%	(90,790)	(56.2)%

Sale of goods:
Communications segment	5,589	0.7%	6,737	0.5%	(1,148)	(17.0)%
Consumer Products segment	202,597	27.1%	233,202	16.8%	(30,605)	(13.1)%
E-Commerce segment	10,646	1.4%	—	—%	10,646	100.0%
All Other	1,787	0.3%	364	—%	1,423	n/m
Subtotal	220,619	29.5%	240,303	17.3%	(19,684)	(8.2)%

Total revenues	$746,421	100.0%	$1,388,494	100.0%	$(642,073)	(46.2)%
n/m - Not applicable or not meaningful.
Total revenues decreased approximately $642.1 million to $746.4 million during the year ended December 31, 2024 from $1.4 billion during the year ended December 31, 2023. The decrease in revenues during the year ended December 31, 2024 was primarily due to a decrease in fair value adjustments on loans of $345.7 million, decrease in interest income from securities lending of $90.8 million, higher trading losses of $78.6 million, decrease in interest income from loans of $69.1 million, lower revenue from services and fees of $38.2 million, and lower revenue from sale of goods of $19.7 million. The $345.7 million decrease in fair value adjustments related to loans was primarily driven by unfavorable changes in fair value adjustments of $222.9 million related to the loan to Vintage Capital Management, LLC, $72.2 million related to the loan to Conn’s, $26.2 million related to Core Scientific, Inc., $13.9 million related to the loan to Freedom VCM, and the remaining decrease in fair value adjustments of $10.5 million related to other loans. The decrease in revenue from services and fees of $38.2 million was primarily due to decreases of $56.5 million in the Capital Markets segment and $41.5 million in the

Communications segment, partially offset by increases of $42.1 million in All Other, $13.9 million in the E-Commerce segment and $4.0 million in the Wealth Management segment.
Revenues from services and fees in the Capital Markets segment decreased approximately $56.5 million, to $192.5 million during the year ended December 31, 2024 from $249.0 million during the year ended December 31, 2023. The decrease in revenues was primarily due to decreases in revenue of $36.1 million in corporate finance, consulting, and investment banking fees, $9.5 million in commission fees, $6.7 million in dividends, $3.0 million in interest income and $2.0 million in other income, partially offset by an increase of $0.7 million in asset management fees.
Revenues from services and fees in the Wealth Management segment increased $4.0 million, to $197.5 million during the year ended December 31, 2024 from $193.5 million during the year ended December 31, 2023. The increase in revenues was primarily due to increases in revenue of $3.2 million from wealth and asset management fees, and $1.3 million in other income, partially offset by a decrease of $0.5 million in commission fees.
Revenues from services and fees in the Communications segment decreased approximately $41.5 million to $289.4 million during the year ended December 31, 2024 from $331.0 million during the year ended December 31, 2023. The decrease in revenues was primarily due to a decrease of $40.4 million in subscription services partially due to $18.8 million from the Lingo/Bullseye carrier business which was divested in the third quarter of 2024 and other revenue of $1.1 million. We expect Communications segment revenue to continue to decline year over year.
Revenues from services and fees in the E-Commerce segment were $13.9 million during the year ended December 31, 2024. These revenues include commission fees from Nogin, which we acquired in the second quarter of 2024.
Revenues from services and fees in All Other increased by approximately $42.1 million to $90.0 million during the year ended December 31, 2024 from $48.0 million during the year ended December 31, 2023. These revenues include merchandise rental fees and sales from bebe in which we acquired a controlling interest during the fourth quarter of 2023, and the operations of a regional environmental services business and a landscaping business that we acquired in 2022. Revenues from services and fees in All Other increased by approximately $39.3 million related to merchandise rental fees from bebe, $10.1 million related to the operations of the regional environmental services business, and $0.6 million in other income, partially offset by a decrease of $8.0 in revenues from the landscaping business, which was sold in the third quarter of 2023.
Trading (loss) income decreased $78.6 million to a loss of $57.0 million during the year ended December 31, 2024 compared to income of $21.6 million during the year ended December 31, 2023. This was primarily due to decreases of $77.1 million in the Capital Markets segment and $1.5 million in the Wealth Management segment. The loss of $57.0 million during the year ended December 31, 2024 was primarily due to $64.6 million in realized loss on Freedom VCM.
The decrease in fair value adjustment of $345.7 million on our loans receivable during the year ended December 31, 2024 was primarily driven by unfavorable changes in fair value adjustments of $222.9 million related to the loan to VCM, $72.2 million related to the loan to Conn’s, $26.2 million related to Core Scientific, Inc., $13.9 million related to the loan to Freedom VCM, and the remaining decrease in fair value adjustments of $10.5 million related to other loans.
Interest income from loans decreased $69.1 million to $54.1 million during the year ended December 31, 2024 from $123.2 million during the year ended December 31, 2023. The decrease was due to a reduction in loan receivable balances from $532.4 million as of December 31, 2023 to $90.1 million as of December 31, 2024.
Interest income from securities lending decreased $90.8 million to $70.9 million during the year ended December 31, 2024 from $161.7 million during the year ended December 31, 2023. The decrease was due to a decrease in the securities borrowed balance from $2.9 billion as of December 31, 2023 to $43.0 million as of December 31, 2024 and business decline due to counterparties constraining their business activity with the Company.
Revenues from the sale of goods decreased $19.7 million to $220.6 million during the year ended December 31, 2024 from $240.3 million during the year ended December 31, 2023. The decrease in revenues from sale of goods was primarily due to decreases of $30.6 million from the Consumer Products segment due to a decrease in computer and peripheral sales worldwide and a decrease of $1.1 million from the Communications segment, partially offset by increases of $10.6 million from the E-Commerce segment, consisting of sale of goods from Nogin, which we acquired in the second quarter of 2024 and $1.4 million from All Other, consisting of sale of goods from bebe, in which we acquired a controlling interest and consolidated during the fourth quarter of 2023.

Operating Expenses
Direct cost of services
Direct costs decreased $0.2 million to $213.9 million during the year ended December 31, 2024 from $214.1 million during the year ended December 31, 2023. The decrease in direct costs of services was primarily attributable to a decrease of $18.7 million in the Communications segment, mostly offset by increases of $12.1 million in All Other, primarily from bebe which we acquired a controlling interest and consolidated during the fourth quarter of 2023, and $6.4 million in the E-Commerce segment from Nogin, which we acquired in the second quarter of 2024.
Cost of goods sold
Cost of goods sold during the year ended December 31, 2024 decreased by $5.2 million to $167.6 million, from $172.8 million during the year ended December 31, 2023. The decrease of $5.2 million is primarily comprised of a decrease in cost of goods sold of $12.0 million in the Consumer Products segment and $1.8 million in the Communications segment, partially offset by increases of $7.0 million from the E-Commerce segment consisting of Nogin, which we acquired in the second quarter of 2024, and $1.6 million from All Other and consisting of bebe, which we acquired a controlling interest and consolidated during the fourth quarter of 2023.
Selling, general and administrative expenses
Selling, general and administrative expenses during the years ended December 31, 2024 and 2023 were comprised of the following:

	Year Ended December 31, 2024		Year Ended December 31, 2023		Change
	Amount	%	Amount	%	Amount	%
Capital Markets segment	$181,699	26.3%	$228,991	32.5%	$(47,292)	(20.7)%
Wealth Management segment	194,316	28.2%	195,087	27.7%	(771)	(0.4)%
Communications segment	94,084	13.6%	109,583	15.6%	(15,499)	(14.1)%
Consumer Products segment	69,515	10.1%	77,147	10.9%	(7,632)	(9.9)%
E-Commerce segment	25,310	3.7%	—	—%	25,310	100.0%
Corporate and Other	124,486	18.1%	93,865	13.3%	30,621	32.6%
Total selling, general & administrative expenses	$689,410	100.0%	$704,673	100.0%	$(15,263)	(2.2)%
Total selling, general and administrative expenses decreased $15.3 million to $689.4 million during the year ended December 31, 2024 from $704.7 million during the year ended December 31, 2023. The decrease of $15.3 million in selling, general and administrative expenses was due to decreases of $47.3 million in the Capital Markets segment, $15.5 million in the Communications segment, $7.6 million in the Consumer Products segment, and $0.8 million in the Wealth Management segment, mostly offset by increases of $25.3 million in the E-Commerce segment and $30.6 million in Corporate and Other.
Capital Markets
Selling, general and administrative expenses in the Capital Markets segment decreased by $47.3 million to $181.7 million during the year ended December 31, 2024 from $229.0 million during the year ended December 31, 2023. The decrease was primarily due to decreases of $31.0 million in employee compensation and benefits, which primarily related to decreases in share based compensation, salaries, commissions and bonuses, $15.0 million in professional services, of which $12.9 million related to an advisory agreement which ended in August of 2023, $3.3 million in clearing and execution charges, $2.8 million in investment banking deal expenses, and $1.1 million in occupancy and related expenses, partially offset by an increase of $4.9 million in change in fair value of contingent consideration and increase of $1.0 million in foreign currency fluctuations.
An advisory agreement was terminated in August 2023 in connection with the FRG take private transaction, as more fully described in Note 2(t) to the consolidated financial statements, and there was no expense during the year ended

December 31, 2024 as compared to the prior year when the expense totaled $12.9 million. For any given reporting period in 2023, the advisory agreement would result in an expense being reported in selling, general and administrative expenses when realized and unrealized gains on certain invested balances in the Company’s broker-dealer subsidiary exceeded a minimum return on the invested balances during such period; in addition, a decrease in the invested balance in value during such reporting period would result in the reporting of a credit to selling, general and administrative expense. During the year ended December 31, 2023, the Company recorded an advisory fee of $12.9 million in accordance with the advisory agreement due to the realized and unrealized gains earned.
Wealth Management
Selling, general and administrative expenses in the Wealth Management segment decreased by $0.8 million to $194.3 million during the year ended December 31, 2024 from $195.1 million during the year ended December 31, 2023. The decrease was primarily due to decreases of $2.5 million in occupancy and related expenses, $2.1 million in other expenses, and $0.6 million in change in fair value of contingent consideration, partially offset by an increase of $4.4 million in employee compensation and benefits, primarily related to commissions paid.
Communications
Selling, general and administrative expenses in the Communications segment decreased by $15.5 million to $94.1 million during the year ended December 31, 2024 from $109.6 million during the year ended December 31, 2023. The decrease was primarily due to decreases of $9.7 million in employee compensation and benefits, due to lower headcount, $4.4 million in depreciation and amortization expenses due to items being fully amortized, $1.8 million in regulatory taxes due to receiving credits, and $1.7 million in occupancy and related expenses, partially offset by an increase of $1.3 million in professional services and $0.8 million in other expenses. The decrease in employee compensation and benefits and other expenses was primarily due to cost savings in 2024 resulting from the implementation of cost savings programs in the second half of 2023 that included a reduction in headcount and other operating expenses and sale of the Lingo carrier business in the third quarter of 2024.
Consumer Products
Selling, general and administrative expenses in the Consumer Products segment decreased by $7.6 million to $69.5 million during the year ended December 31, 2024 from $77.1 million during the year ended December 31, 2023. The decrease was primarily due to decreases of $1.9 million in depreciation and amortization expense due to items being fully amortized, $1.5 million in professional services, $1.4 million in employee compensation and benefits due to reduced headcount and a reversal of performance based shares in the prior year, $0.7 million in travel and entertainment expenses, and $0.7 million in marketing costs, and $1.4 million in other expenses.
E-Commerce
Selling, general and administrative expenses for the E-Commerce segment increased by $25.3 million during the year ended December 31, 2024 from Nogin which was acquired in the second quarter of 2024.
Corporate and Other
Selling, general and administrative expenses for the Corporate and Other category increased $30.6 million to $124.5 million during the year ended December 31, 2024 from $93.9 million during the year ended December 31, 2023. The increase was primarily due to increases of $16.6 million in professional services, of which $2.2 million was attributable to new acquisitions, and $6.7 million in occupancy related expenses, of which $6.6 million was attributable to new acquisitions, partially offset by a decrease of $1.2 million in employee compensation and benefits, of which $16.0 million primarily related to decreases in share based compensation and other variable compensation, mostly offset by an increase of $14.8 million attributable to new acquisitions. Other selling, general and administrative expenses increased $7.6 million from bebe, which we acquired a controlling interest and consolidated during the fourth quarter of 2023, $2.1 million from the regional environmental services business, $3.9 million in transaction costs, $1.7 million in legal settlements, and $0.6 million in other expenses. These increases in other selling, general and administrative expenses were partially offset by $2.1 million related to the landscaping business that was sold in 2023, decreases of $4.1 million in foreign currency fluctuations, and a $1.3 million change in the fair value of contingent consideration.

Impairment of goodwill and other intangible assets. We recognized impairment charges of $105.4 million during the year ended December 31, 2024. We performed an interim impairment test as of June 30, 2024 and annual impairment tests as of December 31 2024, as further discussed in Note 10 of the consolidated financial statements. Based on the results of the impairment tests, we recorded non-cash impairment charges of $26.7 million related to goodwill and $5.0 million related to tradenames in the Consumer Products segment and $57.7 million related to goodwill and $16.0 million related to other intangible assets in the E-Commerce segment. We recognized impairment charges of $70.3 million during the year ended December 31, 2023. We performed an interim impairment test as of September 30, 2023 and a year-end impairment test as of December 31, 2023, as further discussed in Note 10 of the consolidated financial statements. Based on the results of the impairment tests, we recorded a non-cash impairment charge of $68.6 million consisting of a goodwill impairment charge of $53.1 million and a tradename impairment charge of $15.5 million in the Consumer Products segment. We previously recognized $1.7 million in impairment in the second quarter of 2023 for a tradename in the Capital Markets segment that we no longer use.
Interest expense - Securities lending and loan participations sold. Interest expense - Securities lending and loan participation sold decreased $79.3 million to $66.1 million during the year ended December 31, 2024 from $145.4 million during the year ended December 31, 2023. The decrease was due to a decrease in the securities loaned and loan participations sold balances from $2.9 billion as of December 31, 2023 to $33.9 million as of December 31, 2024 as a result of a decline in our securities lending activities due to counterparties constraining their business activity with the Company.
Other Income (Expense). Other income included interest income of $3.6 million during the year ended December 31, 2024 compared to $3.9 million during the year ended December 31, 2023. Dividend income was $4.5 million during the year ended December 31, 2024 compared to $12.7 million during the year ended December 31, 2023, due to sales of securities investments, $5.4 million of which was related to Synchronoss Technologies, Inc. ("Synchronoss") as more fully discussed in Note 2(t) to the consolidated financial statements. Realized and unrealized losses on investments were $263.7 million during the year ended December 31, 2024 compared to $162.1 million during the year ended December 31, 2023. The change was primarily due to a decrease in overall values of our investments. Change in fair value of financial instruments and other in the amount of $4.8 million during the year ended December 31, 2024 was primarily due to $2.5 million of gain on the sale of a retail location. Change in fair value of financial instruments and other in the amount of $4.0 million during the year ended December 31, 2023 was primarily due to losses on remeasurement of the bebe equity method investment of $12.9 million recorded in the third quarter of 2023, partially offset by a $9.3 million gain on the sale of certain assets related to our landscaping business. Gain on bargain purchase of $15.9 million during the year ended December 31, 2023 was related to the acquisition of a majority interest in bebe in the fourth quarter of 2023. Income from equity method investments was zero during the year ended December 31, 2024 compared to a loss of $0.2 million during the year ended December 31, 2023. Loss on extinguishment of debt was $18.7 million during the year ended December 31, 2024 compared to $5.4 million during the year ended December 31, 2023. The loss on extinguishment of debt was primarily from accelerated paydowns of the Nomura facility.
Interest expense was $133.3 million during the year ended December 31, 2024 compared to $156.2 million during the year ended December 31, 2023. The decrease in interest expense was due to lower debt balances during the year ended December 31, 2024. The decreases in interest expense primarily consisted of $14.4 million from the Capital Markets segment, $2.3 million from the Communications segment, $3.7 million from the Consumer Products segment and $3.7 million from Corporate and other, partially offset by an increase of $1.1 million from the E-Commerce segment.
Loss from Continuing Operations Before Income Taxes. Loss from continuing operations before income taxes increased $684.1 million to a loss of $900.4 million during the year ended December 31, 2024 from a loss of $216.3 million during the year ended December 31, 2023. The change was primarily due to a decrease in revenues of approximately $642.1 million, a change in realized and unrealized losses on investments and fair value adjustments of $101.6 million, a 2023 gain on bargain purchase of $15.9 million, an increase in loss on extinguishment of debt of $13.3 million, a decrease in dividend income of $8.3 million, and a decrease in interest income of $0.3 million, partially offset by a decrease in operating expenses of $65.5 million, a decrease in interest expense of $22.9 million, an increase to change in fair value of financial instruments and other of $8.8 million and an increase in income from equity method investments of $0.2 million.
(Provision for) Benefit from Income Taxes. Provision for income taxes was $22.0 million during the year ended December 31, 2024 compared to a benefit from income taxes of $39.1 million during the year ended December 31, 2023. The effective income tax rate was expense of 2.4% during the year ended December 31, 2024 as compared to a benefit of

18.1% during the year ended December 31, 2023.The provision for income taxes and the effective income tax rate were unfavorably impacted as a result of an increase in the valuation allowance for deferred tax assets in 2024.
Loss from Continuing Operations. Loss from continuing operations was $922.4 million during the year ended December 31, 2024 compared to a loss of $177.2 million during the year ended December 31, 2023. The change was due to a change in operating (loss) income of $576.6 million, an increase in realized and unrealized losses on investments of $101.6 million, a change in provision for income taxes of $61.1 million, a 2023 gain on bargain purchase of $15.9 million, an increase in loss on extinguishment of debt of $13.3 million, a decrease of $8.3 million in dividend income, and a decrease of $0.3 million in interest income, partially offset by a decrease in interest expense of $22.9 million, an increase to change in fair value of financial instruments and other of $8.8 million and an increase in income from equity method investments of $0.2 million.

Income from Discontinued Operations, Net of Income Taxes. On October 25, 2024, we and our subsidiary bebe completed a transaction for our brand assets yielding approximately $236.0 million in cash proceeds. The results have been presented as discontinued operations for the year ended December 31, 2024. Loss from discontinued operations, net of tax for Brands Transaction was $109.6 million during the year ended December 31, 2024 compared to income from discontinued operations of $48.6 million during the year ended December 31, 2023. The loss from discontinued operations is primarily due to realized and unrealized losses incurred on the brand equity investments during the year ended December 31, 2024 from the planned securitization transaction and sale of equity investments by the Company’s majority owned subsidiary bebe, as more fully discussed in Note 4 to the consolidated financial statements.
On November 15, 2024, we completed the sale of our Great American Group and its results have been presented as discontinued operations for the year ended December 31, 2024. Income from discontinued operations, net of tax, for Great American Group was $235.6 million for the year ended December 31, 2024, compared to income from discontinued operations, net of tax, of $6.0 million during the year ended December 31, 2023. The $229.6 million favorable variance was primarily driven by the $258.3 million gain recognized from the sale of the Great American Group, partially offset by a $31.8 million decrease in operating income driven by lower sales of goods. Refer to Note 4 to the consolidated financial statements for additional information.
On June 27, 2025, we signed an equity purchase agreement to sell all of the membership interests of GlassRatner and Farber, and their results have been presented as discontinued operations for the year ended December 31, 2024. Income from discontinued operations, net of tax for GlassRatner and Farber was $21.6 million for the year ended December 31, 2024, compared to income from discontinued operations, net of tax, of $17.0 million during the year ended December 31, 2023. The $4.6 million favorable variance was primarily driven by an increase in operating income due to higher revenues from services and fees. Refer to Note 4 to the consolidated financial statements for additional information.
Net Loss Attributable to Noncontrolling Interest and Redeemable Noncontrolling Interests. Net loss attributable to noncontrolling interests and redeemable noncontrolling interests represents the proportionate share of net income generated by membership interests of partnerships that we do not own. The net loss attributable to noncontrolling interests and redeemable noncontrolling interests was $10.7 million during the year ended December 31, 2024 compared to loss of $5.7 million during the year ended December 31, 2023.
Net Loss Attributable to the Company. Net loss attributable to the Company during the year ended December 31, 2024 was $764.3 million compared to net loss attributable to the Company of $99.9 million during the year ended December 31, 2023. The change was primarily due to a decrease in operating income of $576.6 million, a change in realized and unrealized losses on investments and fair value adjustments of $101.6 million, a change in the provision for income taxes of $61.1 million, a 2023 gain on bargain purchase of $15.9 million, an increase in loss on extinguishment of debt of $13.3 million, a decrease in dividend income of $8.3 million, a change in net loss attributable to noncontrolling interests and redeemable noncontrolling interests of $4.9 million, and a decrease in interest income of $0.3 million, partially offset by a decrease in interest expense of $22.9 million, an increase in change in fair value of financial instruments and other of $8.8 million, and an increase in income from equity method investments of $0.2 million.
Preferred Stock Dividends. Preferred stock dividends were $8.1 million during the years ended December 31, 2024 and 2023. Dividends on the Series A preferred paid during the years ended December 31, 2024 and 2023 were $0.4296875 per depository share. Dividends on the Series B preferred paid during the years ended December 31, 2024 and 2023 were $0.4609375 per depository share. On January 21, 2025, the Company announced that it had temporarily suspended dividends on its Series A and B Preferred Stock. Unpaid dividends will accrue until paid in full.

Net Loss Available to Common Shareholders. Net loss available to common shareholders during the year ended December 31, 2024 was $772.3 million compared to net loss available to common shareholders of $108.0 million during the year ended December 31, 2023. The change was primarily due to a decrease in operating income of $576.6 million, a change in realized and unrealized losses on investments of $101.6 million, a change in the provision for income taxes of $61.1 million, a 2023 gain on bargain purchase of $15.9 million, an increase in loss on extinguishment of debt of $13.3 million, a decrease in dividend income of $8.3 million, a change in net loss attributable to noncontrolling interests and redeemable noncontrolling interests of $4.9 million, and a decrease in interest income of $0.3 million, partially offset by a decrease in interest expense of $22.9 million, an increase in change in fair value of financial instruments and other of $8.8 million, and an increase in income from equity method investments of $0.2 million.
Liquidity and Capital Resources
Our operations are funded through a combination of existing cash on hand, cash generated from operations, borrowings under our senior notes payable, term loans and credit facilities, and special purposes financing arrangements. During the years ended December 31, 2024 and 2023, we generated net loss attributable to the Company of $764.3 million and net loss attributable to the Company of $99.9 million, respectively. The Company operates a number of businesses in its segments that provide steady cash flows and operating income throughout the year. However, our cash flows and profitability are impacted by capital market engagements.
As of December 31, 2024, we had $146.9 million of unrestricted cash and cash equivalents, $100.5 million of restricted cash, $282.3 million of securities and other investments, at fair value, $90.1 million of loans receivable, at fair value, and $1.8 billion of borrowings outstanding. The borrowings outstanding of $1.8 billion as of December 31, 2024 included $1.5 billion of borrowings from the issuance of the series of senior notes that are due at various dates ranging from February 28, 2025 to August 31, 2028 with interest rates ranging from 5.00% to 6.50%, $199.4 million in term loans borrowed pursuant to the Targus, Lingo, BRPI Acquisition Co LLC (“BRPAC"), and Nomura credit agreements discussed below, $16.3 million of revolving credit facility under the Targus credit facility discussed below, and $28.0 million of notes payable.
As more fully described in Note 25 – Subsequent Events, we entered into a new term loan facility on February 26, 2025 with Oaktree affiliated companies, with a maturity date of February 26, 2028 and the proceeds were primarily used to repay all amounts outstanding under the Nomura Credit Agreement as more fully described in Note 13 – Term Loans and Revolving Credit Facility.

We completed the Brands Transaction in October 2024 and the Great American Group Transaction in November 2024 as more fully discussed in Note 4. The proceeds from these transactions were used for general working capital purposes, make principal payments on the term loan with Nomura, and retire all of the $145.2 million of outstanding 6.375% senior notes due February 28, 2025. We also completed the sale of the Company’s majority owned subsidiary Atlantic Coast Recycling, LLC on March 3, 2025 for proceeds of approximately $68.6 million (the “Atlantic Coast Transaction”) and the sale of part of Wealth Management business for $26.0 million (the “Wealth Transaction”) as more fully described in Note 4 and the sale of the Company’s financial consulting business for $117.8 million on June 27, 2025.

From March 26, 2025 to July 11, 2025, we completed five private exchange transactions with an institutional investors pursuant to which approximately $115.8 million of aggregate principal amount of the Company’s 5.50% Senior Notes due March 2026, approximately $2.1 million aggregate principal amount of 6.50% Senior Notes due September 2026, approximately $146.4 million aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, approximately $51.1 million aggregate principal amount of the Company’s 6.00% Senior Notes due January 2028, and approximately $39.5 million aggregate principal amount of the Company’s 5.25% Senior Notes due August 2028 (collectively, the “Exchanged Notes”) owned by the investors were exchanged for approximately $228.4 million aggregate principal amount of New Notes, whereupon the Exchanged Notes were cancelled.

After the completion of the Exchanged Notes described above, we have approximately $100,818 of 5.50% Senior Notes due March 31, 2026 as more fully described in Note 14 – Senior Notes Payable. We believe that the current cash and cash equivalents, securities and other investments owned, funds available under our credit facilities, cash expected to be generated from operating activities and proceeds received from the Atlantic Coast Transaction, the Wealth Management Transaction and the sale of the Company’s financial consulting business will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months from issuance date of the accompanying financial statements.

Due to the fact that we are no longer a well-known seasoned issuer and no longer eligible to file a short form registration statement with the SEC, accessing the capital markets could take longer and cost more than would otherwise be the case. We continue to monitor our financial performance to ensure sufficient liquidity to fund operations and execute on our business plan.
Cash Flow Summary
Following is a summary of our cash flows provided by (used in) operating activities, investing activities and financing activities during the years ended December 31, 2024 and 2023.
Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

	Year Ended December 31,
	2024	2023
	(Dollars in thousands)
Net cash provided by (used in):
Operating activities	$263,551	$24,502
Investing activities	440,534	301,174
Financing activities	(671,947)	(365,923)
Effect of foreign currency on cash	(9,301)	3,160
Net increase (decrease) in cash, cash equivalents and restricted cash	$22,837	$(37,087)
Cash provided by operating activities was $263.6 million during the year ended December 31, 2024 compared to cash provided by operating activities of $24.5 million during the year ended December 31, 2023. Cash provided by operating activities during the year ended December 31, 2024 included a net loss of $774.9 million adjusted for noncash items of $323.7 million and changes in operating assets and liabilities of $714.8 million. Noncash items of $323.7 million included fair value adjustments of $327.6 million, impairment of goodwill and tradenames of $105.4 million, depreciation and amortization of $45.4 million, deferred income taxes of $25.9 million, share-based compensation of $19.1 million, loss on extinguishment of debt of $19.2 million, depreciation of rental merchandise of $15.1 million, provision for credit losses of $6.0 million, income allocated to and fair value adjustment for mandatorily redeemable noncontrolling interests of $1.2 million, and dividends from equity method investments of $0.2 million, partially offset by gain on disposal of discontinued operations of $217.5 million, non-cash interest and other of $23.3 million, effect of foreign currency on operations of $0.2 million, and gain on sale of business, disposal of fixed assets, and other of $0.2 million. Cash provided by operating activities during the year ended December 31, 2023 included net loss of $105.6 million adjusted for noncash items of $97.5 million and changes in operating assets and liabilities of $32.7 million. Noncash items of $97.5 million included impairment of goodwill and tradenames of $70.3 million, depreciation and amortization of $49.6 million, share-based compensation of $45.1 million, provision for credit losses of $7.1 million, loss on extinguishment of debt of $5.3 million, depreciation of rental merchandise of $4.1 million, income allocated to and fair value adjustment for mandatorily redeemable noncontrolling interests of $1.8 million, dividends from equity method investments of $0.4 million, and income from equity method investments of $0.2 million, partially offset by deferred income taxes of $40.9 million, gain on bargain purchase of $15.9 million, fair value adjustments of $10.7 million, non-cash interest and other of $9.7 million, gain on sale of business, disposal of fixed assets, and other of $9.0 million, and effect of foreign currency on operations of $0.3 million.
Cash provided by investing activities was $440.5 million during the year ended December 31, 2024 compared to cash provided by investing activities of $301.2 million during the year ended December 31, 2023. During the year ended December 31, 2024, cash provided by investing activities consisted of cash received from sale of Brands Interests of $234.1 million, sale of Great American Group of $167.1 million, loans receivable repayment of $149.0 million, sale of loans receivable of $31.0 million, proceeds from loan participations sold of $6.0 million, and proceeds from sale of business and other of $0.3 million, partially offset by cash used for purchases of loans receivable of $118.7 million, acquisition of businesses of $19.1 million, purchases of property and equipment and intangible assets of $8.0 million, and purchases of equity method investments of $1.1 million. During the year ended December 31, 2023, cash provided by investing activities consisted of cash received from loans receivable repayment of $606.7 million, funds received from trust account of subsidiary of $175.8 million, sale of loans receivable of $85.0 million, and proceeds from sale of business and other of $17.5 million, partially offset by cash used for purchases of loans receivable of $545.0 million, acquisition of businesses of $26.2 million, purchases of property and equipment and intangible assets of $7.7 million, and purchases of equity method investments of $4.9 million.

Cash used in financing activities was $671.9 million during the year ended December 31, 2024 compared to cash used in financing activities of $365.9 million during the year ended December 31, 2023. During the year ended December 31, 2024, cash used in financing activities primarily consisted of repayment on our term loans of $444.8 million, redemption of senior notes of $140.5 million, repayment of our revolving line of credit of $116.7 million, payment of dividends on our common shares of $33.7 million, payment for contingent consideration of $12.9 million, distributions to noncontrolling interests of $10.7 million, payment of dividends on our preferred shares of $8.1 million, repayment of our notes payable and other of $6.7 million, payment of debt issuance and offering costs of $3.5 million, and ESPP and payment of employment taxes on vesting of restricted stock of $3.2 million, partially offset by proceeds from revolving line of credit of $89.3 million, proceeds from notes payable of $15.0 million, contributions from noncontrolling interests of $3.9 million and proceeds from exercise of warrants of $0.7 million. During the year ended December 31, 2023, cash used in financing activities primarily consisted of repayment on our term loans of $520.8 million, repayment of our revolving line of credit of $303.0 million, redemption of subsidiary temporary equity and distributions of $175.8 million, payment of dividends on our common shares of $141.1 million, repurchase of our common stock of $69.5 million, redemption of senior notes of $58.9 million, payment of debt issuance costs of $28.0 million, repayment of our notes payable of $13.8 million, payment of dividends on our preferred shares of $8.1 million, payment of employment taxes on vesting of restricted stock of $7.6 million, distribution to noncontrolling interests of $6.5 million, and payment for contingent consideration of $1.9 million, partially offset by proceeds from term loans of $628.2 million, proceeds from revolving line of credit of $219.2 million, proceeds from our offering of common stock of $115.0 million, contributions from noncontrolling interests of $6.1 million, proceeds from our offering of preferred stock of $0.5 million, and proceeds from issuance of senior notes of $0.2 million.
Credit Agreements
Targus Credit Agreement
On October 18, 2022, Targus Borrower, among others, entered into a credit agreement (“Targus Credit Agreement”) with PNC Bank, National Association (“PNC”), as agent and security trustee for a five-year $28.0 million term loan and a five-year $85.0 million revolver loan, which was used to finance part of the acquisition of Targus. The final maturity date is October 18, 2027.
The Targus Credit Agreement was secured by substantially all Targus assets as collateral defined in the Targus Credit Agreement which assets had an aggregate value of approximately $176.6 million including $39.1 million of accounts receivable and $57.5 million of inventory as of December 31, 2024. The Targus Credit Agreement contained certain covenants, including those limiting the Targus Borrower’s ability to incur certain indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. The Targus Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default were to have occurred, the agent would have been entitled to take various actions, including the acceleration of amounts outstanding under the Targus Credit Agreement. On October 31, 2023 and February 20, 2024, the Company entered into Amendment No. 1 and Amendment No. 2 to the Targus Credit Agreement, which, among other things, modified the fixed charge coverage ratio (the “FCCR”) and the minimum earnings before interest, taxes, depreciation, and amortization ("EBITDA") requirements which waived the financial covenant breaches for the periods ended September 30, 2023 and December 31, 2023, respectively. Amendment No. 2 also provided, among other things, with a cure right for the Company to provide a capital contribution to Targus in the event of a financial covenant breach (the "Keepwell"). For the period ended September 30, 2023, the FCCR covenant was not fulfilled in accordance with the Targus Credit Agreement, and for the period ended December 31, 2023, the FCCR and minimum EBITDA covenant was not fulfilled in accordance with the Targus Credit Agreement. However, the amendments to the Targus Credit Agreement and the capital contributions made to the subsidiary cured the covenant breaches. On June 27, 2024 the Company entered into Amendment No. 3 to the Targus Credit Agreement to replace the terminating Canadian benchmark interest rate with the Term CORRA Reference Rate. For the period ended June 30, 2024, the minimum EBITDA covenant was also breached. On August 14, 2024, the Company contributed $1.6 million to Targus to cure a minimum EBITDA financial covenant requirement for the period ended June 30, 2024. For the period ended September 30, 2024, the minimum EBITDA covenant was also breached. On November 7, 2024, the Company entered into Amendment No. 4 to the Targus Credit Agreement, which among other things, reduced revolving loan sub-limits, modified the FCCR covenant, removed the minimum EBITDA requirement, imposed a minimum undrawn availability covenant, and modified the terms of the Keepwell. Amendment No. 4 to the Targus Credit Agreement also waived the September 30, 2024 minimum EBITDA covenant breach. Concurrently with the effectiveness of Amendment No. 4 to the Targus Credit

Agreement, the Company repaid the outstanding balance of the term loan in full with $2.1 million of revolver loan advances and $7.5 million of cash from the Company.
On May 9, 2025, the Targus Borrower entered into Amendment No. 5 to the Targus Credit Agreement, which among other things, (i) required quarterly repayments of revolver loan advances in an amount equal to $2.5 million commencing on September 30, 2025 and continuing until the total outstanding amount thereunder is paid in full, (ii) reduced the maximum revolving commitments from $30.0 million to $25.0 million, (iii) required the repayment of $5.0 million of outstanding revolving advances and (iv) requires that the Targus Borrower pay a deferred amendment fee of $1.0 million in the event the Company is unable to refinance the obligations under the Targus Credit Agreement by July 31, 2025. On July 25, 2025, the Targus Borrower entered into Amendment No. 6 to the Targus Credit Agreement, which among other things, (i) reduced the deferred amendment fee of $1.0 million to $0.2 million, due and payable on July 25, 2025, and (ii) requires that the Targus Borrower pay an additional deferred amendment fee of $0.9 million in the event the Company is unable to refinance the Targus Credit Agreement by August 15, 2025. On August 15, 2025, the Targus Borrower entered into Amendment No. 7 to the Targus Credit Agreement, which among other things, (i) required the Targus Borrower to pay an additional deferred amendment fee of $0.1 million in the event the Targus Borrower is unable to refinance the Targus Credit Agreement by August 15, 2025, and (ii) requires the Targus Borrower to pay an additional deferred amendment fee of $0.9 million in the event the Targus Borrower is unable to refinance the Targus Credit Agreement by August 20, 2025.
In connection with the above amendments to the Targus Credit Agreement, the Company entered into Amendment No. 2 to the Keepwell on May 9, 2025, Amendment No. 3 to the Keepwell on July 25, 2025, and Amendment No. 4 to the Keepwell on August 15, 2025, which among other things, modified the conditions under which, if satisfied, the Company would be required to make certain capital contributions to the Targus Borrower.
On August 20, 2025, the Company entered into the new Targus/FGI Credit Agreement to refinance and repay all obligations under the existing Targus Credit Agreement, as more fully described below.
The Company is in compliance with all financial covenants with the Targus Credit Agreement, as amended, and no defaults or events of default, as defined in the credit agreement, were noted as of December 31, 2024.
The term loan bears interest on the outstanding principal amount equal to the term SOFR rate plus an applicable margin of 5.75%. The revolver loan consists of base rate loans that bear interest on the outstanding principal amount equal to the base rate plus an applicable margin of 3.00% and term rate loans that bear interest on the outstanding principal amount equal to the revolver SOFR rate plus an applicable margin of 4.00%.
As of December 31, 2024 and 2023, the outstanding balance on the term loan was zero and $17.8 million (net of unamortized debt issuance costs of $0.4 million), respectively. As of December 31, 2024 and 2023, the outstanding balance on the revolver loan was $16.3 million and $43.8 million, respectively. The average borrowings under the revolver loan was $21.4 million and $56.7 million during the year ended December 31 2024 and 2023, respectively. The amount available for borrowings under the Targus Credit Agreement was $5.4 million and $1.8 million at December 31, 2024, and 2023, respectively.

Interest expense on these loans during the years ended December 31, 2024 and 2023 was $4.2 million and $7.3 million (including amortization of deferred debt issuance costs and unused commitment fees of $1.0 million and $0.7 million), respectively. In connection with the principal payments made on the term loan during the year ended December 31, 2024, we recorded losses of the extinguishment of this debt in the amount of $0.8 million, which was included in the consolidated statements of operations in 2024. The interest rate on the term loan was 10.45% and 10.20% and the interest rate on the revolver loan ranged between 8.44% to 11.25% and between 8.45% to 11.25% as of December 31, 2024 and 2023, respectively. The weighted average interest rate on the revolver loan was 10.39% and 8.53% as of December 31, 2024 and 2023, respectively.
Targus/FGI Credit Agreement
On August 20, 2025, the Targus Borrower and the FGI Loan Parties entered into the Targus/FGI Credit Agreement with FGI, as agent and for a three-year $30.0 million revolving loan facility, the proceeds of which were used to refinance and repay all obligations under the existing Targus Credit Agreement with PNC. The final maturity date of the Targus/FGI Credit Agreement is August 20, 2028.
The Targus/FGI Credit Agreement is a revolving line of credit facility with a receivable purchase feature under which the purchase of eligible receivables is on a full recourse basis with each borrower retaining the risk of non-payment. The revolving loans bear interest at the greater of (a) 5.25% per annum or (b) 3.00% above the term SOFR for a period of 1 month plus 10 basis points, plus (c) 0.30% per month collateral management fee.
The Targus/FGI Credit Agreement is secured by (i) a first priority perfected security interest in and a lien upon all of the assets of the FGI Loan Parties, and (ii) a pledge of all of the equity interests of the Targus Borrower and its direct and indirect subsidiaries. The Targus/FGI Credit Agreement contains certain covenants, including those limiting the FGI Loan Parties' ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. The Targus/FGI Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an uncured event of default occurs, FGI would be entitled to take various actions, including the acceleration of amounts outstanding under the Targus/FGI Credit Agreement.
As required under the Targus/FGI Credit Agreement, B. Riley Commercial Capital, LLC, a wholly owned subsidiary of the Company, entered into an amendment to an existing intercompany loan and security agreement to extend an additional subordinated loan to the Targus Borrower at the closing of the Targus/FGI Credit Agreement in the amount of $5.0 million increasing the aggregate principal amount of such loan from $5.0 million to $10.0 million.
Lingo Credit Agreement
On August 16, 2022, Lingo Management, (the “Lingo Borrower”), entered into a credit agreement (the “Lingo Credit Agreement”) by and among the Lingo Borrower, the Company as the secured guarantor, and Banc of California, N.A. in its capacity as administrative agent and lender, for a five-year $45.0 million term loan. This loan was used to finance part of the purchase of BullsEye by the Lingo Borrower. On September 9, 2022, the Lingo Borrower entered into the First Amendment to the Lingo Credit Agreement with Grasshopper Bank (the "New Lender") for an incremental term loan of $7.5 million, increasing the principal balance of the term loan to $52.5 million. On November 10, 2022, the Lingo Borrower entered into the Second Amendment to the Lingo Credit Agreement with KeyBank National Association for an incremental term loan of $20.5 million, increasing the principal balance of the term loan to $73.0 million.
The term loan bears interest on the outstanding principal amount equal to the term SOFR rate plus a margin of 3.00% to 3.75% per annum, depending on the consolidated total funded debt ratio as defined in the Lingo Credit Agreement, plus applicable spread adjustment. As of December 31, 2024 and 2023, the interest rate on the Lingo Credit Agreement was 7.91% and 8.70%, respectively.
The Lingo Credit Agreement is guaranteed by the Company and the Lingo Borrower's subsidiaries and secured by certain Lingo assets and equity interests as collateral which totals approximately $228.7 million defined in the Lingo Credit Agreement which includes $12.3 million of accounts receivable. The agreement contains certain covenants, including those limiting the Lingo Borrower's ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the Lingo Credit Agreement requires the Lingo Borrower to maintain certain financial ratios. The Lingo Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of amounts due under the Lingo Credit Agreement. We are in compliance with all financial covenants in the Lingo Credit Agreement as of December 31, 2024.
Principal outstanding is due in quarterly installments. The quarterly installments from March 31, 2025 to June 30, 2027 are in the amount of $3.7 million, and the remaining principal balance is due at final maturity on August 16, 2027.
As of December 31, 2024 and 2023, the outstanding balance on the term loan was $52.4 million (net of unamortized debt issuance costs of $0.6 million) and $63.2 million (net of unamortized debt issuance costs of $0.7 million), respectively. Interest expense on the term loan during the years ended December 31, 2024 was $5.8 million (including amortization of deferred debt issuance costs of $0.5 million), $6.4 million (including amortization of deferred debt issuance costs of $0.3 million) and $1.6 million (including amortization of deferred debt issuance costs of $0.1 million), respectively.
On January 6, 2025, as discussed below BRPAC entered into an amended and restated credit agreement (the “BRPAC Amended Credit Agreement”) with the Banc of California, in the capacity as agent and lender and with other lenders party thereto from time to time. A portion of the proceeds from the BRPAC Amended Credit Agreement were used to pay all outstanding principal amounts and accrued interest under the Lingo Credit Agreement and the Lingo Credit Agreement was effectively terminated upon repayment on January 6, 2025.
bebe Credit Agreement
As a result of the Company obtaining a majority ownership interest in bebe on October 6, 2023, bebe's credit agreement with SLR Credit Solutions (the “bebe Credit Agreement”) for a $25.0 million five-year term loan with a maturity date of August 24, 2026 is included in the Company's long-term debt. The term loan bears interest on the outstanding principal amount equal to the Term SOFR rate plus a margin of 5.50% to 6.00% per annum, depending on the total fixed charge coverage ratio as defined in the bebe Credit Agreement. As of December 31, 2023, the interest rate on the bebe Credit Agreement was 11.14%.
The bebe Credit Agreement is collateralized by a first lien on all bebe assets and pledges of capital stock including equity interests. The agreement contains certain covenants, including those limiting the borrower’s ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition the agreement requires bebe to maintain certain financial ratios. The agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults.
As of December 31, 2024 and 2023, the outstanding balance on the term loan was zero (net of unamortized debt issuance costs of zero) and $22.5 million (net of unamortized debt issuance costs of $0.6 million), respectively. Interest expense on the term loan during the year ended December 31, 2024 and 2023 was $2.7 million (including amortization of deferred debt issuance costs of $0.6 million and allocated to income from discontinued operations, net of income taxes in the consolidated statement of operations) and $0.7 million (including amortization of deferred debt issuance costs of $0.1 million), respectively. Principal outstanding is due in quarterly installments through June 30, 2026 in the amount of $0.3 million per quarter and the remaining principal balance of $20.0 million is due at final maturity on August 24, 2026.
On October 25, 2024, upon the closing of the Brands Transaction, as described in Note 4 – Discontinued Operation, proceeds of $22.2 million was used to pay off the then outstanding balance of the loan in full and $0.2 million of loan payoff expenses.

Nomura Credit Agreement
The Company and its wholly owned subsidiaries, BR Financial Holdings, LLC, and BR Advisory & Investments, LLC had entered into a credit agreement dated June 23, 2021 (as amended, the “Prior Credit Agreement”) with Nomura Corporate Funding Americas, LLC, as administrative agent, and Wells Fargo Bank, N.A., as collateral agent, for a four-year $300.0 million secured term loan credit facility (the “Prior Term Loan Facility”) and a four-year $80.0 million secured revolving loan credit facility (the “Prior Revolving Credit Facility”) with a maturity date of June 23, 2025.
On August 21, 2023, the Company and its wholly owned subsidiary, BR Financial Holdings, LLC, and certain direct and indirect subsidiaries of the BRFH Borrower (the “BRFH Guarantors”), entered into a credit agreement (the “Credit Agreement”) with Nomura Corporate Funding Americas, LLC, as administrative agent, and Computershare Trust Company, N.A., as collateral agent, for a four-year $500.0 million secured term loan credit facility (the “New Term Loan Facility”) and a four-year $100.0 million secured revolving loan credit facility (the “New Revolving Credit Facility” and together, the “New Credit Facilities”). The purpose of the Credit Agreement was to (i) fund the Freedom VCM equity investment, (ii) prepay in full the Prior Term Loan Facility and Prior Revolving Credit Facility with an aggregate outstanding balance of $347.9 million, which included $342.0 million in principal and $5.9 million in interest and fees, (iii) fund a dividend reserve in an amount not less than $65.0 million, (iv) pay related fees and expenses, and (v) for general corporate purposes. We recorded a loss on extinguishment of debt related to the Prior Credit Agreement of $5.4 million, which was included in the consolidated statements of operations for the year ended December 31, 2023.
SOFR rate loans under the New Credit Facilities accrued interest at the adjusted term SOFR rate plus an applicable margin of 6.00%. In addition to paying interest on outstanding borrowings under the New Revolving Credit Facility, we were required to pay a quarterly commitment fee based on the unused portion, which was determined by the average utilization of the facility for the immediately preceding fiscal quarter.
The Credit Agreement was secured on a first priority basis by a security interest in the equity interests of the BRFH Borrower and each of the BRFH Borrower’s subsidiaries (subject to certain exclusions) and a security interest in substantially all of the assets of the BRFH Borrower and the BRFH Guarantors. The borrowing base as defined in the Credit Agreement consisted of a collateral pool that included certain of the Company's loans receivables in the amount of $112.5 million (which is included in the total loans receivable, at fair value balance of $90.1 million reported in our consolidated balance sheet at December 31, 2024) and $375.8 million (which is included in the total loans receivable, at fair value balance of $532.4 million reported in our consolidated balance sheet at December 31, 2023) and investments in the amount of $228.3 million (which is included in the total securities and other investments owned, at fair value of $282.3 million reported in our consolidated balance sheet at December 31, 2024) and $786.7 million (which is included in the total securities and other investments owned, at fair value of $809.0 million reported in our consolidated balance sheet at December 31, 2023) as of December 31, 2024 and 2023, respectively.
The Credit Agreement contained certain affirmative and negative covenants customary for financings of this type that, among other things, limited the Company’s and its subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests. The Credit Agreement contained customary events of default, including with respect to a failure to make payments under the credit facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events. We were in compliance with all financial covenants in the Credit Agreement as of December 31, 2024. On September 17, 2024, the Company entered into Amendment No. 4 to its credit agreement, dated August 21, 2023, with Nomura Corporate Funding Americas, LLC, as administrative agent (the “Fourth Amendment”). On September 17, 2024, the Company made a payment of $85.9 million which consisted of a principal payment of $85.1 million and accrued interest of $0.7 million. Loan fees incurred in connection with the Fourth Amendment totaled $5.9 million of which $3.5 million was added to the principal balance of the term loan. After giving effect to these amounts, the outstanding principal balance on the term loan was reduced from $469.8 million to $388.1 million. In connection with the Fourth Amendment, the revolving credit facility in the amount of $100.0 million which had no balance outstanding at September 17, 2024 was terminated and the Company was required to reduce the principal amount of the term loan to be no greater than $100.0 million on or prior to September 30, 2025. The scheduled maturity date of the term loan was August 21, 2027.
The Fourth Amendment contained certain provisions related to borrowing base, including specific treatment for certain assets in the calculation of borrowing base and also included mandatory prepayment provisions regarding asset sales. Interest on the term loan increased to SOFR loans accrued interest at the adjusted term SOFR plus an applicable margin of

7.00% cash interest or, at the election of the Company, at the adjusted term SOFR determined plus an applicable margin of 6.00% cash interest plus 1.50% paid-in-kind interest; and base rate loans accrued interest at the base rate plus an applicable margin of 6.00% cash interest or, at the election of the Company, at the adjusted term SOFR determined for such day plus an applicable margin of 5.00% cash interest plus 1.50% PIK Interest. On December 9, 2024, the Company entered into Amendment No. 5 to its credit agreement, dated August 21, 2023, with Nomura Corporate Funding Americas, LLC, as administrative agent (the “Fifth Amendment”). The Fifth Amendment extended the springing maturity date of the term loans if more than $25.0 million aggregate principal amount of the 5.50% 2026 Notes were outstanding to February 3, 2026 and permitted under certain conditions an additional $10.0 million of telecommunications financing. On January 3, 2025, the Company entered into Amendment No. 6 to its credit agreement, dated August 21, 2023, with Nomura Corporate Funding Americas, LLC, as administrative agent (the “Sixth Amendment”). The Sixth Amendment agreed to permit under certain conditions the contribution by BRPI of 100% of the equity interests in Lingo to BRPAC in connection with the entry into the BRPAC Amended Credit Agreement. There was no fee charged in connection with the Sixth Amendment.
As of December 31, 2024 and 2023, the outstanding balance on the term loan was $117.3 million (net of unamortized debt issuance costs of $5.2 million) and $475.1 million (net of unamortized debt issuance costs of $18.7 million), respectively. Interest on the term loan during the years ended December 31, 2024 and 2023 was $23.5 million (including amortization of deferred debt issuance costs of $5.8 million) and $11.7 million (including amortization of deferred debt issuance costs of $2.9 million), respectively. The interest rate on the term loan as of December 31, 2024 and 2023 was 11.52% and 11.37%, respectively.
We had an outstanding balance of zero and $74.7 million under the revolving facility as of December 31, 2024 and 2023, respectively. Interest on the revolving facility during the years ended December 31, 2024 and 2023 was $1.4 million (including unused commitment fees of $0.7 million and amortization of deferred financing costs of $0.7 million) and $5.9 million (including unused commitment fees of $0.3 million and amortization of deferred financing costs of $0.8 million), respectively. The interest rate on the revolving credit facility as of December 31, 2024 and 2023 was 11.37%.
In connection with the principal payments made on the term loan and revolving credit facility with Nomura during the year ended December 31, 2024, the Company recorded losses of the extinguishment of this debt in the amount of $18.0 million, which was included in the consolidated statements of operations in 2024.
On February 26, 2025, we entered into a new credit agreement with a group of funds indirectly or directly controlled by Oaktree Capital Management, L.P. with Oaktree Fund Administration, LLC, acting as the administrative agent and collateral agent, as more fully described in Note 25. The new credit agreement provided for (i) a three-year $125.0 million secured term loan credit facility (the “Initial Term Loan Facility”) and (ii) a four-month $35.0 million secured delayed draw term loan credit facility (the “Delayed Draw Facility” and, together with the Initial Term Loan Facility, the “Oaktree Credit Facilities”). The Nomura Credit Agreement discussed above was paid in full and terminated using proceeds from the Initial Term Loan Facility.
BRPAC Credit Agreement
On December 19, 2018, BRPAC, UOL, and YMAX Corporation, Delaware corporations (collectively, the “BRPAC Borrowers”), indirect wholly owned subsidiaries of ours, in the capacity as borrowers, entered into a credit agreement (the “BRPAC Credit Agreement”) with the Banc of California, N.A. in the capacity as agent (the “Agent”) and lender and with the other lenders party thereto (the “Closing Date Lenders”). Certain of the BRPAC Borrowers’ U.S. subsidiaries are guarantors of all obligations under the BRPAC Credit Agreement and are parties to the BRPAC Credit Agreement in such capacity (collectively, the “Secured Guarantors”; and together with the BRPAC Borrowers, the “Credit Parties”). In addition, we and B. Riley Principal Investments, LLC, the parent corporation of BRPAC and a subsidiary of ours, are guarantors of the obligations under the BRPAC Credit Agreement pursuant to standalone guaranty agreements pursuant to which the shares outstanding membership interests of BRPAC are pledged as collateral.
The obligations under the BRPAC Credit Agreement are secured by first-priority liens on, and first priority security interest in, substantially all of the assets of the Credit Parties which totals approximately $184.6 million (which includes $3.7 million of accounts receivable and $3.3 million of inventory), including a pledge of (a) 100% of the equity interests of the Credit Parties; (b) 65% of the equity interests in United Online Software Development (India) Private Limited, a private limited company organized under the laws of India; and (c) 65% of the equity interests in magicJack VocalTec Ltd., an Israel corporation. Such security interests are evidenced by pledge, security, and other related agreements.

The BRPAC Credit Agreement contains certain covenants, including those limiting the Credit Parties’ and their subsidiaries’ ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the BRPAC Credit Agreement requires the Credit Parties to maintain certain financial ratios. The BRPAC Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of amounts due under the outstanding BRPAC Credit Agreement. We are in compliance with all financial covenants in the BRPAC Credit Agreement as of December 31, 2024.
Through a series of amendments, including the most recent Fourth Amendment to the BRPAC Credit Agreement (the “Fourth Amendment”) on June 21, 2022, the BRPAC Borrowers, the Secured Guarantors, the Agent and the Closing Date Lenders agreed to the following, among other things: (i) the Closing Date Lenders agreed to make a new $75.0 million term loan to the BRPAC Borrowers, the proceeds of which the BRPAC Borrowers’ used to repay the outstanding principal amount of the existing terms loans and optional loans and will use for other general corporate purposes, (ii) a new applicable margin level of 3.50% was established as set forth from the date of the Fourth Amendment, (iii) Marconi Wireless was added to the BRPAC Borrowers, (iv) the maturity date of the term loan was set to June 30, 2027, and (v) the BRPAC Borrowers were permitted to make certain distributions to the parent company of the BRPAC Borrowers.
The borrowings under the amended BRPAC Credit Agreement bear interest equal to the Term SOFR rate plus a margin of 2.75% to 3.50% per annum, depending on the BRPAC Borrowers’ consolidated total funded debt ratio as defined in the BRPAC Credit Agreement. As of December 31, 2024 and 2023, the interest rate on the BRPAC Credit Agreement was 7.42% and 8.46%, respectively.
Principal outstanding under the Amended BRPAC Credit Agreement is due in quarterly installments. The quarterly installments from March 31, 2025 to December 31, 2026 are in the amount of $3.2 million per quarter, the quarterly installment on March 31, 2027 is in the amount of $2.4 million, and the remaining principal balance is due at final maturity on June 30, 2027.
As of December 31, 2024, and 2023, the outstanding balance on the term loan was $29.8 million (net of unamortized debt issuance costs of $0.3 million) and $46.4 million (net of unamortized debt issuance costs of $0.4 million), respectively. Interest expense on the term loan during the years ended December 31, 2024 and 2023, was $3.5 million (including amortization of deferred debt issuance costs of $0.3 million) and $5.2 million (including amortization of deferred debt issuance costs of $0.3 million), respectively.
On January 6, 2025 (the “Closing Date”), BRPAC entered into the BRPAC Amended Credit Agreement with certain subsidiaries of the Company, the Banc of California, in the capacity as agent and lender and with other lenders party thereto from time to time. Our subsidiary Lingo was added as a BRPAC Borrower to the BRPAC Amended Credit Agreement. Pursuant to the BRPAC Amended Credit Agreement, the lenders made a new five-year $80.0 million term loan to the BRPAC Borrowers, the proceeds of which were used to repay in full the obligations under the original BRPAC Credit Agreement dated December 19, 2018 and the Lingo Credit Agreement. In connection with the BRPAC Amended Credit Agreement, the BRPAC Borrowers also made certain distributions to the parent company of the BRPAC Borrowers from existing cash on hand. The BRPAC Amended Credit Agreement also builds in provisions for incremental term loans up to $40.0 million allowing certain distributions to the parent company of the BRPAC Borrowers from the proceeds of such incremental term loans. The BRPAC Borrowers’ U.S. subsidiaries are guarantors of all obligations under the BRPAC Amended Credit Agreement. The obligations under the BRPAC Amended Credit Agreement are secured by first-priority liens on, and first priority security interest in, substantially all of the assets of the BRPAC Borrowers, including a pledge of (a) 100% of the equity interests of the BRPAC Borrowers; (b) 65% of the equity interests in United Online Software Development (India) Private Limited, a private limited company organized under the laws of India; and (c) 65% of the equity interests in magicJack VocalTec Ltd., an Israel corporation. Such security interests are evidenced by pledge, security, and other related agreements.
The borrowings under the BRPAC Amended Credit Agreement bear interest equal to the Term SOFR rate plus a margin of 2.75% to 3.50% per annum, depending on the BRPAC Borrowers consolidated total funded debt ratio as defined in the BRPAC Amended Credit Agreement. The interest rate is subject to a margin level of 3.25%. As of the Closing Date, the outstanding principal amount was $80.0 million with quarterly installments of principal due in the amount of $4.0 million, and any remaining principal balance is due at final maturity on January 6, 2030.

The BRPAC Amended Credit Agreement contains certain covenants, including those limiting the Credit Parties’, and their subsidiaries’, ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the BRPAC Amended Credit Agreement requires the Credit Parties to maintain certain financial ratios. The BRPAC Amended Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of outstanding amounts due under the BRPAC Amended Credit Agreement. The Company obtained a waiver from the lender to allow for an extra 15 days to deliver interim financial statements for the quarter ended March 31, 2025. The Company delivered the interim financial statements within the amended time period.
Senior Note Offerings
During the years ended December 31, 2024 and 2023, we issued zero and $0.2 million, respectively, of senior notes with maturity dates ranging from May 2024 to August 2028 pursuant to At the Market Issuance Sales Agreements with B. Riley Securities, Inc. (“BRS”) which governs the program of at-the-market sales of our senior notes. We filed a series of prospectus supplements with the SEC in respect of our offerings of these senior notes.
In June 2023, we entered into note purchase agreements in connection with the 6.75% Senior Notes due 2024 (“6.75% 2024 Notes”) that were issued for the Targus acquisition. The note purchase agreements had a repurchase date of June 30, 2023 on which date we repurchased our 6.75% 2024 Notes with an aggregate principal amount of $58.9 million. The repurchase price was equal to the aggregate principal amount, plus accrued and unpaid interest up to, but excluding, the repurchase date. The total repurchase payment included approximately $0.7 million in accrued interest.
On February 29, 2024, we partially redeemed $115.5 million aggregate principal amount of our 6.75% 2024 Notes pursuant to the seventh supplemental indenture dated December 3, 2021. The redemption price was equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, up to, but excluding, the redemption date. The total redemption payment included approximately $0.6 million in accrued interest.
On May 31, 2024, we redeemed the remaining $25.0 million aggregate principal amount of the 6.75% 2024 Notes. The redemption price was equal to 100% of the aggregate principal amount, plus any accrued and unpaid interest up to, but excluding, the redemption date. The total redemption payment included approximately $0.1 million in accrued interest. In connection with the full redemption, the 6.75% 2024 Notes, which were listed on NASDAQ under the ticker symbol “RILYO,” were delisted from NASDAQ and ceased trading on the redemption date.
On February 28, 2025, we redeemed all the issued and outstanding 6.375% Senior Notes due February 28, 2025 (the “6.375% 2025 Notes”). The redemption price was equal to 100% of the aggregate principal amount, plus any accrued interest and unpaid interest up to, but excluding, the redemption date The total redemption payment included approximately $0.7 million accrued interest. In connection with the full redemption, the 6.375% 2025 Notes, which were listed on NASDAQ under the ticker symbol “RILYM,” were delisted from NASDAQ and ceased trading on the redemption date.
As of December 31, 2024 and 2023, the total senior notes outstanding was $1.5 billion (net of unamortized debt issue costs of $0.1 million and $1.7 billion (net of unamortized debt issue costs of $13.1 million) with a weighted average interest rate of 5.62% and 5.71%, respectively. Interest on the senior notes is payable on a quarterly basis. Interest expense on the senior notes totaled $92.7 million and $103.2 million during the years ended December 31, 2024 and 2023, respectively.
From March 26, 2025 to July 11, 2025, we completed five private exchange transactions with institutional investors pursuant to which approximately $115.8 million of aggregate principal amount of our 5.50% Senior Notes due March 2026, approximately $2.1 million aggregate principal amount of 6.50% Senior Notes due September 2026, approximately $146.4 million aggregate principal amount of our 5.00% Senior Notes due December 2026, approximately $51.1 million aggregate principal amount of our 6.00% Senior Notes due January 2028, and approximately $39.5 million aggregate principal amount of our 5.25% Senior Notes due August 2028 (collectively, the “Exchanged Notes”) owned by the investors were exchanged for approximately $228.4 million aggregate principal amount of New Notes, whereupon the Exchanged Notes were cancelled.

Dividends
From time to time, we may decide to pay dividends which will be dependent upon our financial condition and results of operations. During the years ended December 31, 2024, and 2023, we paid cash dividends on our common stock of $33.7 million, and $141.1 million, respectively. In August 2024, we announced the suspension of our common stock dividend as we prioritize reducing our debt. The declaration and payment of any future dividends or repurchases of our common stock will be made at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, cash flows, capital expenditures, and other factors that may be deemed relevant by our Board of Directors.
A summary of our common stock dividend activity during the years ended December 31, 2024 and 2023 was as follows:

Date Declared	Date Paid	Stockholder Record Date	Amount
May 15, 2024	June 11, 2024	May 27, 2024	$0.500
February 29, 2024	March 22, 2024	March 11, 2024	0.500
November 8, 2023	November 30, 2023	November 20, 2023	1.000
July 25, 2023	August 21, 2023	August 11, 2023	1.000
May 4, 2023	May 23, 2023	May 16, 2023	1.000
February 22, 2023	March 23, 2023	March 10, 2023	1.000
Holders of Series A Preferred Stock, when and as authorized by our board of directors, are entitled to cumulative cash dividends at the rate of 6.875% per annum of the $0.03 million liquidation preference ($25.00 per Depositary Share) per year (equivalent to $1,718.75 or $1.71875 per Depositary Share). Dividends are payable quarterly in arrears. As of December 31, 2024 and 2023, dividends in arrears in respect of the Depositary Shares were $0.8 million. On January 21, 2025, the Company announced that it had temporarily suspended dividends on its Series A Preferred Stock. Unpaid dividends will accrue until paid in full.
Holders of Series B Preferred Stock, when and as authorized by our board of directors, are entitled to cumulative cash dividends at the rate of 7.375% per annum of the $0.03 million liquidation preference $25.00 per Depositary Share) per year (equivalent to $1,843.75 or $1.84375 per Depositary Share). Dividends are payable quarterly in arrears. As of December 31, 2024 and 2023, dividends in arrears in respect of the Depositary Shares were $0.5 million. On January 21, 2025, the Company announced that it had temporarily suspended dividends on its Series B Preferred Stock. Unpaid dividends will accrue until paid in full.
A summary of our preferred stock dividend activity during the years ended December 31, 2024 and 2023 was as follows:

			Preferred Dividend per Depositary Share
Date Declared	Date Paid	Stockholder Record Date	Series A	Series B
October 16, 2024	October 31, 2024	October 28, 2024	$0.4296875	$0.4609375
July 9, 2024	July 31, 2024	July 22, 2024	0.4296875	0.4609375
April 9, 2024	April 30, 2024	April 22, 2024	0.4296875	0.4609375
January 9, 2024	January 31, 2024	January 22, 2024	0.4296875	0.4609375
October 10, 2023	October 31, 2023	October 23, 2023	0.4296875	0.4609375
July 11, 2023	July 31, 2023	July 21, 2023	0.4296875	0.4609375
April 10, 2023	May 1, 2023	April 21, 2023	0.4296875	0.4609375
January 9, 2023	January 31, 2023	January 20, 2023	0.4296875	0.4609375

Critical Accounting Estimates

The Company’s accounting estimates are essential to understanding and interpreting the financial results on the consolidated financial statements. The significant accounting policies used in the preparation of the Company’s consolidated financial statements are summarized in Note 2 to the consolidated financial statements. Certain of those policies require management to make estimates and assumptions that affect the reported amounts in our consolidated financial statements. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience, and reasonable assumptions. After such reviews, and if deemed appropriate, management’s estimates are adjusted accordingly. Actual results may vary from these estimates and assumptions under different and/or future circumstances.

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations. We believe the following accounting estimates to be critical to our business operations and the understanding of results of operations and affect the more significant judgements and estimates used in the preparation of our consolidated financial statements.

Fair Value Measurements

The fair value of loan receivables, investments which are included in securities and other investments owned, and securities sold, not yet purchased, are accounted for in accordance with the accounting guidance Accounting Standards Codification ("ASC") 820 – Fair Value Measurements with gains or losses recognized in our consolidated statement of operations. The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the hierarchy under accounting principles generally accepted in the United States of America (“GAAP”) gives (i) the highest priority to unadjusted quoted prices in active markets for identical, unrestricted assets or liabilities (level 1 inputs), (ii) the next priority to inputs other than level 1 inputs that are observable, either directly or indirectly (level 2 inputs), and (iii) the lowest priority to inputs that cannot be observed in market activity (level 3 inputs).
A significant amount of our assets consist of loan receivables and equity securities for which market quotes are not readily available and a significant degree of judgement is applied to reflect those judgements that a market participant would use in valuing the asset or liability. Absent evidence to the contrary, financial instruments classified in level 3 of the fair value hierarchy are initially valued at transaction price, which is considered the best initial estimate of fair value. Subsequent to the transaction date, these financial instruments that are classified in level 3 of the fair value hierarchy are valued using valuation techniques that incorporate one or more significant unobservable inputs, and therefore involve the greatest degree of management judgements. These judgements include (a) determining the appropriate valuation methodology and/or model for each type of level 3 financial instrument; (b) determining model inputs based on an assessment of relevant empirical market data, including prices evidenced in market transactions, interest rates, credit spreads, volatilities, and correlations; and (c) determining the appropriate valuation adjustments to reflect counterparty credit quality, liquidity considerations, and other observations as it pertains to the individual financial instrument.

See Note 2(v), “Fair Value Measurements,” to the consolidated financial statements for further discussion regarding fair value of financial instruments.
Goodwill and Other Intangible Assets
We account for goodwill and intangible assets in accordance with the accounting guidance which requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.
Goodwill includes the excess of the purchase price over the fair value of net assets acquired in business combinations and the acquisition of noncontrolling interests. ASC 350 – Intangibles - Goodwill and Other, as amended by Accounting Standards Update (“ASU”) No. 2017-04, Simplifying the Test for Goodwill Impairment, permits management to perform a qualitative analysis to determine whether it is more likely than not that the fair value of a reporting unit is less than its corresponding carrying value. If management determines the reporting unit's fair value is more likely than not less than its carrying value, a quantitative analysis will be performed to compare the fair value of the reporting unit with its corresponding carrying value. If the conclusion of the quantitative analysis is that the fair value is in fact less than the carrying value, management will recognize a goodwill impairment charge for the amount by which the reporting unit’s carrying value exceeds its fair value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. We operate five reporting units, which are the same as our reporting segments described in Note 24 – Business Segments: the Capital Markets segment, Wealth Management segment, Communications segment, and Consumer Products segment and the All Other category. Significant judgment is required to estimate the fair value of reporting units which includes estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.
We review the carrying value of our finite-lived amortizable intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group, if any, exceeds its fair market value.

In performing the annual review of goodwill and other intangible assets at December 31, 2024, qualitative factors indicated it could be more likely than not that the carrying value of goodwill and other intangible assets for the Nogin reporting unit could be impaired and the tradename for the Targus reporting unit could be impaired. For the Targus reporting unit, there were also qualitative factors in performing the interim and annual analysis at June 30, 2024, December 31, 2023 and September 30, 2023 that indicated it could be more likely than not that the carrying value of goodwill and tradename for the Targus reporting unit could be impaired. As more fully described in Note 10, based on the results of these analyses, we recorded non-cash impairment charges of $105.4 million during the year ended December 31, 2024 which included impairment charges related to (a) indefinite lived assets of $84.3 million related to goodwill and $5.0 million related to tradenames and (b) $16.0 million related to finite-lived intangible assets for customer relationships, internally developed software and other intangible assets, and trademarks. We recorded non-cash impairment charges of $70.3 million during the year ended December 31, 2023 which included impairment charges related to (a) indefinite lived assets of $53.1 million related to goodwill and $15.5 million related to tradenames and (b) $1.7 million related to finite-lived tradename in the Capital Markets segment that was no longer used by us.
See Note 2(u), “Goodwill and Other Intangible Assets,” to the consolidated financial statements for further discussion regarding goodwill impairment.
Income Taxes
The Company is subject to the income tax laws of the various jurisdictions in which it operates, including U.S. federal, state and local, and non-U.S. jurisdictions. These laws are often complex and may be subject to different interpretations. To determine the financial statement impact of accounting for income taxes, including the provision for income tax expense and unrecognized tax benefits, management must make assumptions and judgments about how to interpret and apply these complex tax laws to numerous transactions and business events, as well as make judgments regarding the timing of when certain items may affect taxable income in the U.S. and non-U.S. tax jurisdictions.

The Company’s interpretations of tax laws in the U.S. and non-U.S. jurisdictions are subject to review and examination by the various taxing authorities in the jurisdictions where the Company operates, and disputes may occur regarding its view on a tax position. Generally, disputes over interpretations with the various taxing authorities may be settled by audit or administrative appeals in the tax jurisdictions in which the Company operates. The Company regularly reviews whether it may be assessed additional income taxes as a result of the resolution of these matters, and the Company records additional unrecognized tax benefits, as appropriate. In addition, the Company may revise its estimate of income taxes due to changes in income tax laws, legal interpretations, and business strategies. It is possible that revisions in the Company’s estimate of income taxes may materially affect the Company’s results of operations in any reporting period.

Deferred taxes arise from differences between assets and liabilities measured for financial reporting versus income tax return purposes. Deferred tax assets are recognized if, in management’s judgment, their realizability is determined to be more likely than not. Deferred taxes are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rates is recognized within the provision for income taxes in the period enacted.

The Company has also recognized deferred tax assets in connection with certain tax attributes, including net operating loss (“NOL”), interest expense limitations and capital loss carryforwards. The Company performs regular reviews to ascertain whether its deferred tax assets are realizable. These reviews include management’s estimates and assumptions regarding future taxable income and may incorporate various tax planning strategies, including strategies that may be available to utilize tax attributes before they expire. In connection with these reviews, if it is determined that a deferred tax asset is not realizable, a valuation allowance is established. The valuation allowance may be reversed in a subsequent reporting period if the Company determines that, based on revised estimates of future taxable income or changes in tax planning strategies, it is more likely than not that all or part of the deferred tax asset will become realizable. As of December 31, 2024, management has recorded a valuation allowance for deferred tax assets that the Company has determined it is more likely than not that the deferred tax assets will not be realized.

The Company adjusts its unrecognized tax benefits as necessary when new information becomes available, including changes in tax law and regulations and interactions with taxing authorities. Uncertain tax positions that meet the more-likely-than-not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at an amount of benefit that management believes is more likely than not to be realized upon settlement. It is possible that the reassessment of unrecognized tax benefits may have a material impact on the Company’s effective income tax rate in the period in which the reassessment occurs. Although the Company believes that its estimates are reasonable, the final tax amount could be different from the amounts reflected in the Company’s income tax provisions and accruals. To the extent that the final outcome of these amounts is different than the amounts recorded, such differences will generally impact the Company’s provision for income taxes in the period in which such a determination is made.

The Company’s provision for income taxes is composed of current and deferred taxes. The current and deferred tax provisions are calculated based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed during the subsequent year. Adjustments based on filed returns are generally recorded in the period when the tax returns are filed and these adjustments could impact the Company’s effective tax rate.

See Note 16, “Income Taxes,” to the consolidated financial statements for further discussion regarding income taxes.
Recent Accounting Standards
See Note 2(af) to the accompanying financial statements for recent accounting standards we have not yet adopted and recently adopted.
Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The information required by this Item 8 is submitted as a separate section beginning on page 33 of this 2024 Annual Report on Form 10-K (the “Financial Statements”).

BRC GROUP HOLDINGS, INC. (F/K/A B. RILEY FINANCIAL, INC.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of
BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.) (the “Company”) as of December 31, 2024 and 2023, the related consolidated statements of operations, comprehensive loss, equity (deficit) and cash flows for each of the two years in the period ended December 31, 2024 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), the Company's internal control over financial reporting as of December 31, 2024, based on the criteria established Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated September 19, 2025 (not presented herein), expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the existence of material weaknesses.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Valuation of Level 3 Investments

Description of the Matter

As discussed in Note 2(v) of the financial statements, the Company estimates the fair value of level 3 investments, which includes equity securities and loans receivable, at fair value. At December 31, 2024, the Company reported equity securities and loans receivable, at fair value of approximately $40.5 million and $90.1 million, respectively.

Management uses judgment to determine the significant assumptions used in valuation models to record level 3 investments at their fair value using level 3 inputs. These level 3 inputs are unobservable, supported by little or no market activity, and are significant to the fair value of level 3 investments. Evaluating management’s significant assumptions to determine the fair value of level 3 investments was complex and required judgment, particularly when evaluating level 3 inputs such as discount rates, projected earnings before interest income, interest expense, income taxes, and depreciation and amortization (“EBITDA”), multiples of EBITDA, multiples of sales, market price of related securities, market interest rates and expected annualized volatility rates. These significant assumptions are affected by expectations about future economic and industry factors as well as estimates of the investee’s future growth.

The principal considerations for our determination that performing procedures relating to the valuation of certain level 3 investments is a critical audit matter are (i) the significant judgment by management when developing the fair value estimate of certain level 3 investments, (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating audit evidence related to the aforementioned significant unobservable level 3 inputs used in the valuation of level 3 investments, and (iii) the audit effort involved the use of firm employed valuation specialists with specialized skill and knowledge.

How We Addressed the Matter in Our Audit

Our audit procedures related to the valuation of level 3 investments to address this critical audit matter included the following:
•Obtained an understanding of the control environment related to the Company’s process to determine the reasonableness of significant assumptions used in valuation models to record level 3 investments at their fair value and evaluated the design effectiveness of the relevant controls.
•Tested the completeness, accuracy and reliability of level 3 inputs used by management in valuation models.
•Tested the mathematical accuracy of the valuation models used to determine the fair values of level 3 investments.
•With the assistance of firm employed valuation specialists, evaluated the reasonableness of valuation models and significant assumptions and tested level 3 inputs for reasonableness.

Goodwill Impairment Assessment- Capital Markets

Description of the Matter

As discussed in Note 2(u) and Note 10 of the financial statements, the Company annually assesses goodwill for impairment or more frequently if events and circumstances indicate that the estimated fair value may no longer exceed its carrying value. Such factors considered in the Company’s assessment include, but are not limited to, financial performance, macroeconomic conditions, as well as industry and market considerations. When a quantitative impairment test is performed, if the fair value of the reporting unit is less than its carrying amount, goodwill is impaired and the excess of the reporting unit’s carrying value over the fair value is recognized as an impairment loss.

In performing the quantitative impairment test of goodwill for the Capital Markets reporting unit, the Company used a combination of the income and market approaches to estimate the fair value of the Capital Market reporting unit’s fair value. Under the income approach, the Company calculates the fair value of the reporting unit based on discounted estimated future cash flows. Under the market approach, the Company estimates the fair value of the reporting unit based upon a multiple from a selection of comparable publicly traded companies applied to the unit’s earnings before taxes.

The principal considerations for our determination that performing procedures relating to goodwill in the Capital Markets reporting unit is a critical audit matter are (i) the significant judgment by management when evaluating indicators of impairment; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions and (iii) the audit effort involved the use of firm employed valuation specialists with specialized skill and knowledge.

How We Addressed the Matter in Our Audit

Our audit procedures related to the quantitative test for impairment of goodwill in the Capital Markets reporting unit to address this critical audit matter included the following:

•Obtained an understanding of the control environment, evaluating the design effectiveness, and testing the operating effectiveness of controls over management’s goodwill impairment evaluation, including those over the determination of the fair value of the Capital Markets reporting unit, such as controls related to future operating performance, projected cash flows, long term growth rates, discount rates and the selection of comparable publicly traded companies.

•Evaluated the reasonableness of management’s revenue and cash flow forecasts by comparing management’s forecasts to historical results, and forecasted industry information of companies in its peer group.
•With the assistance of firm employed valuation specialists, evaluated the reasonableness of the valuation technique, corroborated the long term growth rates, discount rates, comparable companies used by testing the underlying source information and tested the mathematical accuracy of the calculations used by management.
•Validated the reasonableness of the internally determined fair value of its reporting units by comparing it to the Company’s market capitalization.
•Compared the carrying value for the Capital Markets reporting unit to the estimated fair value.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2009 to 2025.

Melville, NY
September 19, 2025
(January 29, 2026, as to the effects of discontinued operations)

PART IV. FINANCIAL INFORMATION
Item 15. Financial Statements.

BRC GROUP HOLDINGS, INC. (F/K/A B. RILEY FINANCIAL, INC.)
Consolidated Balance Sheets
(Dollars in thousands, except par value)

	December 31, 2024	December 31, 2023
Assets:
Assets:
Cash and cash equivalents	$146,852	$216,671
Restricted cash	100,475	1,875
Due from clearing brokers	30,713	51,334
Securities and other investments owned	282,325	809,049
Securities borrowed	43,022	2,870,939
Accounts receivable, net of allowance for credit losses of $6,100 and $4,373 as of December 31, 2024 and 2023, respectively	68,653	81,956
Due from related parties	189	172
Loans receivable, at fair value (includes $51,902 and $378,768 from related parties as of December 31, 2024 and 2023, respectively)	90,103	532,419
Prepaid expenses and other assets (includes $3,449 and $11,802 from related parties as of December 31, 2024 and 2023, respectively)	242,916	235,209
Operating lease right-of-use assets	51,509	84,169
Property and equipment, net	18,679	24,775
Goodwill	392,687	437,041
Other intangible assets, net	146,446	198,021
Deferred income taxes	13,598	33,836
Assets held for sale (Note 4)	84,723	—
Assets of discontinued operations (Note 4)	70,373	503,138
Total assets	$1,783,263	$6,080,604

Liabilities and Equity / (Deficit)
Liabilities:
Accounts payable	$51,238	$43,409
Accrued expenses and other liabilities	185,745	236,033
Deferred revenue	58,148	70,514
Deferred income taxes	5,462	—
Due to related parties and partners	3,404	2,480
Securities sold not yet purchased	5,675	8,601
Securities loaned	27,942	2,859,306
Operating lease liabilities	58,499	94,724
Notes payable	28,021	19,391
Loan participations sold	6,000	—
Revolving credit facility	16,329	43,801
Term loans, net	199,429	625,151
Senior notes payable, net	1,530,561	1,668,021
Liabilities held for sale (Note 4)	41,505	—
Liabilities of discontinued operations (Note 4)	21,321	49,607
Total liabilities	2,239,279	5,721,038

Commitments and contingencies (Note 19)

Registrant stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 4,563 shares issued and outstanding as of December 31, 2024 and 2023; and liquidation preference of $114,082 as of December 31, 2024 and 2023.	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 30,499,931 and 29,937,067 shares issued and outstanding as of December 31, 2024 and 2023, respectively.	3	3
Additional paid-in capital	589,387	572,170
Accumulated deficit	(1,070,996)	(281,285)
Accumulated other comprehensive (loss) income	(6,569)	229
Total Registrant stockholders’ equity (deficit)	(488,175)	291,117
Noncontrolling interests	32,159	68,449
Total equity (deficit)	(456,016)	359,566
Total liabilities and equity (deficit)	$1,783,263	$6,080,604
The accompanying notes are an integral part of these consolidated financial statements.

BRC GROUP HOLDINGS, INC. (F/K/A B. RILEY FINANCIAL, INC.)
Consolidated Statements of Operations
(Dollars in thousands, except share data)

	Year Ended December 31,
	2024	2023
Revenues:
Services and fees (includes $18,575 and $6,143 for the years ended December 31, 2024 and 2023 from related parties, respectively)	$783,304	$821,467
Trading (loss) income	(57,007)	21,603
Fair value adjustments on loans (includes $(328,671) and $(36,788) for the years ended December 31, 2024 and 2023 from related parties, respectively)	(325,498)	20,225
Interest income - loans (includes $33,186 and $26,563 for the years ended December 31, 2024 and 2023 from related parties, respectively)	54,141	123,244
Interest income - securities lending	70,862	161,652
Sale of goods	220,619	240,303
Total revenues	746,421	1,388,494

Operating expenses:
Direct cost of services	213,901	214,065
Cost of goods sold	167,634	172,836
Selling, general and administrative expenses	689,410	704,673
Restructuring charge	1,522	2,131
Impairment of goodwill and other intangible assets	105,373	70,333
Interest expense - Securities lending and loan participations sold	66,128	145,435
Total operating expenses	1,243,968	1,309,473
Operating (loss) income	(497,547)	79,021

Other income (expense):
Interest income	3,600	3,859
Dividend income	4,462	12,747
Realized and unrealized losses on investments	(263,686)	(162,053)
Change in fair value of financial instruments and other	4,777	(3,998)
Gain on bargain purchase	—	15,903
Income (loss) from equity method investments	31	(152)
Loss on extinguishment of debt	(18,725)	(5,409)
Interest expense	(133,308)	(156,240)
Loss from continuing operations before income taxes	(900,396)	(216,322)
(Provision for) benefit from income taxes	(22,013)	39,115
Loss from continuing operations	(922,409)	(177,207)
Income from discontinued operations, net of income taxes	147,470	71,576
Net loss	(774,939)	(105,631)
Net (loss) income attributable to noncontrolling interests and redeemable noncontrolling interests	(10,665)	(5,721)
Net loss attributable to Registrant	(764,274)	(99,910)
Preferred stock dividends	8,060	8,057
Net loss available to common shareholders	$(772,334)	$(107,967)

Basic net (loss) income per common share:
Continuing operations	$(30.38)	$(5.96)
Discontinued operations	4.92	2.27
Basic loss per common share	$(25.46)	$(3.69)
Diluted net (loss) income per common share:
Continuing operations	$(30.38)	$(5.96)
Discontinued operations	4.92	2.27
Diluted loss per common share	$(25.46)	$(3.69)

Weighted average basic common shares outstanding	30,336,274	29,265,099
Weighted average diluted common shares outstanding	30,336,274	29,265,099
The accompanying notes are an integral part of these consolidated financial statements.

BRC GROUP HOLDINGS, INC. (F/K/A B. RILEY FINANCIAL, INC.)
Consolidated Statements of Comprehensive Loss
(Dollars in thousands)

	Year Ended December 31,
	2024	2023
Net loss	$(774,939)	$(105,631)
Other comprehensive (loss) income:
Reclassifications out of accumulated other comprehensive loss into income from discontinued operations	(2,244)	—
Change in cumulative translation adjustment	(4,554)	2,699
Other comprehensive (loss) income, net of tax	(6,798)	2,699
Total comprehensive loss	(781,737)	(102,932)
Comprehensive (loss) income attributable to noncontrolling interests and redeemable noncontrolling interests	(10,665)	(5,721)
Comprehensive loss attributable to Registrant	$(771,072)	$(97,211)
The accompanying notes are an integral part of these consolidated financial statements.

BRC GROUP HOLDINGS, INC. (F/K/A B. RILEY FINANCIAL, INC.)
Consolidated Statements of Equity (Deficit)
(Dollars in thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance, December 31, 2022	4,545	$—	28,523,764	$3	$494,201	$(45,220)	$(2,470)	$59,379	$505,893
Common stock issued, net of offering costs	—	—	2,090,909	—	114,507	—	—	—	114,507
Preferred stock issued	18	—	—	—	467	—	—	—	467
ESPP shares issued and vesting of restricted stock, net of shares withheld for employer taxes	—	—	1,445,050	—	(7,591)	—	—	—	(7,591)
Common stock repurchased and retired	—	—	(2,174,608)	—	(69,479)	—	—	—	(69,479)
Shares issued for acquisitions	—	—	51,952	—	2,111	—	—	—	2,111
Remeasurement of Lingo redeemable minority interest	—	—		—	(6,283)	—	—	—	(6,283)
Share based payments	—	—	—	—	44,278	—	—	—	44,278
Share based payments in equity of subsidiary	—	—	—	—	216	—	—	—	216
Vesting of shares in equity of subsidiary	—	—	—	—	(257)	—	—	257	—
Dividends on common stock ($4.00 per share)	—	—	—	—	—	(126,104)	—	—	(126,104)
Dividends on preferred stock	—	—	—	—	—	(8,057)	—	—	(8,057)
Net loss	—	—	—	—	—	(99,910)	—	(5,575)	(105,485)
Remeasurement of B. Riley Principal 250 Merger Corporations subsidiary temporary equity	—	—	—	—	—	(1,994)	—	—	(1,994)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(8,497)	(8,497)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	5,592	5,592
Acquisition of noncontrolling interests	—	—	—	—	—	—	—	16,433	16,433
Other	—	—	—	—	—	—	—	860	860
Other comprehensive income	—	—	—	—	—	—	2,699	—	2,699
Balance, December 31, 2023	4,563	$—	29,937,067	$3	$572,170	$(281,285)	$229	$68,449	$359,566
ESPP shares issued and vesting of restricted stock, and other, net of shares withheld for employer taxes	—	—	325,961	—	(3,218)	—	—	—	(3,218)
Common stock issued upon exercise of warrants	—	—	200,000	—	653	—	—	—	653
Common stock issued in extinguishment of senior notes	—	—	36,903	—	1,011	—	—	—	1,011
Share based payments	—	—	—	—	18,774	—	—	—	18,774
Share based payments in equity of subsidiary	—	—	—	—	140	—	—	—	140
Vesting of shares in equity of subsidiary	—	—	—	—	(143)	—	—	143	—
Dividends on common stock ($1.00 per share), net of forfeitures	—	—	—	—	—	(17,377)	—	—	(17,377)
Dividends on preferred stock	—	—	—	—	—	(8,060)	—	—	(8,060)
Net loss	—	—	—	—	—	(764,274)	—	(10,665)	(774,939)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(9,119)	(9,119)
Contributions from noncontrolling interests	—	—	—	—	—	—	—	3,947	3,947
Acquisition of noncontrolling interests	—	—	—	—	—	—	—	4,650	4,650
Disposition of noncontrolling interests	—	—	—	—	—	—	—	(25,246)	(25,246)
Other comprehensive loss	—	—	—	—	—	—	(6,798)	—	(6,798)
Balance, December 31, 2024	4,563	$—	30,499,931	$3	$589,387	$(1,070,996)	$(6,569)	$32,159	$(456,016)
The accompanying notes are an integral part of these consolidated financial statements.

BRC GROUP HOLDINGS, INC. (F/K/A B. RILEY FINANCIAL, INC.)
Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(774,939)	$(105,631)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	45,405	49,604
Provision for credit losses	5,993	7,147
Share-based compensation	19,054	45,109
Fair value and remeasurement adjustments, non-cash (includes $328,671 and $36,788 from related parties in 2024 and 2023, respectively)	327,630	(10,699)
Non-cash interest and other (includes $(32,256) and $(2,926) from related parties in 2024 and 2023, respectively)	(23,259)	(9,652)
Depreciation of rental merchandise	15,092	4,070
Effect of foreign currency on operations	(247)	(310)
Loss (income) from equity method investments	(31)	181
Dividends from equity investments	159	434
Deferred income taxes	25,888	(40,945)
Impairment of goodwill and other intangible assets	105,373	70,333
Gain on disposal of discontinued operations	(217,504)	—
(Gain) loss on sale of business, disposal of fixed assets, and other	(163)	(9,034)
Gain on bargain purchase	—	(15,903)
Loss (gain) on extinguishment of debt	19,158	5,294
Income allocated to and fair value adjustment for mandatorily redeemable noncontrolling interests	1,170	1,835
Change in operating assets and liabilities:
Amounts due to/from clearing brokers	20,622	(21,903)
Securities and other investments owned	699,616	123,196
Securities borrowed	2,827,917	(527,612)
Accounts receivable	2,230	26,397
Prepaid expenses and other assets (includes $8,353 and $10,521 from related parties in 2024 and 2023, respectively)	26,040	737
Accounts payable, accrued payroll and related expenses, accrued expenses and other liabilities	(14,120)	(79,848)
Amounts due to/from related parties and partners	(1,250)	(1,045)
Securities sold, not yet purchased	(2,926)	2,704
Deferred revenue	(11,993)	(15,232)
Securities loaned	(2,831,364)	525,275
Net cash provided by operating activities	263,551	24,502
Cash flows from investing activities:
Purchases of loans receivable (includes $(57,615) and $(174,753) from related parties in 2024 and 2023, respectively)	(118,721)	(544,957)

	Year Ended December 31,
	2024	2023
Repayments of loans receivable (includes $74,770 and $77,600 from related parties in 2024 and 2023, respectively)	149,047	606,716
Sales of loans receivable (includes $— and $77,484 from related parties in 2024, 2023, respectively)	31,012	84,984
Proceeds from loan participations sold	5,980	—
Acquisition of businesses and minority interest, net of $604 and $8,308 cash acquired in 2024 and 2023, respectively	(19,142)	(26,240)
Purchases of property, equipment and intangible assets	(7,952)	(7,711)
Proceeds from sale of business and other	261	17,490
Sale of Great American Group	167,064	—
Sale of Brands Interests, net of $(585) cash sold in 2024	234,050	—
Funds received from trust account of subsidiary	—	175,763
Purchases of equity and other investments	(1,065)	(4,871)
Net cash provided by (used in) investing activities	440,534	301,174
Cash flows from financing activities:
Proceeds from revolving line of credit	89,274	219,157
Repayment of revolving line of credit	(116,746)	(303,034)
Proceeds from note payable	15,000	—
Repayment of notes payable and other	(6,653)	(13,806)
Proceeds from term loan	—	628,187
Repayment of term loan	(444,770)	(520,803)
Proceeds from issuance of senior notes	—	185
Redemption of senior notes	(140,491)	(58,924)
Payment of debt issuance and offering costs	(3,484)	(27,993)
Payment of contingent consideration	(12,921)	(1,905)
ESPP and payment of employment taxes on vesting of restricted stock	(3,218)	(7,591)
Common dividends paid	(33,731)	(141,099)
Preferred dividends paid	(8,060)	(8,057)
Repurchase of common stock	—	(69,479)
Distributions to noncontrolling interests	(10,747)	(6,520)
Contributions from noncontrolling interests	3,947	6,055
Redemption of subsidiary temporary equity and distributions	—	(175,763)
Proceeds from issuance of common stock	—	115,000
Proceeds from issuance of preferred stock	—	467
Proceeds from exercise of warrants	653	—
Net cash (used in) provided by financing activities	(671,947)	(365,923)
Increase (decrease) in cash, cash equivalents and restricted cash	32,138	(40,247)
Effect of foreign currency on cash, cash equivalents and restricted cash	(9,301)	3,160
Net increase (decrease) in cash, cash equivalents and restricted cash	22,837	(37,087)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	218,546	219,809
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	15,293	51,117
Cash, cash equivalents and restricted cash, beginning of year	233,839	270,926
Cash, cash equivalents and restricted cash from continuing operations, end of period	248,651	218,546
Cash, cash equivalents and restricted cash from discontinued operations, end of period	8,025	15,293

	Year Ended December 31,
	2024	2023
Cash, cash equivalents and restricted cash, end of year(1)	$256,676	$233,839

Supplemental disclosures:
Interest paid	$240,298	$315,309
Taxes paid	$6,924	$20,121
(1) Includes cash from assets held for sale of $1,324 in 2024.

The accompanying notes are an integral part of these consolidated financial statements.

BRC GROUP HOLDINGS, INC. (F/K/A B. RILEY FINANCIAL, INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share data)
NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS OPERATIONS
BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.) and its subsidiaries (collectively, the “Company”) provide investment banking, brokerage, wealth management, asset management, direct lending, business advisory, valuation, and asset disposition services to a broad client base spanning public and private companies, financial sponsors, investors, financial institutions, legal and professional services firms, and individuals. The Company also has a portfolio of communication related businesses that provide consumer Internet access and cloud communication services, Tiger US Holdings, Inc. (“Targus”), which designs and sells laptop and computer accessories, and E-Commerce, technology platform provider that delivers Commerce-as-a-Service (“CaaS”) solutions for apparel brands and other retailers.
The Company operates in five reportable operating segments: (i) Capital Markets, through which the Company provides investment banking, corporate finance, securities lending, restructuring, research, sales and trading services to corporate and institutional clients; (ii) Wealth Management, through which the Company provides wealth management and tax services to corporate and high-net-worth clients; (iii) Communications, through which the Company provides consumer Internet access and related subscription services, cloud communication services, and mobile phone voice, text, and data services and devices; (iv) Consumer Products, which generates revenue through sales of laptop and computer accessories, and (v) E-Commerce, which is an e-commerce, technology platform provider that delivers CaaS solutions for apparel brands and other retailers.
Recent Developments
On October 25, 2024, the Company and its majority-owned subsidiary bebe stores, inc. (“bebe”) completed a transaction for their brand assets that included the sale of its equity interests in the assets and intellectual property related to the licenses of the bebe and Brookstone brands and a secured financing transaction for the Company’s interests in the assets and intellectual property related to the licenses of several brands, including Hurley, Justice, Scotch & Soda, Catherine Malandrino, English Laundry, Joan Vass, Kensie, Limited Too and Nanette Lepore (collectively, the “Brands Transaction”). On November 15, 2024, the Company completed the sale of a 52.6% ownership stake in the Appraisal and Valuation Services, Real Estate, and Retail, Wholesale & Industrial Solutions businesses (collectively, the "Great American Group Transaction") to Oaktree Capital Management, L.P. and/or its affiliates (collectively, “Oaktree”), a global asset manager. Management concluded that these businesses represent a strategic shift that had a major effect on our operations and met the criteria for discontinued operations and, as such, have been excluded from continuing operations in the periods presented as more fully described in Note 4. Net (loss) income per share amounts are computed independently for net (loss) income from continuing operations, net (loss) income from discontinued operations and net loss attributable to the Company. As a result, the sum of per-share amounts may not equal the total. Unless otherwise indicated, information in these notes to consolidated financial statements relates to continuing operations.
On October 31, 2024, the Company signed a definitive agreement to sell a portion of the Company’s (W-2) Wealth Management business to Stifel Financial Corp. ("Stifel"). The sale was completed on April 4, 2025 for net cash consideration based on the 36 financial advisors that joined Stifel at closing. The Company determined that the assets and liabilities associated with the Wealth Management transaction met the criteria to be classified as held for sale, as discussed in Note 4, and properly classified in the consolidated balance sheets as of December 31, 2024.
On March 3, 2025, the Company and BR Financial Holdings, LLC, a wholly owned subsidiary of the Company (“BR Financial”), B. Riley Environmental Holdings, LLC and other indirect subsidiaries of the Company which included Atlantic Coast Recycling, LLC (“Atlantic Coast Recycling”), Atlantic Coast Recycling of Ocean County, LLC, (“Atlantic Coast Recycling of Ocean County” and, together with Atlantic Coast Recycling, the “Atlantic Companies”), entered into a Membership Interest Purchase Agreement, dated as of March 1, 2025 (the “MIPA”), whereby all of the issued and outstanding membership interests in each of the Atlantic Companies (the “Interests”) owned by BR Financial and the minority holders were sold to a third party for an agreed upon purchase price subject to certain adjustments and holdback amount pending receipt of a certain third party consent. Net cash proceeds received as a result of the sale were net of adjustments for amounts allocated to non-controlling interests, repayment of contingent consideration, transaction costs and other items directly attributable to the closing of the transaction. The Company determined that the assets and liabilities associated with the Atlantic Coast Recycling transaction met the criteria to be classified as held for sale, as discussed in Note 4, and properly classified in the consolidated balance sheets as of December 31, 2024.

On June 27, 2025, the Company signed an equity purchase agreement to sell all of the membership interests of its wholly owned subsidiary, GlassRatner Advisory & Capital Group, LLC, a Delaware limited liability company (“GlassRatner”), and B. Riley Farber Advisory Inc., an Ontario corporation (“Farber”). The aggregate cash consideration paid by the Buyers for the interests of GlassRatner and shares of Farber was $117,800, which is based on a target closing working capital amount that is subject to adjustment within 180-days following the sale date. In connection with the sale, the Company entered into a transition services agreement with the buyer to provide certain services. Management concluded that the sale of the GlassRatner business represented a strategic shift that had a major effect on the Company’s operations in 2025 and met the criteria for discontinued operations. These financial statements are being recast from their original reported amounts such to exclude the GlassRatner business from continuing operations in the periods presented as more fully described in Note 4 - Discontinued Operations and Assets Held for Sale.
Liquidity
For the year ended December 31, 2024, the Company incurred a net loss of $764,274 which includes fair value adjustments totaling $(509,954) related to the Company’s loss on the write-off of the equity investment in Freedom VCM Holdings, LLC (“Freedom VCM”) and the loan receivable from Vintage Capital Management, LLC. As more fully described in Note 25 – Subsequent Events, the Company entered into a new term loan facility on February 26, 2025 with Oaktree affiliated companies, with a maturity date of February 26, 2028 and the proceeds were primarily used to repay all amounts outstanding under the Nomura Credit Agreement as more fully described in Note 13 – Term Loans and Revolving Credit Facility.

The Company completed the Brands Transaction in October 2024 and the Great American Group Transaction in November 2024 as more fully discussed in Note 4. The proceeds from these transactions were used for general working capital purposes, make principal payments on the term loan with Nomura, and retire all of the $145,211 of outstanding 6.375% senior notes due February 28, 2025. The Company also completed the sale of the Company’s majority owned subsidiary Atlantic Coast Recycling, LLC on March 3, 2025 for proceeds of approximately $68,638 (the “Atlantic Coast Transaction”) and the sale of part of Wealth Management business for $26,037 (the “Wealth Transaction”) as more fully described in Note 4 and the sale of the Company’s financial consulting business for $117,800 on June 27, 2025.

From March 26, 2025 to July 11, 2025, the Company completed five private exchange transactions with institutional investors pursuant to which approximately $115,800 of aggregate principal amount of the Company’s 5.50% Senior Notes due March 2026, approximately $2,100 aggregate principal amount of 6.50% Senior Notes due September 2026, approximately $146,400 aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, approximately $51,100 aggregate principal amount of the Company’s 6.00% Senior Notes due January 2028, and approximately $39,500 aggregate principal amount of the Company’s 5.25% Senior Notes due August 2028 (collectively, the “Exchanged Notes”) owned by the investors were exchanged for approximately $228,400 aggregate principal amount of newly-issued 8.00% Senior Secured Second Lien Notes due 2028 (the “New Notes”), whereupon the Exchanged Notes were cancelled.

After the completion of the Exchanged Notes described above, the Company has approximately $100,818 of 5.50% Senior Notes due March 31, 2026 as more fully described in Note 14 – Senior Notes Payable. The Company believes that the current cash and cash equivalents, securities and other investments owned, funds available under our credit facilities, cash expected to be generated from operating activities and proceeds received from the Atlantic Coast Transaction, the Wealth Management Transaction and the sale of the Company’s financial consulting business will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months from issuance date of the accompanying financial statements.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
(a) Principles of Consolidation and Basis of Presentation
The consolidated financial statements include the accounts of BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.) and its wholly owned and majority-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany accounts and transactions have been eliminated upon consolidation. Certain prior-year amounts have also been reclassified to conform to the current-year’s presentation as a result of held for sale and discontinued operations, see Notes 1 and 4.
The Company consolidates all entities that it controls through a majority voting interest. In addition, the Company performs an analysis to determine whether its variable interest or interests give it a controlling financial interest in a variable interest entity (“VIE”) including ongoing reassessments of whether it is the primary beneficiary of a VIE. See Note 2(ab) for further discussion.
(b) Risks and Uncertainties
In 2025, the United States introduced trade policy actions that have increased import tariffs across a wide range of countries at various rates, with certain exemptions. To the extent that trade tariffs and other restrictions imposed by the United States or other countries increase the price of, or limit the amount of, our products or components or materials used in our products imported into the United States or other countries, or create adverse tax consequences, the sales, cost, or gross margin of our products that are sold in our Consumer Products segment may be adversely affected and the demand from our customers for products may be diminished. Uncertainty surrounding international trade policy and regulations as well as disputes and protectionist measures could also have an adverse effect on consumer confidence and spending and may impact the Company’s results of operations.
(c) Use of Estimates
The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expense during the reporting period. Estimates are used when accounting for certain items such as valuation of securities, allowance for credit losses, the fair value of loans receivables, intangible assets and goodwill, share based arrangements, contingent consideration, accounting for income tax valuation allowances, and sales returns and allowances. Estimates are based on historical experience, where applicable, and assumptions that management believes are reasonable under the circumstances. Due to the inherent uncertainty involved with estimates, actual results may differ.
(d) Revenue Recognition
The Company recognizes revenues under Accounting Standards Codification (“ASC”) 606 – Revenue from Contracts with Customers. Revenues are recognized when control of the promised goods or performance obligations for services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods or services.
Revenues from contracts with customers in the Capital Markets segment, Wealth Management segment, Communications segment, Consumer Products segment, E-Commerce segment and the All Other category are primarily comprised of the following:
Capital Markets segment
Fees earned from corporate finance and investment banking services are derived from debt, equity and convertible securities offerings in which the Company acted as an underwriter or placement agent. Fees from underwriting activities are recognized as revenues when the performance obligation for the services related to the underwriting transaction is satisfied under the terms of the engagement and is not subject to any other contingencies. Fees are also earned from financial advisory and consulting services rendered in connection with client mergers, acquisitions, restructurings, recapitalizations and other strategic transactions. The performance obligation for financial advisory services is satisfied over time as work progresses on the engagement and services are delivered to the client. The performance obligation for financial advisory services may also include success and performance-based fees which are recognized as revenue when the performance obligation is no longer constrained and it is not probable that the revenue recognized would be subject to significant reversal in a future period. Generally, it is probable that the revenue recognized is no longer subject to significant reversal upon the closing of the investment banking transaction.
Fees from asset management services are recognized over the period the performance obligation for the services are provided. Asset management fees are primarily comprised of fees for asset management services and are generally based on the dollar amount of the assets being managed.
Revenues from sales and trading are recognized when the performance obligation is satisfied and include commissions resulting from equity securities transactions executed as agent or principal and are recorded on a trade date basis and fees paid for equity research.
Revenues from other sources in the Capital Markets segment is primarily comprised of (i) interest income from loans receivable and securities lending activities, (ii) related net trading gains and losses from market making activities, the commitment of capital to facilitate customer orders and fair value adjustments on loans, (iii) trading activities from investments in securities for the Company’s account, and (iv) other income.
Interest income from securities lending activities consists of interest income from equity and fixed income securities that are borrowed from one party and loaned to another. The Company maintains relationships with a broad group of banks and broker-dealers to facilitate the sourcing, borrowing and lending of equity and fixed income securities in a “matched book” to limit the Company’s exposure to fluctuations in the market value or securities borrowed and securities loaned.
Wealth Management segment
Fees from wealth management asset advisory services consist primarily of investment advisory fees that are recognized over the period the performance obligation for the services is provided. Investment advisory and asset management fees are primarily comprised of fees for investment services and are generally based on the dollar amount of the assets being managed. Investment advisory fee revenues as a principal registered investment advisor (“RIA”) are recognized on a gross basis. Asset management fee revenues as an agent are recognized on a net basis.
Revenues from sales and trading are recognized when the performance obligation is satisfied and include commissions resulting from equity securities transactions executed as agent and are recorded on a trade date basis.
Communications segment
Revenues in the Communications segment are primarily comprised of subscription services revenues which consist of fees charged to United Online pay accounts; revenues from the sale of the magicJack VoIP Services, LLC, (“magicJack”) access rights; revenues from access rights renewals and mobile apps; prepaid minutes revenues; revenues from access and wholesale charges; service revenue from unified communication as a service (“UCaaS”) hosting services; and revenues from mobile phone voice, text, and data services. Products revenues consist of revenues from the sale of magicJack, mobile phone, and mobile broadband service devices, including the related shipping and handling and installation fees, if applicable.
Subscription service revenues are recognized over time in the service period in which the transaction price has been determinable and the related performance obligations for services are provided to the customer. Fees charged to customers in advance are initially recorded in the consolidated balance sheets as deferred revenue and then recognized ratably over the service period as the performance obligations are provided.
For services offered by the Company in the Communications segment that include third-party providers, the Company evaluates whether it is acting as the principal or as the agent with respect to the goods or services provided to the customer. This principal-versus-agent assessment involves judgment and focuses on whether the facts and circumstances of the arrangement indicate that the goods or services were controlled by the Company prior to transferring them to the customer. To evaluate if the Company has control, it considers various factors including whether it is primarily responsible for fulfillment, bears risk of loss in billing the customer, and has discretion over pricing.
Product revenues for hardware and shipping are recognized at the time of delivery. Revenues from sales of devices and services represent revenues recognized from sales of the magicJack devices to retailers or direct to customers, net of returns, and rights to access the Company’s servers over the period associated with the access right period, and from sales of mobile phones and voice, text, and data services. The transaction price for devices is allocated between equipment and service based on stand-alone selling prices. Revenues allocated to devices are recognized upon delivery (when control transfers to the customer), and service revenue is recognized ratably over the service term. The Company estimates the return of magicJack device direct sales as part of the transaction price using a six-month rolling average of historical returns.
Consumer Products segment
Revenues in the Consumer Products segment primarily consist of the global sales of notebook computer carrying cases and computer accessories. Global sales of consumer goods to customers are subject to contracts that contain a single performance obligation and revenue is recognized at a point in time when control of the product transfers to the customer which is generally upon product shipment. Customers consist primarily of equipment manufacturers, distributors (servicing resellers and corporate end-customers), and retailers. Consignment customers represent retailers that are in possession of the Company's inventory but that inventory is owned by the Company until sold. As such, consignment revenue is recognized when the retail sale is reported by the customer. Generally, the terms of the contracts for the sale of global goods do not allow for a right of return except for matters related to products with defects or damages. Revenues may be reduced by allowances for advertising and promotion, which generally represent contractual selling incentives offered to customers that will be charged to the Company at a later date. During the years ended December 31, 2024 and 2023, allowances for selling incentives were $17,143 and $16,633, respectively. These allowances are included in accrued expenses and other liabilities on the consolidated balance sheets and consist of rebates that reduce revenue at time of sale. Shipping and handling expenses, which consist primarily of transportation charges incurred to move finished goods to customers, is included in cost of goods sold.
E-Commerce segment
Revenues in the E-Commerce segment primarily consist of commission fees derived from contractually committed gross revenue processed by customers on the Company's e-commerce platform. The Company is acting as an agent in these arrangements and customers do not have the contractual right to take possession of the Company's software. Revenue is recognized in an amount that reflects the consideration that the Company expects to ultimately receive in exchange for those promised goods, net of expected discounts for sales promotions and customary allowances.

CaaS Revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers' inventory or any credit risks relating to the products sold. The Company has concluded the sale of goods and related shipping and handling on behalf of our customers are accounted for as a single performance obligation, while the expenses incurred for actual shipping charges are included in cost of sales. Variable consideration is included in revenue for potential product returns. The Company uses an estimate to constrain revenue for the expected variable consideration at each period end. The Company reviews and updates its estimates and related accruals of variable consideration each period based on the terms of the agreements, historical experience, and expected levels of returns. Any uncertainties in the ultimate resolution of variable consideration due to factors outside of the Company’s influence are typically resolved within a short timeframe therefore not requiring any additional constraint on the variable consideration. The estimated reserve for returns is included on the balance sheet in accrued expenses with changes to the reserve in revenue on the accompanying statement of operations.

All Other
Revenue in the All Other category, which is not a reportable segment, rental fees through rent-to-own agreements and merchandise sales from the operation of rent-to-own franchise stores, and revenues from a regional environmental services business in the New York metropolitan area and a landscaping business in the southeast United States, which was sold during the quarter ended September 30, 2023.
Rental fees consist of merchandise, such as furniture, appliances and consumer electronics, which is rented to customers pursuant to rental purchase agreements which provide for weekly, semi-monthly or monthly rental terms with non-refundable rental payments. At the end of each rental term, the customer may renew the agreement for the next rental term by making a payment in advance. The customer can acquire ownership of the merchandise on lease by completing payment of all required rental periods. The Company maintains ownership of the rental merchandise until all payment obligations are satisfied. The customer can terminate the lease agreement at any time during the lease term and return the leased merchandise to the store. All prior rental payments are nonrefundable.
Merchandise sales are from merchandise purchased upfront through a point-of-sale transaction. In addition, rental customers may exercise an early purchase option to buy the merchandise at a fixed discount to the total contractual price at any point in the lease term as established in the original rental agreement. Revenue from merchandise sales and early purchase option is recognized at the point in time when payment is received and ownership of the merchandise passes to the customer. Any remaining net value of the merchandise is recorded to cost of sales at the time of the transaction.
The environmental services business is engaged in the recycling of scrap and waste materials and deals primarily in paper products. The business provides processing services that consists of the receipt of materials from municipalities and commercial entities that are then sorted and then disposed of or sold, using third-party processors as needed. The businesses' customer arrangements contain a single obligation to transfer processed sorted and baled recycled raw materials and revenues are recognized at a point in time as sales when the performance obligation is satisfied. The pricing for recyclable materials can fluctuate based upon market conditions and the business has certain arrangements with customers to reduce the risk exposure to commodity pricing volatility through revenue sharing (or processing fee) contracts with municipal customers.
The landscaping business, which was sold in November 2023, provided landscaping maintenance, improvements, and irrigation services to its customers. Revenues prior to the sale were recognized as the services are performed, which is typically ratably over the term of the contract upon the transfer of control of services to its customers in an amount reflecting the total consideration expected to be received from the customer.
(e) Direct Cost of Services
Direct cost of services relates to service and fee revenues. Direct costs of services include participation in profits under collaborative arrangements in which the Company is a majority participant. Direct cost of services in the Communications segment include cost of telecommunications and data center costs, personnel and overhead-related costs associated with operating the Company’s networks, servers and data centers, sales commissions associated with multi-year service plans, depreciation of network computers and equipment, amortization expense, third party advertising sales commissions, license fees, costs related to providing customer support, costs related to customer billing and processing of customer credit cards and associated bank fees. Direct costs of services include cost of rentals and fees for the Company’s rent-to-own stores. Direct cost of services does not include an allocation of the Company’s overhead costs. Direct costs of services for Nogin, Inc. (“Nogin”) (as defined below) include costs directly related to providing services under the master service agreements with customers, which primarily includes service provider costs directly related to processing revenue transactions, marketing expenses and shipping and handling expenses which correspond to marketing and shipping revenues, as well as credit card merchant fees.
(f) Interest Expense - Securities Lending Activities
Interest expense from securities lending activities is included in operating expenses related to operations in the Capital Markets segment. Interest expense from securities lending activities is incurred from equity and fixed income securities that are loaned to the Company and totaled $66,128 and $145,435 during the years ended December 31, 2024 and 2023, respectively.

(g) Concentration of Risk
Revenues in the Capital Markets, Wealth Management, Communications, and E-Commerce segments are primarily generated in the United States. Revenues in the Consumer Products segment are primarily generated in the United States, Canada, and Europe.
The Company maintains cash in various federally insured banking institutions. The account balances at each institution periodically exceed the Federal Deposit Insurance Corporation’s (“FDIC”) insurance coverage, and as a result, there is a concentration of credit risk related to amounts in excess of FDIC insurance coverage. The Company has not experienced any losses in such accounts.
On December 18, 2023, the Company loaned $108,000 to Conn’s Inc. (“Conn’s”) as more fully described in Note 23 under the Term Loan and Security Agreement, dated as of December 18, 2023 (the “Conn’s Term Loan”), among Conn’s, W.S. Badcock LLC (“WS Badcock”), as borrowers, and an affiliate of the Company, as administrative agent, collateral agent, and lender. On February 14, 2024, the Company collected $15,000 of principal payments which reduced the loan balance to $93,000. The fair value of the Conn’s loan receivable was $19,065 at December 31, 2024. This loan combined with two other existing loans receivable with a fair value of $6,082 and $62,808 as of December 31, 2024 and 2023, respectively, is collateralized by consumer loan receivables of customers of the furniture and electronics retailer. These loans have an aggregate fair value of $25,147 or 27.9% and $167,568 or 31.5% of the loan portfolio as of December 31, 2024 and 2023, respectively, and are concentrated in the retail industry. The fair value of these loans at December 31, 2024 has been impacted by a deterioration in Conn’s operating results in the second quarter of 2024, which culminated in the Conn's Chapter 11 bankruptcy filing on July 23, 2024 as more fully discussed in Note 2(s) below. On December 17, 2024, the Company entered into an agreement with the first-lien holder banks of the Conn’s loan receivable to assign the first-lien loan receivable to the Company for consideration of $27,738. The Company collected the $27,738 and interest earned on the first-lien loan receivable of $238 for the period from December 17, 2024 through January 24, 2025 when the first-lien loan receivable was paid in full. This loan receivable has a fair value of $19,761 as of December 31, 2024.
The Company also has a loan receivable with a principal amount of $224,968 and $200,506 as of December 31, 2024 and 2023, respectively. The increase in the loan receivable principal amount at December 31, 2024 in the amount of $24,462 includes interest in-kind interest that was capitalized to the loan receivable balance annually on the loan's anniversary date. The loan receivable is secured by a first priority security interest in Freedom VCM equity interests owned by Brian Kahn as more fully described in Note 2(s) below. The fair value of the loan receivable and collateral from the security interest in Freedom VCM at December 31, 2024 is impacted by the Freedom VCM filing of voluntary petitions for relief under Chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) on November 3, 2024. The fair value of the loan receivable was $2,057 and $200,506 or 2.3% and 37.7% of the total loan portfolio as of December 31, 2024 and 2023, respectively. As a result of the bankruptcy filing on November 3, 2024, the loan receivable at December 31, 2024 is on non-accrual and there is no accrued interest receivable on the loan receivable at December 31, 2024. Interest receivable on the loan in the amount of $8,889 as of December 31, 2023 is included in prepaid expenses and other assets in the consolidated balance sheets. The fair value of the underlying collateral for this loan is primarily comprised of other securities which amounted to $2,057 at December 31, 2024 and decreased to a fair value of $1,284 at September 16, 2025.
At December 31, 2024, the Company is also exposed to a concentration of risk related to (a) a loan receivable with a fair value of $32,136 from a technology company, (b) the Freedom VCM Receivables, Inc. loan receivable which totaled $3,913, and (c) exposure from the loan receivable with a fair value of $2,057 as described above where the primary security includes other public equity securities owned by Brian Kahn.
The maximum amount of loss that the Company is exposed to loss from loans receivable concentration is an amount equivalent to the fair value of these loans at which totaled $59,340 and $368,074 as of December 31, 2024 and 2023, respectively.
(h) Advertising Expenses
The Company expenses advertising costs, which consist primarily of costs for printed materials, as incurred. Advertising costs totaled $7,206 and $10,130 during the years ended December 31, 2024 and 2023, respectively. Advertising expense is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations.

(i) Share-Based Compensation
The Company’s share-based payment awards principally consist of grants of restricted stock, restricted stock units (“RSUs”) and costs associated with the Company’s employee stock purchase plan. In accordance with the applicable accounting guidance, share-based payment awards are classified as either equity or liabilities. For equity-classified awards, the Company measures compensation cost for the grant of membership interests at fair value on the date of grant and recognizes compensation expense in the consolidated statements of operations over the requisite service or performance period the award is expected to vest. The Company accounts for forfeitures when they occur rather than estimate a forfeiture rate.
In June 2018, the Company adopted the 2018 Employee Stock Purchase Plan (“Purchase Plan”) which allows eligible employees to purchase common stock through payroll deductions at a price that is 85% of the market value of the common stock on the last day of the offering period. In accordance with the provisions of ASC 718 - Compensation - Stock Compensation, the Company is required to recognize compensation expense relating to shares offered under the Purchase Plan.
(j) Income Taxes
The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect during the year in which the differences are expected to reverse. The Company estimates the degree to which tax assets and credit carryforwards will result in a benefit based on expected profitability by tax jurisdiction. A valuation allowance for such tax assets and loss carryforwards is provided when it is determined to be more likely than not that the benefit of such deferred tax asset will not be realized in future periods. Tax benefits of operating loss carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. If it becomes more likely than not that a tax asset will be used, the related valuation allowance on such assets would be reduced.
The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Once this threshold has been met, the Company’s measurement of its expected tax benefits is recognized in its financial statements. The Company accrues interest on unrecognized tax benefits as a component of income tax expense. Penalties, if incurred, would be recognized as a component of income tax expense.
(k) Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.
(l) Restricted Cash
As of December 31, 2024 and 2023, restricted cash included $100,475 and $1,875, respectively, primarily consisting of cash set aside for the repayment of the 6.375% Senior Notes due on February 28, 2025 and cash collateral for leases.
Cash, cash equivalents and restricted cash consist of the following:

	December 31, 2024	December 31, 2023
Cash and cash equivalents	$146,852	$216,671
Restricted cash	100,475	1,875
Total cash, cash equivalents and restricted cash	$247,327	$218,546

(m) Securities Borrowed and Securities Loaned
Securities borrowed and securities loaned are recorded based upon the amount of cash advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of the securities borrowed and loaned on a daily basis, with additional collateral obtained, or excess collateral recalled, when deemed appropriate.
The Company accounts for securities lending transactions in accordance with ASC 210 - Balance Sheet, which requires companies to report disclosures of offsetting assets and liabilities. The Company does not net securities borrowed and securities loaned and these items are presented on a gross basis in the consolidated balance sheets.
(n) Due from/to Brokers, Dealers, and Clearing Organizations
The Company clears all of its proprietary and customer transactions through other broker-dealers on a fully disclosed basis. The amount receivable from or payable to the clearing brokers represents the net of proceeds from unsettled securities sold, the Company’s clearing deposits and amounts receivable for commissions less amounts payable for unsettled securities purchased by the Company and amounts payable for clearing costs and other settlement charges. This amount also includes the cash collateral received for securities loaned less cash collateral for securities borrowed. Any amounts payable would be fully collateralized by all of the securities owned by the Company and held on deposit at the clearing broker.
(o) Accounts Receivable
Accounts receivable represents amounts due from the Company’s Capital Markets, Wealth Management, Communications, Consumer Products, and E-Commerce customers. The Company maintains an allowance for credit losses for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, management utilizes the expected loss model, which includes the pooling of receivables using the aging method and specific identification. Management also considers historical losses adjusted for current market conditions and the customers’ financial condition and the current receivables aging and current payment patterns. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers. The Company’s bad debt expense and changes in the allowance for credit losses are included in Note 7.

(p) Inventories

Inventories are substantially all finished goods from the Consumer Products and Communications segments and are stated at the lower of cost, determined on the first-in, first-out (FIFO) basis, or net realizable value. The Company maintains an allowance for excess and obsolete inventories to reflect its estimate of realizable value of the inventory based on historical sales and recoveries. Inventories are included in prepaid and other assets in the consolidated balance sheets.
(q) Leases
The Company determines if an arrangement is, or contains, a lease at the inception date and reviews leases for finance or operating classification once control is obtained. Operating leases with terms greater than twelve months are included in right-of-use assets, with the related liabilities included in operating lease liabilities in the consolidated balance sheets. Finance leases are included in prepaid expenses and other assets, with the related liabilities included in accrued expenses and other liabilities in the consolidated balance sheets.
Operating and finance lease assets represent the Company's right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating and finance lease assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term. The Company uses its estimated incremental borrowing rate in determining the present value of lease payments. Variable components of the lease payments such as fair market value adjustments, utilities, and maintenance costs are expensed as incurred and not included in determining the present value. The Company's lease terms include rent escalations and options to extend or terminate the lease when it is reasonably certain that it will exercise that option. Lease expense is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components which are accounted for as a single lease component. See Note 11 for additional information on leases.
(r) Property and Equipment
Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Property and equipment held under finance leases are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation expense on property and equipment was $10,017 and $9,221 during the years ended December 31, 2024 and 2023, respectively.
(s) Loans Receivable

Under ASC 825 - Financial Instruments, the Company elected the fair value option for all outstanding loans receivable. Management evaluates the performance of the loan portfolio on a fair value basis. Under the fair value option, loans receivables are measured at each reporting period based upon their exit value in an orderly transaction and unrealized gains or losses from changes in fair value are recorded in the consolidated statements of operations.

Loans receivable, at fair value totaled $90,103 and $532,419 as of December 31, 2024 and 2023, respectively. The loans have various maturities through February 2029. As of December 31, 2024 and 2023, the principal balances of loans receivable accounted for under the fair value option were $446,004 and $555,882, respectively. The principal balance of loans receivable exceeded the fair value of loans by $355,901 and $23,463 as of December 31, 2024 and 2023, respectively. At the time of origination, the Company's loans are collateralized by the assets of borrowers and other pledged collateral and may have guarantees to provide for protection of the payments due on loans receivable. During the years ended December 31, 2024 and 2023, the Company recorded net unrealized losses of $332,438 and net unrealized gains of $55,756, respectively, on loans receivable, at fair value, which is included fair value adjustments on loans on the consolidated statements of operations. Loans receivable, at fair value on non-accrual and 90 days or greater past due was $21,122, which represented approximately 23.4% of total loans receivable, at fair value as of December 31, 2024. The principal balance of loans receivable on non-accrual and 90 days or greater past due was $321,544 as of December 31, 2024. Loans receivable, at fair value on non-accrual was $41,236, which represents approximately 7.7% of total loans receivable, at fair value as of December 31, 2023. The principal balance of loans receivable on non-accrual was $43,326 as of December 31, 2023. Interest income for loans on non-accrual and/or 90 days or greater past due is recognized separately from changes in fair value adjustments on loans on the consolidated statements of operations. The amount of gains or (losses) included in earnings attributable to changes in instrument-specific credit risk was $(323,840) and $6,322 during the years ended December 31, 2024 and 2023, respectively. The gains or losses attributable to changes in instrument-specific risk was determined by management based on an estimate of the fair value change during the period specific to each loan receivable.

The Company may periodically provide limited guarantees to third parties for loans that are made to investment banking and lending clients. As of December 31, 2024, the Company has outstanding limited guarantee arrangements with respect to Babcock & Wilcox Enterprises, Inc. (“B&W”) as further described in Note 19(b). In accordance with the credit loss standard, the Company evaluates the need to record an allowance for credit losses for these loan guarantees since they have off-balance sheet credit exposures. As of December 31, 2024, the Company has not recorded any provision for credit losses on the B&W guarantees since the Company believes that there is sufficient collateral to protect the Company from any credit loss exposure.
Interest income on loans receivable is recognized based on the stated interest rate of the loan on the unpaid principal balance plus the amortization of premiums and discounts and is included in interest income - loans on the consolidated statements of operations.
On August 21, 2023, one of the Company’s subsidiaries and Vintage Capital Management, LLC (“VCM”), an affiliate of Brian Kahn, amended and restated a promissory note (the “Amended and Restated Note”), pursuant to which VCM owes the Company's subsidiary the aggregate principal amount of $200,506 and bears interest at the rate of 12% per annum payable-in-kind with a maturity date of December 31, 2027. The Amended and Restated Note requires repayments prior to the maturity date from certain proceeds received by VCM, Mr. Kahn or his affiliates from, among other proceeds, distributions or dividends paid by Freedom VCM in amount equal to the greater of (i) 80% of the net after-tax proceeds, and (ii) 50% of gross proceeds. The obligations under the Amended and Restated Note are primarily secured by a first priority perfected security interest in Freedom VCM equity interests owned by Mr. Kahn, the CEO and a board member of Freedom VCM as of December 31, 2023, and his spouse with a value (based on the transaction price in the Franchise Resource Group, Inc. (“FRG”) take-private transaction) of $227,296 as of August 21, 2023. On January 22, 2024, Mr.

Kahn resigned as CEO and a member of the board of directors of Freedom VCM. The fair value of the Freedom VCM equity interest owned by Mr. Kahn and his spouse was zero and $232,065 as of December 31, 2024 and 2023, respectively. Amounts owing under the Amended and Restated Note may be repaid at any time without penalty. On a quarterly basis, the Company will continue to obtain third party appraisals to evaluate the value of the collateral of the loan since the repayment of the loan and accrued interest will be paid primarily from the cash distributions from Freedom VCM or foreclosure on the underlying collateral. In light of Mr. Kahn’s alleged involvement with the alleged misconduct concerning Prophecy Asset Management LP, the Company can provide no assurances that it will not be subject to claims asserting an interest in the Freedom VCM equity interests owned by Mr. Kahn, including those that collateralize the Amended and Restated Note. If a claim were successful, it would diminish the value of the collateral which could impact the carrying value of the loan. If such claims are made, however, the Company believes it has valid defenses from any such claim and any such claim would be without merit. Other factors leading to continued deterioration in the collateral, including in the performance of Freedom VCM or delays in the execution of its strategies, including the possible disposition of additional businesses and further de-leveraging of its balance sheet, for the loan receivable may further impact the ultimate collection of principal and interest. To the extent the loan balance and accrued interest exceed the underlying collateral value of the loan, as was the case as of December 31, 2024, the fair value of the loan has been and will be impacted and has resulted, and will result, in an unrealized loss being recorded in the consolidated statements of operations. On November 3, 2024, Freedom VCM filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code, which impacts the collateral for this loan receivable. The fair value adjustment on the VCM loan receivable was $(222,911) and zero for the year ended December 31, 2024 and 2023. The fair value of the underlying collateral for this loan decreased to a fair value of $1,284 at September 16, 2025. The $1,284 is comprised of other public securities. On June 1, 2025, the United States Bankruptcy Court for the District of Delaware entered an Order Confirming the Ninth Amended Joint Chapter 11 Plan of Franchise Group, Inc. and its affiliated debtors (the “FRG Plan”). Under the FRG Plan, all equity interests and claims related thereto were cancelled and such equity interest holders, including Freedom VCM as an equity holder of Franchise Group, Inc. will not receive any property or distributions under the FRG Plan. As a result, of the FRG Plan, the Company does not expect to receive any proceeds or distributions from the Freedom VCM equity interests owned by Mr. Kahn and his spouse that collateralize the VCM loan receivable.
As of December 31, 2024, loans receivable had an aggregate remaining contractual principal balance of $448,709, an aggregate fair value of $90,103, and the contractual principal balance exceeded the fair value by $358,606. As of December 31, 2023, loans receivable had an aggregate remaining contractual principal balance of $563,637, an aggregate fair value of $532,419, and the contractual principal balance exceeded the fair value by $31,218.
The Company has a loan receivable with a principal amount of $93,000 outstanding from Conn’s and two loans with a fair value of $6,082 outstanding which are discussed below, (the Badcock Receivables I and Freedom VCM Receivables loans receivable, each as defined below), which are serviced by Conn’s. Accrued interest on the $93,000 Conn’s loan receivable was current as of June 30, 2024. As a result of Conn's voluntary petition filing on July 23, 2024 for relief (the “Chapter 11 Cases”) under chapter 11 of title 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) this loan receivable with a fair value of $19,065 at December 31, 2024 is included in loans receivable on non-accrual as discussed above. Future collection of the $93,000 Conn’s loan receivable is expected to be paid from the sale of assets and servicing of a pool consumer receivables that serve as collateral for the loan where we have a second lien on these assets. These proceeds which are expected to be collected over the next year has been impacted by the Chapter 11 Cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The commencement of the Chapter 11 Cases constitutes an event of default that accelerates the repayment obligations under the $93,000 loan receivable to Conn’s. Any efforts to enforce repayment obligations under the Conn’s $93,000 loan receivable are automatically stayed as a result of the Chapter 11 Cases and the Company’s rights of enforcement in respect of this loan are subject to the applicable provisions of the Bankruptcy Code. The fair value adjustment on the Conn's loan receivable was $(71,724) and $494 for the year ended December 31, 2024 and 2023. On December 17, 2024, the Company entered into an agreement with the first-lien holder banks of the Conn’s loan receivable to assign the first-lien loan receivable to the Company for consideration of $27,738. The Company collected the principal of $27,738 and interest on the first-lien loan receivable of $238 for the period from December 17, 2024 through January 24, 2025 when the first-lien loan receivable was paid in full.
The Company has continued to receive payments for the other two loans with a fair value of $6,082 at December 31, 2024 and has received payments of $1,114 subsequent to December 31, 2024 and through February 5, 2025 on the Badcock Receivables I and Freedom VCM Receivable loans receivable. On February 7, 2025, the Company sold the two loans for $6,611 and recorded a gain of $1,643 during the first quarter of fiscal year 2025.

Badcock Loan Receivable
On December 20, 2021, the Company entered into a Master Receivables Purchase Agreement (“Badcock Receivables I”) with W.S. Badcock Corporation, a Florida corporation (“WSBC”), which at the time was an indirect wholly owned subsidiary of FRG, which became a subsidiary of Freedom VCM as a result of the transaction on August 21, 2023. The Company paid $400,000 in cash to WSBC for the purchase of certain consumer credit receivables which are small consumer loans issued by WSBC to consumers for the purchase of merchandise sold at WSBC's stores. On September 23, 2022, the Company's then majority-owned subsidiary, B Riley Receivables II, LLC (“BRRII”), a Delaware limited liability company, entered into a Master Receivables Purchase Agreement (“Badcock Receivables II”) with WSBC. This purchase of $168,363 consumer credit receivables of WSBC was partially financed by a $148,200 term loan discussed in Note 13. During the three months ended March 31, 2023, BRRII entered into Amendment No. 2 and No. 3 to Badcock Receivables II with WSBC for a total of $145,278 in additional consumer credit receivables. The accounting for these transactions resulted in the Company recording a loan receivable from WSBC with the recognition of interest income at an imputed rate based on the cash flows expected to be received from the collection of the consumer receivables that serve as collateral for the loan. The collateral for these loans receivables are the individual consumer credit receivables that were originally issued to WSBC consumers for merchandise sold in WSBC stores and the total amount of collections on these loan receivables is dependent upon their credit performance. These loan receivables are measured at fair value.
On August 21, 2023, all of the equity interests of BRRII were sold to Freedom VCM Receivables, Inc. (“Freedom VCM Receivables”), a subsidiary of Freedom VCM, which resulted in a loss of $78. In connection with the sale, Freedom VCM Receivables assumed the obligations with respect to the Pathlight Credit Agreement, as more fully discussed in Note 13, and Freedom VCM Receivables entered into the Freedom Receivables Note (as defined below) in the amount of $58,872, with a stated interest rate of 19.74% and a maturity date of August 21, 2033 with payments of principal and interest on the note limited solely to the performance of certain consumer receivables held by BRRII. This loan receivable is measured at fair value.
In connection with these loans, the Company entered into a Servicing Agreement with WSBC pursuant to which WSBC provides to the Company certain customary servicing and account management services in respect of the receivables purchased by the Company under the Receivables Purchase Agreement. In addition, subject to certain terms and conditions, FRG has agreed to guarantee the performance by WSBC of its obligations under the Master Receivables Purchase Agreements and the Servicing Agreement.
As of December 31, 2024 and 2023, the Badcock Receivables I loan receivable in the Company's consolidated balance sheets included loans measured at fair value in the amount of $2,169 and $20,624, respectively. As of December 31, 2024 and 2023, the Freedom Receivables Note was included in the Company's consolidated balance sheets in loans receivable, at fair value in the amount of $3,913 and $42,183, respectively.
Nogin Loan and Loan Commitment
On November 16, 2023, the Company entered into a Chapter 11 Restructuring Support Agreement (as amended, the “RSA”) with Nogin, certain of its subsidiaries, and certain holders of the respective convertible notes (the “Consenting Noteholders”). Pursuant to the RSA, the Company funded $17,530 of debtor-in-possession (“DIP”) financing as of December 31, 2023. The Company funded an additional $20,170 (inclusive of $1,700 in fees payable in kind) in DIP financing which increased the loan amount to $37,700 as of May 3, 2024. On May 3, 2024 the DIP financing of $37,700 was extinguished and the Company funded an additional $18,670 in cash to complete the acquisition of Nogin of which $15,500 was a payment to the Consenting Noteholders. See Note 3 for more details on the Nogin acquisition.
(t) Securities and Other Investments Owned and Securities Sold Not Yet Purchased
Securities owned consist of equity securities including, common and preferred stocks, warrants, and options; corporate bonds; other fixed income securities including, government and agency bonds; loans receivable valued at fair value; and investments in partnerships. Securities sold, but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price and thereby create a liability to purchase the security in the market at prevailing prices. Changes in the value of these securities are reflected currently in the results of operations.

As of December 31, 2024 and 2023, the Company’s securities and other investments owned and securities sold not yet purchased at fair value consisted of the following securities:

	December 31, 2024	December 31, 2023
Securities and other investments owned:
Equity securities	$232,508	$711,577
Corporate bonds	29,027	59,287
Other fixed income securities	4,923	2,989
Partnership interests and other	15,867	35,196
	$282,325	$809,049

Securities sold not yet purchased:
Equity securities	$—	$1,037
Corporate bonds	1,891	5,971
Other fixed income securities	3,784	1,593
	$5,675	$8,601
The Company owns certain equity securities that are accounted for under the fair value option where the Company would otherwise use the equity method of accounting. Investments become subject to the equity method of accounting when the Company possesses the ability to exercise significant influence, but not control, over the operating and financial policies of the investee. The ability to exercise significant influence is presumed when the Company possesses more than 20% of the voting interests of the investee. However, the Company may have the ability to exercise significant influence over the investee when the Company owns less than 20% of the voting interests of the investee depending on the facts and circumstances that demonstrate that the ability to exercise influence is present, such as when the Company has representation on the board of directors of such investee. In accordance with ASC 321 - Equity Securities, unrealized gains (losses) on equity securities held at December 31, 2024, includes unrealized gains (losses) of $(48,994) and $(134,027) for the years ended December 31, 2024 and 2023, respectively, reported in other income (loss) - realized and unrealized gains (losses) on investments in the consolidated statement of operations.
Freedom VCM Holdings, LLC Equity Interest and Take-Private Transaction
During the year ended December 31, 2024, the Company's investment in Freedom VCM was written-off as a result of Freedom VCM filing of voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on November 3, 2024. As a result of the bankruptcy filing, the Company no longer has significant influence over Freedom VCM. The investment in Freedom VCM was from the Company's equity interest that was acquired on August 21, 2023 for $216,500 in cash in connection with the closing of the take private transaction that included the acquisition of FRG, by a buyer group that included members of senior management of FRG, led by Mr. Kahn, FRG’s then Chief Executive Officer (the “FRG take-private transaction”). In connection with the closing of the FRG take-private transaction, the Company terminated an investment advisory agreement (the “Advisory Agreement”) with Mr. Kahn. Pursuant to the Advisory Agreement, Mr. Kahn, as financial advisor, had the sole power to vote or dispose of $64,644 of shares of FRG common stock (based on the value of FRG shares in the FRG take-private transaction as of the closing date of such transaction) held of record by B. Riley Securities, Inc. (“BRS”). Upon the termination of the Advisory Agreement, (i) Mr. Kahn’s right to vote or dispose of such FRG shares terminated, (ii) such FRG shares owned by BRS were rolled over into additional equity interests in Freedom VCM in connection with the FRG take-private transaction, and (iii) Mr. Kahn owed a total of $20,911 to the Company under the Advisory Agreement which amount was added to, and included in, the Amended and Restated Note.
Following these transactions, the Company owned an equity interest of $281,144 (based on the transaction price in the FRG take-private transaction) or 31% of the outstanding equity interests in Freedom VCM. Also in connection with the FRG take-private transaction, on August 21, 2023 all of the equity interests of BRRII, a majority-owned subsidiary of the Company, were sold to a Freedom VCM affiliate, which resulted in a loss of $78. In connection with the sale, the Freedom VCM affiliate assumed the obligations with respect to the Pathlight Credit Agreement, as further discussed in Note 13, and the Company entered into a non-recourse promissory note with another Freedom VCM affiliate in the amount of $58,872, with a stated interest rate of 19.74% and a maturity date of August 21, 2033 (the “Freedom Receivables Note”) with payments of principal and interest on the note limited solely to performance of certain receivables held by BRRII.

On December 18, 2023, a wholly owned subsidiary of Freedom VCM entered into a transaction that resulted in the sale of all of the operations of WS Badcock to Conn’s in exchange for the issuance by Conn’s of 1,000,000 shares of Conn’s preferred stock (the “Preferred Shares”). The Preferred Shares issued by Conn’s to Freedom VCM, subject to the terms set forth in the Certificate of Designation, are nonvoting and are convertible into an aggregate of approximately 24,540,295 shares of non-voting common stock of Conn’s, which represented 49.99% of the issued and outstanding shares of common stock of Conn’s which resulted in consideration received by Freedom VCM of approximately $69,900. As a result of the convertible preferred stock having a conversion feature into 49.99% of the common stock of Conn’s, Freedom VCM is considered to have significant influence over Conn’s in accordance with ASC 323, Investments – Equity Method and Joint Ventures. On July 23, 2024, Conn’s filed a Chapter 11 Case under the Bankruptcy Code in the Bankruptcy Court as more fully discussed in Note 2(s).
On June 1, 2025, the United States Bankruptcy Court for the District of Delaware entered an Order Confirming the Ninth Amended Joint Chapter 11 Plan of Franchise Group, Inc. and its affiliated debtors pursuant to the FRG Plan. Under the FRG Plan, all equity interests and claims related thereto were cancelled and such equity interest holders, including Freedom VCM as an equity holder of Franchise Group, Inc. will not receive any property or distributions under the FRG Plan. As a result, of the FRG Plan, the Company does not expect to receive any proceeds or distributions from the equity investment in Freedom VCM. Prior to the write-off of the investment in Freedom VCM, the Company elected to account for the 31% equity investment under the fair value option. The following tables contain summarized financial information with respect to Freedom VCM, included below for purposes of the disclosure a quarter in arrears (balance sheet amounts as of September 30, 2024 and 2023 correspond to amounts as of December 31, 2024 and 2023, respectively, of the Company; income statement amounts during the twelve months ended September 30, 2024 and 2023 correspond to amounts during the year ended December 31, 2024 and 2023, respectively, of the Company), which is the period in which the most recent financial information is available:

	As of September 30,
	2024	2023
Current assets	$871,102	$1,219,682
Noncurrent assets	$2,889,334	$3,142,660
Current liabilities	$569,281	$749,894
Noncurrent liabilities	$2,680,178	$2,695,446
Equity attributable to investee	$510,977	$917,003

	For the twelve months ended September 30
	2024	2023
Revenues	$3,131,138	$4,276,097
Cost of revenues	$1,991,258	$2,608,203
Net loss attributable to investees	$(391,385)	$(276,813)

As of December 31, 2024 and 2023, the fair value of the investment in Freedom VCM totaled zero and $287,043, and is included in securities and other investments owned, at fair value in the consolidated balance sheets. The change in fair value recorded in the statement of operations was an unrealized loss $287,043 for the year ended December 31, 2024 and an unrealized gain of $5,899 for the period from August 21, 2023 (date of investment) through December 31, 2023, respectively.

Babcock and Wilcox Enterprises, Inc, Equity Investment
The Company owns a 29.1% voting interest in B&W whereby the Company has elected to account for this investment under the fair value option. The following tables contain summarized financial information with respect to B&W included below for purposes of the disclosure a quarter in arrears (balance sheet amounts as of September 30, 2024 and 2023, correspond to amounts as of December 31, 2024 and 2023, respectively, of the Company; income statement amounts during the twelve months ended September 30, 2024 and 2023, correspond to amounts during the year ended December 31, 2024 and 2023, respectively, of the Company):

	As of September 30,
	2024	2023
Current assets	$530,223	$542,300
Noncurrent assets	$274,410	$294,979
Current liabilities	$297,928	$393,539
Noncurrent liabilities	$709,823	$585,430
Equity attributable to investee	$(203,694)	$(142,316)
Noncontrolling interest	$576	$626

	For the twelve months ended September 30,
	2024	2023
Revenues	$878,224	$1,022,064
Cost of revenues	$721,112	$795,422
Loss from continuing operations	$(55,910)	$(23,484)
Net loss	$(59,482)	$(128,587)
Net loss attributable to investees	$(67,019)	$(143,591)
As of December 31, 2024 and 2023, the fair value of the investment in B&W totaled $45,012 and $40,072, respectively, and are included in securities and other investments owned, at fair value in the consolidated balance sheets.

Other Public Company Equity Investments
As of December 31, 2024, the Company no longer had significant influence related to the investment in Synchronoss Technologies, Inc. (“Synchronoss”) since the Company's voting interest declined below 10% and is no longer entitled to board representation on Synchronoss. During the year ended December 31, 2024, the Company sold its entire equity investment in Alta Equipment Group, Inc. In the prior year, at December 31, 2023, the Company had a voting interest of 14% in Synchronoss Technologies, Inc. and 11% in Alta Equipment Group, Inc., and the Company had significant influence due to the equity ownership interest and board representation for both companies. The Company elected to account for these equity investments under the fair value option. The following tables contain summarized financial information for these companies, included below for purposes of the disclosure a quarter in arrears (balance sheet amounts as of September 30, 2024 and 2023, correspond to amounts as of December 31, 2024 and 2023, respectively, of the Company; income statement amounts during the twelve months ended September 30, 2024 and 2023, correspond to amounts during the year ended December 31, December 31, 2024 and 2023, respectively, of the Company), which is the period in which the most recent financial information is available:

	Synchronoss		Alta Equipment Group, Inc.
	As of September 30,		As of September 30,
	2024	2023	2023
Current assets	$77,940	$85,903	$784,300
Noncurrent assets	$221,758	$275,304	$696,100
Current liabilities	$41,553	$74,528	$569,800
Noncurrent liabilities	$210,342	$166,673	$763,100
Equity attributable to investee	$47,803	$120,006	$147,500

	Synchronoss		Alta Equipment Group, Inc.
	For the twelve months ended September 30,		For the twelve months ended September 30,
	2024	2023	2023
Revenues	$170,789	$234,699	$1,783,900
Cost of revenues	$68,365	$82,167	$1,298,900
Net (loss) income attributable to investees	$(38,283)	$(45,468)	$7,100
As of December 31, 2024 and 2023, the fair value of the equity investment in Synchronoss was $7,200 and $8,780, respectively. As of December 31, 2023, the fair value of the equity investment in Alta Equipment Group, Inc. was zero. These amounts are included in securities and other investments owned in the consolidated balance sheets.

Other Equity Investments
As of December 31, 2024, the Company had other equity investments where the Company is considered to have the ability to exercise influence since the Company has representation on the board of directors or the Company is presumed to have the ability to exercise significant influence since the investment is more than minor and the limited liability company is required to maintain specific ownership accounts for each member. The Company has elected to account for these equity investments under the fair value option. These equity investments are comprised of equity investments in five private companies at December 31, 2024 and six private companies at December 31, 2023. The following table contains summarized financial information for these companies, included below for purposes of the disclosure a quarter in arrears (balance sheet amounts as of September 30, 2024 and 2023, correspond to amounts as of December 31, 2024 and 2023, respectively, of the Company; income statement amounts during the twelve months ended September 30, 2024 and 2023, correspond to amounts during the year ended December 31, 2024 and 2023, respectively, of the Company), which is the period in which the most recent financial information is available:

	As of September 30,
	2024	2023
Current assets	$215,927	$281,610
Noncurrent assets	$572,628	$627,858
Current liabilities	$86,672	$150,114
Noncurrent liabilities	$105,711	$277,638
Preferred stock	$—	$4,500
Equity attributable to investee	$596,172	$477,216

	For the twelve months ended September 30,
	2024	2023
Revenues	$428,564	$551,374
Cost of revenue and expenses	$320,364	$383,461
Net (loss) income attributable to investees	$(43,372)	$35,898
As of December 31, 2024 and 2023, the fair value of these investments totaled $29,562 and $81,685, respectively, and are included in securities and other investments owned, at fair value in the consolidated balance sheets.
(u) Goodwill and Other Intangible Assets
The Company accounts for goodwill and intangible assets in accordance with the accounting guidance which requires that goodwill and other intangibles with indefinite lives be tested for impairment annually or on an interim basis if events or circumstances indicate that the fair value of an asset has decreased below its carrying value.
Goodwill includes the excess of the purchase price over the fair value of net assets acquired in business combinations and the acquisition of noncontrolling interests. ASC 350 – Intangibles - Goodwill and Other, as amended by Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2017-04, Simplifying the Test for Goodwill Impairment, permits management to perform a qualitative analysis to determine whether it is more likely than not that the fair value of a reporting unit is less than its corresponding carrying value. If management determines the reporting unit's fair value is more likely than not less than its carrying value, a quantitative analysis will be performed to compare the fair value of the reporting unit with its corresponding carrying value. If the conclusion of the quantitative analysis is that the fair value is in fact less than the carrying value, management will recognize a goodwill impairment charge for the amount by which the reporting unit’s carrying value exceeds its fair value. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. The Company operates five reporting units, which are the same as its reporting segments described in Note 24 – Business Segments comprised of the Capital Markets segment, Wealth Management segment, Communications segment, the Consumer Products segment, the E-Commerce segment, and the All Other category. Significant judgment is required to estimate the fair value of reporting units which includes estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions could materially affect the determination of fair value and/or goodwill impairment.

The Company reviews the carrying value of its finite-lived amortizable intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of the asset or asset group to the undiscounted cash flows that the asset or asset group is expected to generate. If the undiscounted cash flows of such assets are less than the carrying amount, the impairment to be recognized is measured by the amount by which the carrying amount of the asset or asset group, if any, exceeds its fair market value.

In performing the annual review of goodwill and other intangible assets at December 31, 2024, qualitative factors indicated it could be more likely than not that the carrying value of goodwill and other intangible assets for the Nogin reporting unit could be impaired and the tradename for the Targus reporting unit could be impaired. For the Targus reporting unit, there were also qualitative factors in performing the interim and annual analysis at June 30, 2024, December 31, 2023 and September 30, 2023 that indicated it could be more likely than not that the carrying value of goodwill and tradename for the Targus reporting unit could be impaired. As more fully described in Note 10, based on the results of these analyses, the Company recorded non-cash impairment charges of $105,373 during the year ended December 31, 2024 which included impairment charges related to (a) indefinite lived assets of $84,345 related to goodwill and $5,000 related to tradenames and (b) $16,028 related to finite-lived intangible assets for customer relationships, internally developed software and other intangible assets, and trademarks. The Company recorded non-cash impairment charges of $70,333 during the year ended December 31, 2023 which included impairment charges related to (a) indefinite lived assets of $53,100 related to goodwill and $15,500 related to tradenames and (b) $1,733 related to finite-lived tradename in the Capital Markets segment that was no longer used by the Company.
(v) Fair Value Measurements
The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) for identical instruments that are highly liquid, observable, and actively traded in over-the-counter markets. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-derived valuations whose inputs are observable and can be corroborated by market data. Level 3 inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
The Company’s securities and other investments owned and securities sold and not yet purchased are comprised of common and preferred stocks and warrants, corporate bonds, and investments in partnerships. Investments in common stocks that are based on quoted prices in active markets are included in Level 1 of the fair value hierarchy. The Company also holds loans receivable valued at fair value, nonpublic common and preferred stocks and warrants for which there is little or no public market and fair value is determined by management on a consistent basis. For investments where little or no public market exists, management’s determination of fair value is based on the best available information which may incorporate management’s own assumptions and involves a significant degree of judgment, taking into consideration various factors including earnings history, financial condition, recent sales prices of the issuer’s securities and liquidity risks. These investments are included in Level 3 of the fair value hierarchy. Investments in partnership interests include investments in private equity partnerships that primarily invest in equity securities, bonds, and direct lending funds. The Company also invests in priority investment funds and the underlying securities held by these funds are primarily corporate and asset-backed fixed income securities and restrictions exist on the redemption of amounts invested by the Company. The Company’s partnership and investment fund interests are valued based on the Company’s proportionate share of the net assets of the partnerships and funds; the value for these investments is derived from the most recent statements received from the general partner or fund administrator. These partnership and investment fund interests are valued at net asset value (“NAV”) and are excluded from the fair value hierarchy in the table below in accordance with ASC 820 - Fair Value Measurements. The investment strategy of these partnerships and investment funds is primarily for capital appreciation from investments in privately held technology and small and mid-cap companies. As of December 31, 2024 and 2023, partnership and investment fund interests valued at NAV of $15,867 and $35,196, respectively, and are included in securities and other investments owned in the accompanying consolidated balance sheets.
Securities and other investments owned also include investments in nonpublic entities that do not have a readily determinable fair value and do not report NAV per share. These investments are accounted for using a measurement alternative under which they are measured at cost and adjusted for observable price changes and impairments. Observable price changes result from, among other things, equity transactions for the same issuer executed during the reporting period, including subsequent equity offerings or other reported equity transactions related to the same issuer. For these transactions to be considered observable price changes of the same issuer, we evaluate whether these transactions have similar rights and obligations, including voting rights, distribution preferences, conversion rights, and other factors, to the investments we hold. As of December 31, 2024 and 2023, the following table presents the carrying value of equity securities measured under the measurement alternative investments and the related adjustments recorded during the periods presented for those securities with observable price changes:

	December 31, 2024	December 31, 2023
Securities and other investments owned, carrying value	$67,100	$64,455
Upward carrying value changes	1,848	100
Downward carrying value changes/impairment	(2)	(21,395)
The Company measures certain assets at fair value on a nonrecurring basis. These assets include equity method investments when they are deemed to be other-than-temporarily impaired, investments adjusted to their fair value by applying the measurement alternative, assets acquired and liabilities assumed in an acquisition or in a nonmonetary exchange, and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired.
The following tables present information on the financial assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2024 and 2023.

	Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2024 Using
	Fair value at December 31, 2024	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Securities and other investments owned:
Equity securities	$165,408	$124,892	$—	$40,516
Corporate bonds	29,027	25,461	3,566	—
Other fixed income securities	4,923	—	4,923	—
Total securities and other investments owned	199,358	150,353	8,489	40,516
Loans receivable, at fair value	90,103	—	—	90,103
Total assets measured at fair value	$289,461	$150,353	$8,489	$130,619

Liabilities:
Securities sold not yet purchased:
Corporate bonds	$1,891	$—	$1,891	$—
Other fixed income securities	3,784	—	3,784	—
Total securities sold not yet purchased	5,675	—	5,675	—
Contingent consideration	4,538	—	—	4,538
Total liabilities measured at fair value	$10,213	$—	$5,675	$4,538

	Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis at December 31, 2023 Using
	Fair value at December 31, 2023	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Assets:
Securities and other investments owned:
Equity securities	$647,122	$194,541	$—	$452,581
Corporate bonds	59,287	56,045	3,242	—
Other fixed income securities	2,989	—	2,989	—
Total securities and other investments owned	709,398	250,586	6,231	452,581
Loans receivable, at fair value	532,419	—	—	532,419
Total assets measured at fair value	$1,241,817	$250,586	$6,231	$985,000

Liabilities:
Securities sold not yet purchased:
Equity securities	$1,037	$1,037	$—	$—
Corporate bonds	5,971	—	5,971	—
Other fixed income securities	1,593	—	1,593	—
Total securities sold not yet purchased	8,601	1,037	7,564	—
Contingent consideration	25,194	—	—	25,194
Total liabilities measured at fair value	$33,795	$1,037	$7,564	$25,194
As of December 31, 2024 and 2023, financial assets measured and reported at fair value on a recurring basis and classified within Level 3 were $130,619 and $985,000, respectively, or 7.3% and 16.2%, respectively, of the Company’s total assets. In determining the fair value for these Level 3 financial assets, the Company analyzes various financial, performance and market factors to estimate the value, including where applicable, over-the-counter market trading activity.
The following table summarizes the significant unobservable inputs in the fair value measurement of level 3 financial assets and liabilities by category of investment and valuation technique as of December 31, 2024:

	Fair value at December 31, 2024	Valuation Technique	Unobservable Input	Range	Weighted Average(1)
Assets:
Equity securities	$34,654	Market approach	Multiple of EBITDA(2)	6.3x	6.3x
			Multiple of Sales	2.1x - 8.0x	3.1x
			Market price of related security	$9.97 - $11.10	$10.76
	5,862	Option pricing model	Annualized volatility	47.0% - 171.0%	87.0%
Loans receivable at fair value	86,150	Discounted cash flow	Market interest rate	7.3% - 69.1%	19.7%
	3,953	Market approach	Market price of related security	$9.60 - $16.48	$12.90
Total level 3 assets measured at fair value	$130,619
Liabilities:
Contingent consideration	4,538	Discounted cash flow	Market interest rate	5.0% - 7.5%	5.1%
Total level 3 liabilities measured at fair value	$4,538
(1) Unobservable inputs were weighted by the relative fair value of the financial instruments.
(2) Multiple of earnings before interest, taxes, depreciation, and amortization (“EBITDA”).

The following table summarizes the significant unobservable inputs in the fair value measurement of level 3 financial assets and liabilities by category of investment and valuation technique as of December 31, 2023:

	Fair value at December 31, 2023	Valuation Technique	Unobservable Input	Range	Weighted Average(1)
Assets:
Equity securities	$324,279	Market approach	Multiple of EBITDA	0.7x - 13.5x	8.3x
			Multiple of Sales	0.8x to 3.5x	0.9x
			Market price of related security	$0.04 - $92.51	$12.27
	58,331	Discounted cash flow	Market interest rate	20.2% - 57.0%	24.60%
	69,971	Option pricing model	Annualized volatility	25.0% - 187.0%	67.0%
Loans receivable at fair value	512,522	Discounted cash flow	Market interest rate	10.0% - 41.6%	17.1%
	19,897	Market approach	Market price of related security	$19.87	$19.87
Total level 3 assets measured at fair value	$985,000
Liabilities:
Contingent consideration	25,194	Discounted cash flow	EBITDA volatility	70.0%	70.0%
			Asset volatility	69.0%	69.0%
			Market interest rate	8.5%	8.5%
Total level 3 liabilities measured at fair value	$25,194
(1) Unobservable inputs were weighted by the relative fair value of the financial instruments.
The changes in Level 3 fair value hierarchy during the year ended December 31, 2024 and 2023 are as follows:

	Level 3 Balance at Beginning of Year	Level 3 Changes During the Period						Level 3 Balance at End of Period	Change in unrealized gains (losses) (3)
		Fair Value Adjustments (1)	Relating to Undistributed Earnings	Purchases/ Originations	Sales	Settlements/ Repayments	Transfer in and/or out of Level 3 (2)
Year Ended December 31, 2024
Equity securities	$452,581	$(349,918)	$20	$3,862	$(78,197)	$13,245	$(1,077)	$40,516	$(65,839)
Loans receivable at fair value	532,419	(325,499)	5,420	107,025	(30,936)	(198,326)	—	90,103	(335,295)
Contingent consideration	25,194	850	—	—	—	(10,693)	(10,813)	4,538	—

Year Ended December 31, 2023
Equity securities	$153,972	$(4,600)	$(22)	$341,802	$(44,383)	$—	$5,812	$452,581	$(21,987)
Loans receivable at fair value	701,652	20,225	(3,105)	531,844	(84,984)	(632,963)	(250)	532,419	21,641
Contingent consideration	30,773	(4,170)	—	—	—	(1,409)	—	25,194	—
(1) - Fair value adjustments during the year ended December 31, 2024 includes the following: $(349,918) of realized and unrealized gains (losses) on equity securities is comprised of $(70,437) of realized and unrealized gains (losses) included in trading (loss) income and $(279,481) of realized and unrealized gains (losses) included in other income (loss) - realized and unrealized gains (losses) on investments, $(325,499) of fair value adjustments on loans included in fair value adjustments on loans, and $850 related to contingent consideration included in selling, general and administrative expenses in the consolidated statement of operations. Fair value adjustments during the year ended December 31, 2023 includes the following: $(4,600) of realized and unrealized gains (losses) on equity securities is comprised of $10,883 of realized and unrealized gains (losses) included in trading (loss) income and $(15,483) of realized and unrealized gains (losses) included in other income (loss) - realized and unrealized gains (losses) on investments, $20,225 of fair value adjustments on loans included in fair value adjustments on loans, and $(4,170) related to contingent consideration included in selling, general and administrative expenses in the consolidated statement of operations.
(2) - The $10,813 transfer out of Level 3 represents the reclassification of contingent consideration associated with Atlantic Coast Recycling to liabilities held for sale during the year ended December 31, 2024. Refer to Note 4 for more information.
(3) - For the years ended December 31, 2024 and 2023, the change in unrealized gains (losses) is related to financial instruments held at the end of each respective reporting period.

The carrying amounts reported in the consolidated financial statements for cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses and other liabilities approximate fair value based on the short-term maturity of these instruments.
As of December 31, 2024 and 2023, the senior notes payable had a carrying amount of $1,530,561 and $1,668,021, respectively, and a fair value of $769,476 and $1,127,503, respectively. The aggregate carrying amount of the Company's notes payable, revolving credit facility, and term loans of $243,779 and $688,343 as of December 31, 2024 and 2023, respectively, approximates fair value because the effective yield of such instrument is consistent with current market rates of interest for instruments of comparable credit risk.
The investments in nonpublic entities that do not report NAV are measured at cost, adjusted for observable price changes and impairments, with changes recognized in realized and unrealized gains (losses) on investments on the consolidated statements of operations. These investments are evaluated on a nonrecurring basis based on the observable price changes in orderly transactions for the identical or similar investment of the same issuer. Further adjustments are not made until another observable transaction occurs. Therefore, the determination of fair values of these investments in nonpublic entities that do not report NAV does not involve significant estimates and assumptions or subjective and complex judgments. Investments in nonpublic entities that do not report NAV are subject to a qualitative assessment for indicators of impairment. If indicators of impairment are present, the Company is required to estimate the investment’s fair value and immediately recognize an impairment charge in an amount equal to the investment’s carrying value in excess of its estimated fair value.
The following table presents information on the assets measured at fair value on a nonrecurring basis by level within the fair value hierarchy as of December 31, 2024 and 2023. These investments were measured due to an observable price change or impairment during the years ended December 31, 2024 and 2023.

	Fair Value Measurement Using
	Total	Quoted prices in active markets for identical assets (Level 1)	Other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
As of December 31, 2024
Investments in nonpublic entities that do not report NAV	$7,294	$—	$7,294	$—
As of December 31, 2023
Investments in nonpublic entities that do not report NAV	$1,628	$—	$1,602	$26
(w) Foreign Currency Translation
The Company transacts business in various foreign currencies. In countries where the functional currency of the underlying operations has been determined to be the local country’s currency, revenues and expenses of operations outside the United States are translated into United States dollars using average exchange rates while assets and liabilities of operations outside the United States are translated into United States dollars using period-end exchange rates. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive income in the accompanying consolidated balance sheets. Transaction gains were $2,843 and losses were $2,294 during the years ended December 31, 2024 and 2023, respectively. These amounts are included in selling, general and administrative expenses in the Company’s consolidated statements of operations.
(x) Redeemable Noncontrolling Interests in Equity of Subsidiaries
The Company records redeemable noncontrolling interests in equity of subsidiaries to reflect the economic interests of the class A ordinary shareholders in the BRPM 250 sponsored SPAC and the 20% noncontrolling interest of Lingo Management, LLC (“Lingo”), which on February 24, 2023, the Company acquired, increasing its ownership interest in Lingo to 100%. These interests are presented as redeemable noncontrolling interests in equity of subsidiaries within the consolidated balance sheet, outside of the permanent equity section. The class A ordinary shareholders of BRPM 250 have redemption rights that are considered to be outside of the Company’s control. Remeasurements to the redemption value of the redeemable noncontrolling interest in equity of subsidiaries are recorded within retained earnings (accumulated deficit). The operating agreement with Lingo has provisions which result in the noncontrolling interest being accounted for as temporary equity. Net income (losses) are reflected in net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests in the consolidated statement of operations.

Changes to redeemable noncontrolling interest consist of the following:

Amount
Balance, December 31, 2022	$178,622
Net loss	(146)
Purchase of Lingo minority interest	(11,190)
Remeasurement adjustments for Lingo and BRPM 250	8,477
Redemption of BRPM 250 Class A common stock	(175,763)
Balance, December 31, 2023	$—
(y) Common Stock Warrants
On October 28, 2019, the Company issued 200,000 warrants to purchase common stock of the Company with a warrant expiration date of February 2025 (the “BR Brands Warrants”) in connection with the acquisition of the majority ownership interest in BR Brand Holdings LLC. The BR Brands Warrants entitle the holders of the warrants to acquire shares of the Company’s common stock from the Company at an exercise price of $26.24 per share. One-third of the BR Brands Warrants immediately vested and became exercisable upon issuance, and the remaining two-thirds of warrants vested and became exercisable on the second anniversary of the closing, upon the BR Brands’ satisfaction of specified financial performance targets. The BR Brands warrants expired in February 2025. As of December 31, 2024 and 2023, zero and 200,000 BR Brands warrants were outstanding, respectively. In April 2024, 200,000 shares of the Company's common stock were issued in connection with the exercise of all of the warrants for cash in the amount of $653.
(z) Equity Method Investments
As of December 31, 2024 and 2023, an equity investment that is accounted for under the equity method of accounting had a carrying value of $85,487 and $2,087, respectively, which is included in prepaid expenses and other assets in the accompanying consolidated balance sheets. The Company’s share of earnings or losses from equity method investees included in income (loss) from equity investments was $31 and $(152) during the years ended December 31, 2024 and 2023, respectively, in the consolidated statements of operations.
bebe stores, inc.

The Company had a 40.1% ownership interest in bebe at December 31, 2022 which was accounted for under the equity method of accounting for the periods presented prior to the Company obtaining a controlling interest in bebe on October 6, 2023 due to the purchase of an additional 3,700,000 shares for an aggregate purchase price of $18,500 that resulted in an increase in the Company’s ownership to 76.2%. Prior to October, 2023, the investment in bebe was included in prepaid expenses and other assets in the consolidated balance sheets. On October 6, 2023, the fair value of the Company's existing equity interest in bebe was revalued at $30,575 as a result of obtaining a controlling interest from the purchase of additional shares.

The carrying value of the Company’s equity method investment in bebe was remeasured at fair value in the amount of $30,575 on October 6, 2023 upon obtaining the controlling interest in bebe. Since the transaction price to obtain the controlling interest on a per share basis was less than the aggregate carrying value of the Company’s investment by $12,891, upon remeasurement, the Company recorded a loss for this in the amount of $12,891 at September 30, 2023, which is included in other income (expense) - change in fair value of financial instruments and other in the accompanying consolidated statements of operations. During the year ended December 31, 2023, the Company received dividends from the equity investment in bebe of $245.

Great American Group
As discussed in Note 4 – Discontinued Operations and Assets Held for Sale, after the completion of the sale of a majority interest in Great American NewCo on November 15, 2024, the Company retained a non-controlling equity interest which is comprised of (a) 93.2% of the issued and outstanding class B preferred limited liability company units of Great American NewCo (which will have a 2.3% payment-in-kind coupon and an initial aggregate liquidation preference of approximately $183,000) (the “Class B Preferred Units”) and (b) 44.2% of the issued and outstanding Common Units. This equity method investment is accounted for in the Company’s financial statements under the equity method of accounting a quarter in arrears, and no income or loss has been recorded in the Company’s consolidated financial statements for this equity method investment for the period November 15, 2024 to December 31, 2024.
Upon deconsolidation of Great American NewCo, the Company's equity investment was valued at $82,462 and is included in prepaid expenses and other assets in the consolidated balance sheet. The fair value of the equity investment at November 15, 2024, is comprised of the Class B Preferred Units and the Common Units owned by the Company. The Class B Preferred Units were valued at November 15, 2024 using a discounted cash flow model with a discount rate of 19.2% with an estimated investment exit date of five years from the transaction date. The fair value of the common units at November 15, 2024 was determined using a market multiple approach utilizing an EBITDA multiple of 8.3 based upon guideline public companies and further supported by the transaction price in the Equity Purchase Agreement.
Other Equity Method Investments
The Company had other equity method investments over which the Company exercises significant influence but that did not meet the requirements for consolidation, the largest ownership interest being a 40% ownership interest in Lingo, which was acquired in November 2020. On May 31, 2022, the Company's ownership increased to 80% and Lingo's operating results were consolidated with the Company. On February 24, 2023, the Company acquired the remaining 20% ownership in Lingo, increasing the Company's ownership interest from 80% to 100%. The equity ownership in these other investments was accounted for at the applicable times under the equity method of accounting and was included in prepaid expenses and other assets in the consolidated balance sheets.
(aa) Supplemental Non-cash Disclosures
During the year ended December 31, 2024, there was non-cash investing activity related to the receipt of a note receivable in the amount of $2,000 related to the sale of certain assets, $53,530 related to a loan receivable, at fair value that converted into equity securities, DIP loan conversion to purchase consideration equity for the purchase of Nogin in the amount of $37,700, and the receipt of $16,698 in loans receivable and $82,462 in non-controlling equity interest related to the sale of Great American Group During the year ended December 31, 2024, there was non-cash financing activity related to the Company's redemption of its 6.375% Senior Notes due 2025 in the aggregate principal amount of $1,130 in exchange for 36,903 shares of its common stock at fair value of $1,011 for a net gain on extinguishment of debt of $120. During the year ended December 31, 2024, other non-cash activities included the recognition of new operating lease right-of-use assets, and corresponding operating lease liabilities, of $3,294.
During the year ended December 31, 2023, non-cash activities related to the sale of BRRII and other businesses consisted of: (1) non-cash investing activity for a decrease in loans receivable of $124,397 and receipt of a loan receivable in the amount of $58,872, and (2) non-cash financing activity for a decrease in term loan in the amount of $65,790 and decrease in non-controlling interest related to the distribution of equity of subsidiary of $3,374. Other non-cash investing activities during the year ended December 31, 2023 included $26,817 of notes receivable that converted into equity securities; $23,668 of other receivables financed with a loan receivable; $1,190 of loans receivable, at fair value, that was included in consideration paid for the purchase of the Lingo noncontrolling interest; and $2,111 of common stock issued as part of the purchase price consideration for a business acquisition. During the year ended December 31, 2023, non-cash financing activities also included $7,000 in seller financing related to the purchase of the Lingo noncontrolling interest. During the year ended December 31, 2023, other non-cash activities included the recognition of new operating lease right-of-use assets of $14,570 and the recognition of new operating lease liabilities of $14,570.
(ab) Variable Interest Entities
The Company holds interests in various entities that meet the characteristics of a VIE but are not consolidated as the Company is not the primary beneficiary. Interests in these entities are generally in the form of equity interests, loans receivable, or fee arrangements.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and reconsiders that conclusion at each reporting date. In evaluating whether the Company is the primary beneficiary, the Company evaluates its economic interests in the entity held either directly by the Company or indirectly through related parties.
The party with a controlling financial interest in a VIE is known as the primary beneficiary and consolidates the VIE. The Company determines whether it is the primary beneficiary of a VIE by performing an analysis that principally considers: (a) which variable interest holder has the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; (b) which variable interest holder has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE; (c) the VIE’s purpose and design, including the risks the VIE was designed to create and pass through to its variable interest holders; (d) the terms between the VIE and its variable interest holders and other parties involved with the VIE; and (e) related-party relationships with other parties that may also have a variable interest in the VIE.
On August 21, 2023, in connection with the FRG take-private transaction, one of the Company's subsidiaries and an affiliate of Mr. Kahn (the “Kahn Borrower”) entered into an amended and restated a promissory note. The Company was not involved in the design of the Kahn Borrower, has no equity financial interest, and has no rights to make decisions or participate in the management of the Kahn Borrower that significantly impact the economics of the Kahn Borrower. Since the Company does not have the power to direct the activities of the Kahn Borrower, the Company is not the primary beneficiary and therefore does not consolidate the Kahn Borrower. The promissory note is included in loans receivable, at fair value in the Company’s consolidated financial statements and is a variable interest in accordance with the accounting guidance. As of December 31, 2024, the collateral underlying the promissory note was impaired, and the fair value of the promissory note was significantly reduced due to Freedom VCM's Chapter 11 bankruptcy filing on November 3, 2024 (see Notes 2(s) and 2(t) for further discussion). As of December 31, 2024 and 2023, the maximum amount of loss exposure to the VIE on a fair value basis was $2,057 and $209,395.
The Company, has entered into agreements to provide investment banking and advisory services to numerous investment funds (the “Funds”) that are considered variable interest entities under the accounting guidance.
The Company earns fees from the Funds in the form of placement agent fees and carried interest. For placement agent fees, the Company receives a cash fee of generally 7% to 10% of the amount of raised capital for the Funds and the fee is recognized at the time the placement services occurred. The Company receives carried interest as a percentage allocation (8% to 15%) of the profits of the Funds as compensation for asset management services provided to the Funds and it is recognized under the ownership model of ASC 323 - Investments – Equity Method and Joint Ventures as an equity method investment with changes in allocation recorded currently in the results of operations. As the fee arrangements under such agreements are arm’s length and contain customary terms and conditions and represent compensation that is considered fair value for the services provided, the fee arrangements are not considered variable interests and accordingly, the Company does not consolidate such VIEs.
Placement agent fees attributable to such arrangements during the years ended December 31, 2024 and 2023 were $866 and $3,382, respectively, and are included in services and fees in the consolidated statements of operations.
The carrying amounts included in the Company’s consolidated financial statements related to variable interests in VIEs that were not consolidated is shown below.

	December 31, 2024	December 31, 2023
Securities and other investments owned, at fair value	$—	$28,573
Loans receivable, at fair value	28,193	250,801
Other assets	3,359	11,418
Maximum exposure to loss	$31,552	$290,792
Bicoastal Alliance, LLC (“Bicoastal”)
On May 3, 2024, as part of the acquisition of Nogin, the Company acquired a 50% equity interest in Bicoastal through a wholly owned subsidiary of Nogin. Bicoastal is a holding company designed to manage the investments, including strategy and operations, for two brand apparel operating companies. The Company determined Bicoastal is a variable interest entity as it does not have sufficient resources to carry out its management activities without additional financial support. The Company determined that it has the power to direct the activities that most significantly impact Bicoastal’s economic performance, has more equity capital at risk, and is expected to continue to fund operations. Therefore, the Company determined that it is the primary beneficiary of Bicoastal and has consolidated its results into the Company’s consolidated financial statements.
On August 14, 2024, Bicoastal entered into an agreement to acquire the remaining 50% equity interest upon paydown of a $700 note payable to the noncontrolling interest noteholder with a final repayment date and equity ownership interest transfer date of June 30, 2025. Subsequent to December 31, 2024 this equity interest was included in the assets of Nogin that were transferred to an assignee for the benefits of creditors as more fully described in Note 25.
B. Riley Principal 250 Merger Corporation (“BRPM”)
In 2021, the Company along with BRPM 250, a newly formed special purpose acquisition company incorporated as a Delaware corporation, consummated the initial public offering of 17,250,000 units of BRPM 250. Each Unit of BRPM 250 consisted of one share of class A common stock and one-third of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of BRPM 250 class A common stock at an exercise price of $11.50 per share. The BRPM 250 Units were each sold at a price of $10.00 per unit, generating gross proceeds to BRPM 250 of $172,500. These proceeds were deposited in a trust account established for the benefit of the BRPM 250 class A public shareholders and was included in prepaid expenses and other assets in the consolidated balance sheets. These proceeds are invested only in U.S. treasury securities in accordance with the governing documents of BRPM 250. Under the terms of the BRPM 250 initial public offering, BRPM 250 was required to consummate a business combination transaction within 24 months (or 27 months under certain circumstances) of the completion of its respective initial public offering.
In connection with the completion of the initial public offering of BRPM 250, the Company invested in the private placement units of BRPM 250. BRPM 250 was determined to be a VIE because it did not have enough equity at risk to finance its activities without additional subordinated financial support. The Company had determined that the class A shareholders of BRPM 250 do not have substantive rights as shareholders of BRPM 250 since these equity interests are determined to be temporary equity. As such, the Company has determined that it is the primary beneficiary of BRPM 250 as it has the right to receive benefits or the obligation to absorb losses, as well as the power to direct a majority of the activities that significantly impact BRPM 250’s economic performance. Since the Company is determined to be the primary beneficiary, BRPM 250 was consolidated into the Company’s consolidated financial statements.
On April 21, 2023, the Board of Directors of BRPM 250 approved a plan to redeem all of the outstanding shares of Class A common stock of BRPM 250, effective as of May 4, 2023. The BRPM 250 Class A public shares were deemed cancelled on May 4, 2023, and the funds held in trust were used to fund the corresponding redemption amounts to the BRPM 250 Class A shareholders and BRPM 250 was no longer a VIE.
(ac) Reclassifications
Certain prior period amounts have been reclassified to conform with the current period presentation. Certain amounts reported in Inventory during the year ended December 31, 2023 have been reclassified as rental merchandise, net in the prepaid expenses and other assets note during the year ended December 31, 2024. In addition, certain amounts reported in selling, general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2023 have been reclassified to loss on extinguishment of debt. Certain prior-year amounts have also been reclassified to conform to the current-year’s presentation as a result of discontinued operations and held for sale, see Note 4. These reclassifications had no effect on previously reported net income (loss), total assets, total liabilities, or stockholders' equity (deficit).
(ad) Contingent Consideration
Contingent consideration is comprised of contractual earnouts or milestones in connection with the Company's purchase of businesses and is initially recorded as purchase consideration in the purchase price allocation with a corresponding liability at the acquisition date measured at fair value with valuation methodologies as described in Note 2(v). Subsequent changes in the fair value of contingent consideration during the reporting period are recognized in selling, general and administrative expenses in the Company’s consolidated statements of operations.
(ae) Transfer of Financial Assets

As discussed in more detail in Note 4 - Discontinued Operations and Assets Held for Sale, the Company's controlling and non-controlling equity interest in assets and certain intellectual properties related to the Brands Transaction were contributed and transferred to a securitization financing vehicle in exchange for consideration upon sale. Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that preclude it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets. Transfers of assets that meet the sale criteria under ASC 860, Transfers and Servicing, are derecognized from the Consolidated Balance Sheets at the time of transfer, and assets and liabilities incurred in connection with transfers reported as sales are initially recognized in the Consolidated Balance Sheets at fair value. Gains and losses stemming from transfers reported as sales are included in the "Income from discontinued operations, net of income taxes" line item in the Consolidated Statements of Operations.
(af) Recent Accounting Standards
Not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures. This ASU requires additional expense disclosures by public entities in the notes to the financial statements. The ASU outlines the specific costs that are required to be disclosed which include such costs as: purchases of inventory, employee compensation, depreciation, intangible asset amortization, selling costs, and depreciation, depletion, and amortization related to oil and gas production. It also requires qualitative descriptions of the amounts remaining in the relevant expense income statement captions that are not separately disaggregated quantitatively in the notes to the financial statements and the entity's definition of selling expenses. The disclosures are required for each interim and annual reporting period. In January 2025, the FASB issued ASU 2025-01 which clarified the effective date for entities that do not have an annual reporting period that ends on December 31st. The guidance is effective for annual periods beginning after December 15, 2026, and interim reporting periods within annual reporting periods beginning after December 15, 2027, with early adoption permitted. The Company has not yet adopted this update and is currently evaluating the effect this new standard will have on its financial position and results of operations.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures. The amendments in this update improve income tax disclosure requirements related to the transparency of rate reconciliation and income taxes paid disclosures and the effectiveness and comparability of disclosures of pretax income (or loss) and income tax expense (or benefit). The amendments in this update are effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The update should be applied on a prospective basis. The Company has not yet adopted this update and is currently evaluating the effect this new standard will have on its financial position and results of operations.
Recently adopted
In November 2023, the FASB issued ASU 2023-07, Improvements to Reportable Segment Disclosures, which requires a public entity to disclose significant segment expenses and other segment items on an annual and interim basis and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. Additionally, it requires a public entity to disclose the title and position of the Chief Operating Decision Maker (“CODM”). The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative thresholds to determine its reportable segments. The Company adopted the new standard effective December 31, 2024. As a result, the Company has enhanced our segment disclosures in Note 24 "Business Segments" to include the titles and positions of individuals comprising the CODM and significant expense categories and amounts included in segment profit or loss that are regularly provided to the CODM. The adoption of this ASU affects only the disclosures, with no impacts to the financial position and results of operations.
NOTE 3 — ACQUISITIONS
2024 Acquisitions
On May 3, 2024, one of the Company’s wholly owned subsidiaries completed the acquisition of Nogin for a total purchase consideration of approximately $56,370, which consisted of $37,700 in DIP financing (see Note 2(s)) and an additional $18,670 in cash consideration. To fund the $18,670 in cash consideration, contemporaneous with the closing, the acquired company issued $15,000 of convertible debt. In accordance with ASC 805, the Company used the acquisition method of accounting for this acquisition. Goodwill of $56,028 and other intangible assets of $17,350 were recorded as a result of the acquisition. The acquisition complements the Company's principal investments strategy and offers potential growth to the Company's portfolio of principal investments.
The assets and liabilities of Nogin, both tangible and intangible, were recorded at their estimated fair values as of the May 3, 2024 acquisition date. Acquisition related costs, such as legal, accounting, valuation and other professional fees related to the acquisition of Nogin, were charged against earnings in the amount of $2,425 and included in selling, general and administrative expenses in the consolidated statements of operations for the year ended December 31, 2024. Nogin goodwill recognized subsequent to the acquisition will be non-deductible for tax purposes.
The fair value of acquisition consideration and purchase price allocation were as follows:

Consideration paid:
Cash	$18,670
Credit bid - Settlement of DIP Facility	37,700
Total Consideration	$56,370

Assets acquired and liabilities assumed:
Cash and cash equivalents	$604
Accounts receivable	421
Prepaid and other assets	6,826
Operating lease right-of-use assets	740
Property and equipment	400
Other intangible assets	17,350
Deferred income taxes	227
Accounts payable	(9,731)
Accrued expenses and other liabilities	(10,309)
Deferred revenue	(95)
Operating lease liabilities	(740)
Note payable	(700)
Net tangible assets acquired and assumed	4,993
Goodwill	56,028
Noncontrolling interest	(4,651)
Total	$56,370
During the year ended December 31, 2024, goodwill for Nogin increased by $1,636 related to certain purchase price accounting adjustments.
The following is a summary of identifiable intangible assets acquired and the related expected lives for the finite-lived intangible assets:

Category	Useful life	Fair Value
Customer relationships	9 Years	$10,300
Internally developed software and other intangibles	8 Years	3,950
Trademarks	10 Years	3,100
Total		$17,350
As described in Note 2(s), the Company had entered into a Chapter 11 RSA with Nogin prior to the acquisition date. As part of Nogin's Chapter 11 restructuring activities, it ceased the sale of brand apparel merchandise and eliminated warehousing and other costs associated with the inventory, among other things. The Company has determined that the preparation of pro forma financial information would be impracticable due to the significant estimates of amounts needed to reflect Nogin's historical financial information with its operations emerging from bankruptcy.

2023 Acquisitions
On October 6, 2023, the Company purchased an additional 3,700,000 shares of bebe for an aggregate purchase price of $18,500, resulting in an increase in the Company's ownership interest to 76.2%. The purchase of these additional shares resulted in the Company having a majority voting interest in bebe and the consolidation of bebe financial results for periods subsequent to October 6, 2023. The Company used the acquisition method of accounting and determined the fair value of assets exceeded consideration by $15,903 which was recorded as a bargain purchase gain during the three months ended December 31, 2023. The gain on bargain purchase was included within other income (expense) in gain on bargain purchase in the consolidated statements of operations. The bargain purchase gain resulted from the Company’s specific deferred tax asset attributes associated with the utilization of bebe’s net operating losses. bebe is included in the All Other category that is reported with Corporate and Other in Note 24 – Business Segments.

Freedom VCM Equity Investment Acquisition - Pro Forma Financial Information

On August 21, 2023, the Company acquired approximately 31% equity interest in Freedom VCM for total consideration of $281,144. The equity interest was acquired in connection with Freedom VCM's acquisition of FRG by a buyer group that included members of senior management of FRG, led by Brian Kahn, FRG’s then Chief Executive Officer as part of the FRG take-private transaction.

The unaudited pro-forma financial information for the year ended December 31, 2023 in the table below summarizes the results of operations of the Company and the equity investment in Freedom VCM as though the acquisition of the approximately 31% equity investment on August 21, 2023 had occurred as of the beginning of the year on January 1, 2023. The pro-forma financial information presented includes the effects of the common stock offering in July 2023 and adjustments related to additional interest expense from borrowings that the Company used to finance the acquisition of the equity interest. The Company has elected to account for the acquisition of the equity investment under the fair value option and any changes in fair value of the equity investment during future periods will be recorded in the consolidated statements of operations.

The pro forma financial information as presented below is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved if the acquisition of the equity investment had taken place at the beginning of the earliest period presented, nor does it intend to be a projection of future results.

Pro Forma (unaudited)
Year Ended December 31,
2023

Revenues	$1,643,600
Net loss attributable to Registrant	$(105,750)
Net loss attributable to common shareholders	$(113,807)

Basic loss per share	$(3.74)
Diluted loss per share	$(3.74)

Weighted average basic shares outstanding	30,456,631
Weighted average diluted shares outstanding	30,456,631

Valuation Assumptions for Purchase Price Allocation
Our valuation assumptions used to value the acquired assets and assumed liabilities require significant estimates, especially with respect to intangible assets, inventories, property and equipment, and deferred income taxes. In determining the fair value of intangible assets acquired, the Company must make assumptions about the future performance of the acquired businesses, including among other things, the forecasted revenue growth attributable to the asset groups and projected operating expenses and other benefits expected to be achieved by combining the businesses acquired with the Company. The intangible assets acquired are primarily comprised of customer relationships, trademarks, and developed technology. The Company utilized widely accepted income-based, market-based, and cost-based valuation approaches to perform the preliminary purchase price allocations. The estimated fair value of the customer relationships and backlog are determined using the multi-period excess earnings method and the estimated fair value of the trade names and trademarks and developed technology are determined using the relief from royalty method. Both methods require forward looking estimates that are discounted to determine the fair value of the intangible asset using a risk-adjusted discount rate that is reflective of the level of risk associated with future estimates associated with the asset group that could be affected by future economic and market conditions.
NOTE 4 — DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE
Assets Held For Sale
Wealth Management

On October 31, 2024, the Company signed a definitive agreement to sell a portion of the Company’s (W-2) Wealth Management business to Stifel for estimated net consideration based on the number of advisors that join Stifel at closing, among other things. Upon closing the transaction on April 4, 2025, the sale was completed for net cash consideration of $26,037, representing 36 financial advisors whose managed accounts represent approximately $4.0 billion, or 19.3%, of total assets under management ("AUM") as of December 31, 2024.
Atlantic Coast Recycling
On March 3, 2025, the Company and BR Financial, B. Riley Environmental Holdings, LLC, and other indirect subsidiaries of the Company which included the Atlantic Companies, entered into the MIPA, whereby the Interests owned by BR Financial and the minority holders were sold to a third party in accordance with the terms of the MIPA on March 3, 2025. The Interests were sold to the third party on March 3, 2025 for a purchase price of $102,478, subject to certain adjustments and a holdback amount pending receipt of a certain third party consent, resulting in cash proceeds of $68,638 to the Company after adjustments for amounts allocated to non-controlling interests, repayment of contingent consideration, transaction costs and other items directly attributable to the closing of the transaction. Of the $68,638 of cash proceeds received by the Company, approximately $22,610 was used to pay interest, fees, and principal on the Credit Facility entered into with Oaktree Capital Management, L.P. on February 26, 2025 as further discussed in Note 25 – Subsequent Events. A gain of $52,705 was recognized in the first quarter of 2025 from this sale.

The Company determined that the assets and liabilities associated with the Wealth Management and Atlantic Coast Recycling transactions met the criteria under ASC 360 Impairment and Disposal of Long-Lived Assets to be classified as held for sale as of December 31, 2024 and are properly presented in the Consolidated Balance Sheets. Operating results from the disposal groups comprising the Wealth Management business and Atlantic Coast Recycling contributed to Wealth Management and All Other segment categories, respectively, operating incomes for the year ended December 31, 2024.

Assets and liabilities held for sale consist of the following:

	As of December 31, 2024
		Atlantic
	Wealth	Coast
	Management	Recycling	Total

Assets Held for Sale
Cash and cash equivalents	$—	$1,324	$1,324
Accounts receivable, net of allowance of $18	—	3,698	3,698
Prepaid expenses and other assets	3,704	2,427	6,131
Operating lease right-of-use assets	512	21,127	21,639
Property and equipment, net	71	22,799	22,870
Goodwill	13,861	3,280	17,141
Other intangible assets, net	2,678	9,242	11,920
Total assets held for sale	$20,826	$63,897	$84,723

Liabilities Held for Sale
Accounts payable	$—	$1,410	$1,410
Accrued expenses and other liabilities	—	13,290	13,290
Operating lease liabilities	525	24,371	24,896
Notes payable	—	1,909	1,909
Total liabilities held for sale	$525	$40,980	$41,505
Discontinued Operations
The Company presents a disposition of a component, being an operating or reportable segment, business unit, subsidiary or asset group, that represents a strategic shift that has or will have a major effect on the Company’s operations and financial results as discontinued operations when the components meet the criteria to be classified as held for sale. The following operations have been presented as discontinued operations.
Brands Transaction
On October 25, 2024, the Company completed a transaction whereby the Company contributed and transferred its controlling equity interest in the assets and intellectual properties related to the licenses of Catherine Malandrino, English Laundry, Joan Vass, Kensie Girl, Limited Too and Nanette Lepore (or “Six Brands”), which were previously consolidated in the Company's financial statements, and the noncontrolling equity interests the Company owned in the assets and intellectual properties of Hurley, Justice, and Scotch & Soda (collectively with Six Brands the “Brands Interests”), which the Company had elected to account for the equity investments under the fair value option, into a securitization financing vehicle in exchange for $189,300 in net proceeds. As noted in Note 2(ae) - Transfer of Financial Assets, the Company accounted for this transfer of financial assets as a sale. During the year ended December 31, 2024, upon deconsolidation of the Six Brands, the Company recognized a loss on disposal of discontinued operations of $(40,782) and the Company recognized a write-down in the fair value of the equity investments in Hurley, Justice, and Scotch & Soda of $(87,810) that is reported in realized and unrealized (losses) gains on investments in discontinued operations below. In addition, the Company’s ownership interest in the Brand Interests will be reported as a non-controlling equity investment that is estimated to have a nominal value as a result of the liquidation preferences and notes that were issued as part of the secured financing.
Additionally, in connection with the Brands Interests contribution and transfer noted above, the Company entered into a membership interest purchase agreement dated October 25, 2024, whereby the Company’s subsidiary bebe sold its limited liability company equity interests in BB Brand Holdings and BKST Brand Management (the “bebe Brands”), which the Company had elected to account for the equity investments in the bebe Brands under the fair value option for $46,624 in net cash proceeds. During the year ended December 31, 2024, the Company recognized a write-down in fair value of equity investment in the bebe Brands of $(21,386) that is reported in realized and unrealized (losses) gains on investments in discontinued operations below. Upon closing of the bebe Brands sale, proceeds of $22,188 was used to pay off the then outstanding balance of the bebe Credit Agreement in full (see Note 13 — Term Loans and Revolving Credit Facility) and $224 of loan-related pay off expenses. Collectively, the bebe Brands sale and the contribution and transfer of Brands Interest comprise the Brands Transaction.
The Brands Interests and bebe Brands were historically reported within All Other category - generating operating revenues from the Company's majority owned subsidiary that licenses the trademarks and intellectual properties from Six Brands. The bebe Brands equity investments also generated other income from dividends the Company received from the equity ownership of investments that range from 10% to 50% in companies that license the trademark and intellectual property of bebe and Brookstone brands (equity ownership of bebe stores, inc., our majority owned subsidiary).
The Company analyzed the quantitative and qualitative factors relevant to the divestiture of the brand assets, including the fair value adjustments and dividends received from the brand assets significance to the overall net income and earnings per share, and determined that those conditions for discontinued operations presentation had been met. As such, the financial position, results of operations and cash flows of that business are reported as discontinued operations in the accompanying consolidated financial statements. Prior period amounts have been adjusted to reflect discontinued operations presentation. The Company has no significant continuing involvement with operations and management of the Brands Interests and bebe Brands post-disposition.
Great American Group
On November 15, 2024, the Company entered into an equity purchase agreement, dated October 13, 2024 (the “Equity Purchase Agreement”), to sell 52.6% ownership stake in the Appraisal and Valuation Services, Real Estate, and Retail, Wholesale & Industrial Solutions businesses (collectively, the "Great American Group") to Oaktree and/or its affiliates (collectively, “Oaktree”), a global asset manager. Subject to the terms and conditions set forth in, the Equity Purchase Agreement, the Company conducted an internal reorganization and contributed all of the interests in the “Great American Group”, to Great American Holdings, LLC, a newly formed holding company ("Great American NewCo"). At the Closing, (i) Oaktree received (a) all of the outstanding class A preferred limited liability units of Great American NewCo (which will have a 7.5% cash coupon and a 7.5% payment-in-kind coupon) (the “Class A Preferred Units”) and (b) common limited liability units of Great American NewCo (the “Common Units”) representing 52.6% of the issued and outstanding common limited liability units in Great American NewCo for a purchase price of approximately $203,000 (with an initial liquidation preference of approximately $203,000). The Company retains (a) 93.2% of the issued and outstanding class B preferred limited liability company units of Great American NewCo (which will have a 2.3% payment-in-kind coupon and an initial aggregate liquidation preference of approximately $183,000) (the “Class B Preferred Units”) and (b) 44.2% of the issued and outstanding Common Units. The remaining 6.8% of issued and outstanding Class B Preferred Units and 3.2% of issued and outstanding Common Units will be held by certain minority investors. The Company will account for its non-controlling equity interest in Great American NewCo using the equity method of accounting (refer to Note 2(z) Equity Method Investments) with its carrying value included in the “Prepaid and other assets” line item in the consolidated balance sheets (refer to Note 8 — Prepaid Expenses and Other Assets).
The Great American Group, which was historically reported within the Auction and Liquidation segment—providing auction and liquidation services to help clients dispose of assets that include multi-location retail inventory, wholesale inventory, trade fixtures, machinery and equipment, intellectual property, and real property—and within the former Financial Consulting segment—offering bankruptcy, financial advisory, forensic accounting, real estate consulting, and valuation and appraisal services—were divested. The Company recorded a net gain of $258,286 to the "Income from discontinued operations, net of taxes" line item in the Consolidated Statements of Operations. The net after-tax proceeds from this transaction were used to repay certain debt obligations and focus on the core operating subsidiaries.
The Company analyzed the quantitative and qualitative factors relevant to the sale of the Great American Group, including the significance of the operating income generated from the appraisal, real estate consulting and auction and liquidation operations to the overall net income (loss), net (loss) income per share, and net assets, and determined that those conditions for discontinued operations presentation had been met. As such, the financial position, results of operations and cash flows of that business are reported as discontinued operations in the accompanying consolidated financial statements. Prior period amounts have been adjusted to reflect discontinued operations presentation.

Continuing Involvement

In addition to retaining an equity interest accounted for under the equity method of accounting, at the closing of the transaction, the Company entered into a Transition Services Agreement, pursuant to which the Company will provide certain transition services to Great American NewCo relating for the Great American Group for a period of up to one year from the Closing. Additionally, the Company entered into a credit agreement, pursuant to which an affiliate of the Company, as lender, will provide to Great American NewCo, as borrower, a first lien secured revolving credit facility of up to $25,000 for general corporate purposes, subject to the terms and conditions set forth therein, which had an outstanding balance of $1,698 at closing, and entered into promissory notes which totaled $15,332 related to capital requirements for certain retail liquidation engagements that were ongoing as of closing.

On November 15, 2024, in connection with the GA Group Transaction as described above, the asset based credit facility with Wells Fargo Bank, National Association (the “Credit Agreement”) with a maximum borrowing limit of $200,000 and a maturity date of April 20, 2027, which provided for cash advances and the issuance of letters of credit on retail liquidation engagements under the credit facility, was terminated. There were no outstanding balances on this credit facility as of December 31, 2024 and 2023 or at the time of termination.
GlassRatner and Farber
On June 27, 2025, the Company signed an equity purchase agreement to sell all of the membership interests of GlassRatner and Farber. The aggregate cash consideration paid by the buyers for the interests of GlassRatner and shares of Farber was $117,800, which is based on a target closing working capital amount that is subject to adjustment within 180-days following the sale date. In connection with the sale, the Company entered into a transition services agreement with the buyer to provide certain services.
GlassRatner and Farber was historically reported in the Financial Consulting segment, which provided a variety of specialized advisory services spanning bankruptcy, restructuring, turnaround management, forensic accounting, crisis and litigation support, and operations management. Following this the sale of GlassRatner and Farber, the Financial Consulting segment no longer exists.
The Company analyzed the quantitative and qualitative factors relevant to the sale of the GlassRatner and Farber, including the significance of the operating income generated from the specialized advisory services operations to the overall net income (loss), net (loss) income per share, and net assets, and determined that those conditions for discontinued operations presentation had been met. As such, the financial position, results of operations and cash flows of that business are reported as discontinued operations in the accompanying consolidated financial statements. Prior period amounts have been adjusted to reflect discontinued operations presentation.
The major classes of assets and liabilities included in discontinued operations were as follows:

GlassRatner & Farber
December 31, 2024
ASSETS
Assets:
Cash and cash equivalents	$8,025
Accounts receivable, net	19,704
Prepaid expenses and other assets	9,222
Operating lease right-of-use assets	2,258
Property and equipment, net	275
Goodwill	30,450
Other intangible assets, net	439
Total assets	$70,373
LIABILITIES
Liabilities:
Accounts payable	$1,326
Accrued expenses and other liabilities	14,359
Deferred revenue	5
Contingent consideration	3,092
Operating lease liabilities	2,539
Total liabilities	$21,321

	Brands Transaction	Great American Group	GlassRatner & Farber		Total
	December 31, 2023
ASSETS
Assets:
Cash and cash equivalents	$845	$8,429	6,019		$15,293
Securities and other investments owned, at fair value	283,057	—	—		283,057
Accounts receivable, net	3,232	11,228	19,080		33,540
Prepaid expenses and other assets	—	1,655	6,446		8,101
Operating lease right-of-use assets	—	438	2,998		3,436
Property and equipment, net	—	—	431		431
Goodwill	—	5,688	29,599		35,287
Other intangible assets, net	123,769	—	224		123,993
Total assets	$410,903	$27,438	$64,797	$64,797	$503,138
LIABILITIES
Liabilities:
Accounts payable	$—	$558	583		$1,141
Accrued expenses and other liabilities	1,193	25,350	16,843		43,386
Due to related parties and partners	—	251	—		251
Deferred revenue	724	205	61		990
Operating lease liabilities	—	475	3,364		3,839
Total liabilities	$1,917	$26,839	$20,851		$49,607

Revenues and income (loss) from discontinued operations were as follows (in thousands):

	Year Ended December 31, 2024
	Brands Transaction	Great American Group	GlassRatner & Farber	Total
Revenues:
Services and fees	$14,755	$80,612	$92,176	$187,543
Sale of goods	—	21,574	—	21,574
Total revenues	14,755	102,186	92,176	209,117
Operating expenses:
Direct cost of services	—	24,363	—	24,363
Cost of goods sold	—	17,992	—	17,992
Selling, general and administrative expenses	3,071	52,425	70,367	125,863
Total operating expenses	3,071	94,780	70,367	168,218
Operating (loss) income	11,684	7,406	21,809	40,899
Other income (expense):
Interest income	—	6	21	27
Dividend income	32,568	—	—	32,568
Realized and unrealized (losses) gains on investments	(109,196)	—	—	(109,196)
Losses on extinguishment of loans and other	(434)	—	(163)	(597)
(Loss) gain on disposal of discontinued operations	(40,782)	258,286	—	217,504
Interest expense	(2,274)	(30,089)	—	(32,363)
(Loss) income from discontinued operations before income taxes	(108,434)	235,609	21,667	148,842
Provision for income taxes	(1,212)	(48)	(112)	(1,372)
(Loss) income from discontinued operations, net of income taxes	$(109,646)	$235,561	$21,555	$147,470

	Year Ended December 31, 2023
	Brands Transaction	Great American Group	GlassRatner & Farber	Total
Revenues:
Services and fees	$18,136	$85,484	$77,284	$180,904
Sale of goods	—	74,203	—	74,203
Total revenues	18,136	159,687	77,284	255,107
Operating expenses:
Direct cost of services	—	24,729	—	24,729
Cost of goods sold	—	40,515	—	40,515
Selling, general and administrative expenses	3,379	55,189	60,254	118,822
Total operating expenses	3,379	120,433	60,254	184,066
Operating (loss) income	14,757	39,254	17,030	71,041
Other income (expense):
Interest income	—	—	16	16
Dividend income	35,029	—	—	35,029
Realized and unrealized (losses) gains on investments	(536)	—	—	(536)
Losses on extinguishment of loans and other	—	(750)	—	(750)
Loss from equity method investments	—	(29)	—	(29)
Interest expense	(680)	(30,093)	—	(30,773)
(Loss) income from discontinued operations before income taxes	48,570	8,382	17,046	73,998
Provision for income taxes	—	(2,422)	—	(2,422)
(Loss) income from discontinued operations, net of income taxes	$48,570	$5,960	$17,046	$71,576

Interest expense for discontinued operations is based upon the amount of debt that was required to be repaid as a result of the Brands Transaction and Great American Group transaction described above and amount to $32,363 and $30,773 for the year ended December 31, 2024 and 2023, respectively.
Cash flows from discontinued operations were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Net cash from discontinued operations provided by (used in):
Operating activities	$42,907	$58,685
Investing activities	400,038	(6,051)
Financing activities	(447,562)	(91,039)
Effect of foreign currency on cash	(2,636)	2,581
Net decrease in cash, cash equivalents and restricted cash	$(7,253)	$(35,824)

Supplemental disclosures from cash flows were as follows (in thousands):

	Year Ended December 31,
Supplemental disclosures from cash flows:	2024	2023
Interest paid - Continuing Operations	$210,349	$278,110
Interest paid - Discontinued Operations	29,949	37,199
Interest paid - Total	$240,298	$315,309
Taxes paid - Continuing Operations	4,751	20,119
Taxes paid - Discontinued Operations	2,173	2
Taxes paid - Total	$6,924	$20,121
NOTE 5 — RESTRUCTURING CHARGE
The Company recorded restructuring charges in the amount of $1,522 and $2,131 during the years ended December 31, 2024 and 2023, respectively.
The restructuring charges during the year ended December 31, 2024 were primarily related to reorganization and consolidation activities in the Communications segment and Consumer Products segment, which consisted of reductions in workforce.
The restructuring charges during the year ended December 31, 2023 were primarily related to reorganization and consolidation activities in the Wealth Management segment, Communications segment, and Consumer Products segment. Reorganization and consolidation activities consisted of reductions in workforce and facility closures.
The following tables summarize the changes in accrued restructuring charge during the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Balance, beginning of year	$2,540	$2,335
Restructuring charge	1,522	2,131
Cash paid	(2,158)	(2,253)
Non-cash items	(588)	327
Balance, end of year	$1,316	$2,540
The following table summarizes the restructuring activities by reportable segment during the years ended December 31, 2024 and 2023:

	Wealth Management	Communications	Consumer Products	Total
Restructuring charges for the year ended December 31, 2024:
Employee termination costs	$—	$379	$1,143	$1,522
Total restructuring charge	$—	$379	$1,143	$1,522

Restructuring charges for the year ended December 31, 2023:
Employee termination costs	$—	$1,540	$530	$2,070
Facility closure and consolidation charge	61	—	—	61
Total restructuring charge	$61	$1,540	$530	$2,131

NOTE 6 — SECURITIES LENDING
The following table presents the contractual gross and net securities borrowing and lending balances and the related offsetting amount as of December 31, 2024 and 2023:

	Gross amounts recognized	Gross amounts offset in the consolidated balance sheets(1)	Net amounts included in the consolidated balance sheets	Amounts not offset in the consolidated balance sheets but eligible for offsetting upon counterparty default(2)	Net amounts
As of December 31, 2024
Securities borrowed	$43,022	$—	$43,022	$43,022	$—
Securities loaned	$27,942	$—	$27,942	$27,942	$—
As of December 31, 2023
Securities borrowed	$2,870,939	$—	$2,870,939	$2,870,939	$—
Securities loaned	$2,859,306	$—	$2,859,306	$2,859,306	$—
_______________________

(1)	Includes financial instruments subject to enforceable master netting provisions that are permitted to be offset to the extent an event of default has occurred.

(2)	Includes the amount of cash collateral held/posted.
The following table presents the contract value of securities lending transactions accounted for as secured borrowings by the type of collateral provided to counterparties as of December 31, 2024 and 2023:

	December 31, 2024		December 31, 2023
	Remaining contractual maturity		Remaining contractual maturity
	Overnight and continuous	Total	Overnight and continuous	Total
Securities lending transactions
Corporate securities - fixed income	$310	$310	$283,809	$283,809
Equity securities	42,712	42,712	2,575,919	2,575,919
Non-US sovereign debt	—	—	11,211	11,211
Total borrowings	$43,022	$43,022	$2,870,939	$2,870,939

The Company's securities lending transactions require us to pledge collateral based on the terms of each contract which is generally denominated in U.S. dollars and marked to market on a daily basis. If the fair value of the collateral pledged for these transactions declines, the Company could be required to provide additional collateral to the counterparty, therefore decreasing the amount of assets available for other liquidity needs that may arise. The Company's liquidity risk is mitigated by maintaining offsetting securities borrowed transactions in which the Company receives cash from the counterparty which, in general, is equal to or greater than the cash the Company posts on securities lending transactions.

NOTE 7 — ACCOUNTS RECEIVABLE
The components of accounts receivable, net, include the following:

	December 31, 2024	December 31, 2023
Accounts receivable	$62,745	$73,219
Investment banking fees, commissions and other receivables	12,008	13,110
Total accounts receivable	74,753	86,329
Allowance for credit losses	(6,100)	(4,373)
Accounts receivable, net	$68,653	$81,956
Additions and changes to the allowance for credit losses consist of the following:

	Year Ended December 31,
	2024	2023
Balance, beginning of period	$4,373	$1,501
Add: Additions to reserve	3,628	4,402
Less: Other adjustments and write-offs	(1,976)	(1,555)
Less: Recovery	75	25
Balance, end of period	$6,100	$4,373
NOTE 8 — PREPAID EXPENSES AND OTHER ASSETS
Prepaid expenses and other assets consist of the following:

	December 31, 2024	December 31, 2023
Inventory	$63,004	$93,674
Rental merchandise, net	15,084	16,629
Equity method investments	85,487	2,087
Prepaid expenses	22,979	23,452
Unbilled receivables	3,387	7,310
Other receivables	37,025	39,018
Other assets	15,950	53,039
Prepaid expenses and other assets	$242,916	$235,209
Unbilled receivables represent the amount of mobile handsets in the Communications segment. Other receivables primarily consist of interest receivables on loans and loans receivables that are held at cost. Other assets primarily consist of deposits, real estate held for investment, deferred financing costs, and finance lease assets.

NOTE 9 — PROPERTY AND EQUIPMENT
Property and equipment, net, consists of the following:

	Estimated Useful Lives	December 31, 2024	December 31, 2023
Leasehold improvements	1 to 15 years	$14,099	$14,082
Machinery, equipment and computer software	1 to 15 years	28,719	32,778
Furniture and fixtures	3 to 5 years	4,937	5,244
Total		47,755	52,104
Less: Accumulated depreciation and amortization		(29,076)	(27,329)
		$18,679	$24,775
Depreciation expense was $10,017 and $9,221 during the years ended December 31, 2024 and 2023, respectively.
NOTE 10 — GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill was $392,687 and $437,041 as of December 31, 2024 and 2023, respectively. The decrease in goodwill for the year ended December 31, 2024 was primarily from the Nogin goodwill impairment of $(57,664) in the E-Commerce segment, and the Targus goodwill impairment of $(26,681) in the Consumer Products segment, and the reclass to Held for sale of $(13,861) for the Stifel transaction in the Wealth Management segment, and $(3,280) for Reval in the All Other category as discussed in Note 4, partially offset by $56,028 from the Nogin acquisition in the E-Commerce segment. The decrease in goodwill for the year ended December 31, 2023 was primarily from the Targus goodwill impairment of $53,100 in the Consumer Products segment, partially offset by $2,428 from other acquisitions.
The changes in the carrying amount of goodwill during the years ended December 31, 2024 and 2023 were as follows:

	Capital Markets	Wealth Management	Communications	Consumer Products	E-Commerce	All Other	Total
Balance as of December 31, 2022	$162,018	$51,195	$193,195	$75,753	$—	$4,779	$486,940
Changes in goodwill during the year:
Acquisition of other businesses	—	—	—	—	—	2,428	2,428
Goodwill impairment	—	—	—	(53,100)	—	—	(53,100)
Other	—	—	672	4,028	—	(3,927)	773
Balance as of December 31, 2023	162,018	51,195	193,867	26,681	—	3,280	437,041
Changes in goodwill during the year:
Acquisition of other businesses	—	—	—	—	56,028	—	56,028
Goodwill impairment	—	—	—	(26,681)	(57,664)	—	(84,345)
Reclassified as held for sale	—	(13,861)	—	—	—	(3,280)	(17,141)
Other	(532)	—	—	—	1,636	—	1,104
Balance as of December 31, 2024	$161,486	$37,334	$193,867	$—	$—	$—	$392,687

During the year ended December 31, 2024, the changes in goodwill included, $1,636 related to certain purchase price accounting adjustments as described in Note 3, and $(532) related to the sale of certain assets. During the year ended December 31, 2023, the changes in goodwill included, $672 of working capital settlements as described in Note 3, $4,028 related to certain purchase price accounting adjustments, and $(3,927) related to the sale of certain assets.
Intangible assets consisted of the following:

		As of December 31, 2024			As of December 31, 2023
	Estimated Useful Life in Years	Gross Carrying Value	Accumulated Amortization	Intangibles Net	Gross Carrying Value	Accumulated Amortization	Intangibles Net
Amortizable assets:
Customer relationships	1 to 16	$240,780	$(126,184)	$114,596	$263,661	$(108,630)	$155,031
Domain names	7	170	(170)	—	180	(180)	—
Advertising relationships	8	100	(100)	—	100	(94)	6
Internally developed software and other intangibles	0.5 to 10	29,042	(23,223)	5,819	28,940	(19,603)	9,337
Trademarks	3 to 10	19,950	(10,019)	9,931	20,590	(8,043)	12,547
Total		290,042	(159,696)	130,346	313,471	(136,550)	176,921

Non-amortizable assets:
Tradenames		16,100	—	16,100	21,100	—	21,100
Total intangible assets		$306,142	$(159,696)	$146,446	$334,571	$(136,550)	$198,021
Amortization expense was $34,915 and $39,663 during the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, estimated future amortization expense was $26,829, $24,512, $23,230, $20,055, $15,428 during the years ended December 31, 2025, 2026, 2027, 2028 and 2029, respectively. The estimated future amortization expense after December 31, 2029 was $20,292.
The Company performs impairment tests for goodwill and other intangible assets with indefinite lives as of December 31 of each year and between annual impairment tests if an event occurs or circumstances change that would more likely than not reduce the fair values of the Company’s reporting units or asset group below their carrying values. Due to challenges in executing Nogin’s growth plans operating results in the fourth quarter of 2024 were impacted and Nogin’s long-term forecasts were updated. A goodwill impairment charge of $57,664 was recognized in E-Commerce reporting unit related to Nogin at December 31, 2024. The Company’s Targus subsidiary which is included in the Consumer Products segment experienced lower than expected revenues in the fourth quarter of 2024 from market conditions in the personal computer market for computers and accessories and long-term forecasts for revenues were updated. An impairment charge for the tradename of $4,000 was recognized at December 31, 2024. At June 30, 2024, qualitative factors indicated that the carrying value of goodwill and tradename for the Company’s Targus subsidiary were impaired as operating results during the six months ended June 30, 2024 were impacted by market conditions in the personal computer market for computers and accessories, the Company revised its long-term forecasts. Based on the results of the analysis, the Company recorded a non-cash impairment charge for goodwill of $26,681 and a tradename impairment charge of $1,000 at June 30, 2024. In 2023, the Company performed an interim goodwill impairment quantitative assessment as of September 30, 2023 and a year ended assessment as of December 31, 2023 for the Targus reporting unit, and based on the results of the analysis, a non-cash impairment charge of $68,600 was recognized which included a goodwill impairment charge of $53,100 and a tradename impairment charge of $15,500. The Company also recorded an impairment charge for finite-lived intangible assets of $16,028 for customer relationships, internally developed software and other intangible assets, and trademarks related to Nogin as of December 31, 2024 and $1,733 as of December 31, 2023 for a tradename in the Capital Markets segment that is no longer used by the Company. These impairment charges have been recorded in impairment of goodwill and other intangible assets in the accompanying consolidated statements of operations during the years ended December 31, 2024 and 2023.

Goodwill and tradename were measured at fair value on a nonrecurring basis as part of the interim and annual impairment tests during 2024 and 2023. The estimated fair value of the Nogin and Targus were calculated using a weighted-average of values determined using an income approach and a market approach for each reporting unit. The income approach involves estimating the fair value of each of the reporting units by discounting its estimated future cash flows using discount rates that would be consistent with a market participant’s assumption. The market approach bases the fair value measurement on information obtained from observed stock prices of public companies and recent merger and acquisition transaction data of comparable entities for each reporting unit. In order to estimate the fair value of goodwill and tradename, management must make certain estimates and assumptions that affect the total fair value of each of the reporting units including, among other things, an assessment of market conditions, projected cash flows, discount rates, and growth rates. The approximate inputs for the fair value calculations of the reporting units included (a) a growth rate of 3% to calculate the terminal value and a discount rate of 16% for the Nogin reporting unit and (b) a growth rate of 4% to calculate the terminal value and a discount rate of 16% for the Targus reporting unit. The approximate inputs for the fair value calculations of the Targus reporting unit in 2023 included a growth rate of 4% to calculate the terminal value and a discount rate of 21%. The approximate inputs with respect to indefinite live tradename in the Targus reporting unit included a royalty rate of 2%. Management’s estimates of projected cash flows each of the reporting units include, but are not limited to, future earnings of each of the reporting units using revenue growth rates, gross margins, and other cost assumptions consistent with the reporting unit's historical trends, and working capital requirements and future capital expenditures necessary to fund future operations. The assumptions in the fair value measurements of each of the reporting units reflect the current market environment, industry-specific factors and company-specific factors.

NOTE 11 — LEASING ARRANGEMENTS
Operating Leases
The Company’s operating lease assets primarily represent the lease of office space and facilities where the Company conducts its operations with the weighted average lease term of 4.2 and 9.6 years as of December 31, 2024 and 2023, respectively. The operating leases have lease terms up to 7.4 and 18.6 years as of December 31, 2024 and 2023, respectively. The weighted average discount rate used to calculate the present value of lease payments was 6.67% and 6.79% as of December 31, 2024 and 2023, respectively. During the years ended December 31, 2024 and 2023, the total operating lease expense was $24,785 and $21,964, respectively. During the years ended December 31, 2024 and 2023, $2,455 and $2,144, respectively, of operating lease expense were attributable to variable lease expenses. Operating lease expense is included in selling, general and administrative expenses in the consolidated statements of operations.
During the years ended December 31, 2024 and 2023, cash payments against operating lease liabilities totaled $24,171 and $19,868, respectively, and non-cash lease expense transactions totaled $6,057 and $6,007, respectively. Cash flows from operating leases are classified as net cash flows from operating activities in the accompanying consolidated statements of cash flows.
As of December 31, 2024, maturities of operating lease liabilities were as follows:

Operating Leases
Year ending December 31:
2025	$20,923
2026	15,304
2027	11,160
2028	9,557
2029	5,422
Thereafter	4,317
Total lease payments	66,683
Less: imputed interest	(8,184)
Total lease liability	$58,499

Finance Leases
The Company’s financing lease assets primarily represent the lease of vehicles for the Company's subsidiary bebe. As of December 31, 2024, finance lease assets of $3,538 are included in prepaid expenses and other assets with the related liabilities of $3,723 included in accrued expenses and other liabilities in the consolidated balance sheets.
As of December 31, 2024 and 2023, the Company did not have any significant leases executed but not yet commenced.
NOTE 12 — NOTES PAYABLE
As of December 31, 2024 and 2023, the outstanding balance for the other notes payable was $28,021 and $19,391, respectively. On May 3, 2024, upon closing of the acquisition of Nogin, Nogin entered into a secured convertible promissory note agreement with a principal amount of $15,000 with an annual interest rate of 10.0% and a maturity date of May 3, 2027. As discussed on Note 25 — Subsequent Events on March 31, 2025, the Company signed a Deed of Assignment for the Benefit of Creditors and the convertible note in the amount of $15,000 is no longer an obligation of the Company. Of the remaining notes payable, $12,408 related to deferred cash consideration owed to the sellers of FocalPoint and was paid in full in January 2025. Interest expense was $1,640 and $609 during the years ended December 31, 2024 and 2023, respectively.
NOTE 13 — TERM LOANS AND REVOLVING CREDIT FACILITY
Targus Credit Agreement
On October 18, 2022, Targus (the “Targus Borrower”), among others, entered into a credit agreement (“Targus Credit Agreement”) with PNC Bank, National Association (“PNC”), as agent and security trustee for a five-year $28,000 term loan and a five-year $85,000 revolver loan, which was used to finance part of the acquisition of Targus. The final maturity date is October 18, 2027.
The Targus Credit Agreement is secured by substantially all Targus assets as collateral defined in the Targus Credit Agreement which assets had an aggregate value of approximately $176,643, which includes $39,095 of accounts receivable and $57,507 of inventory as of December 31, 2024. The Targus Credit Agreement contains certain covenants, including those limiting the Targus Borrower’s ability to incur certain indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. The Targus Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of amounts outstanding under the Targus Credit Agreement. On October 31, 2023 and February 20, 2024, the Company entered into Amendment No. 1 and Amendment No. 2 to the Targus Credit Agreement, which, among other things, modified the fixed charge coverage ratio “FCCR” and the minimum EBITDA requirements which waived the financial covenant breaches for the periods ended September 30, 2023 and December 31, 2023, respectively. Amendment No. 2 also provided, among other things, with a cure right for the Company to provide a capital contribution to Targus in the event of a financial covenant breach (the "Keepwell"). For the period ended September 30, 2023, the FCCR covenant was not fulfilled in accordance with the Targus Credit Agreement, and for the period ended December 31, 2023, the FCCR and minimum EBITDA covenant was not fulfilled in accordance with the Targus Credit Agreement. However, the amendments to the Targus Credit Agreement and the capital contributions made to the subsidiary cured the covenant breaches. On June 27, 2024 the Company entered into Amendment No. 3 to the Targus Credit Agreement to replace the terminating Canadian benchmark interest rate with the Term CORRA Reference Rate. For the period ended June 30, 2024, the minimum EBITDA covenant was also breached. On August 14, 2024, the Company contributed $1,602 to Targus to cure a minimum EBITDA financial covenant requirement for the period ended June 30, 2024. For the period ended September 30, 2024, the minimum EBITDA covenant was also breached. On November 7, 2024, the Company entered into Amendment No. 4 to the Targus Credit Agreement, which among other things, reduced revolving loan sublimits, modified the FCCR covenant, removed the minimum EBITDA requirement, imposed a minimum undrawn availability covenant, and modified the terms of the Keepwell. Amendment No. 4 to the Targus Credit Agreement also waived the September 30, 2024 minimum EBITDA covenant breach. Concurrently with the effectiveness of Amendment No. 4 to the Targus Credit Agreement, the

Company repaid the outstanding balance of the term loan in full with $2,100 of revolver loan advances and $7,500 of cash from the Company.
On May 9, 2025, the Targus Borrower entered into Amendment No. 5 to the Targus Credit Agreement, which among other things, (i) requires quarterly repayments of revolver loan advances in an amount equal to $2,500 commencing on September 30, 2025 and continuing until the total outstanding amount thereunder is paid in full, (ii) reduced the maximum revolving commitments from $30,000 to $25,000, (iii) required the repayment of $5,000 of outstanding revolving advances and (iv) requires that the Targus Borrower to pay a deferred amendment fee of $1,000 in the event the Company is unable to refinance the Targus Credit Agreement by July 31, 2025. On July 25, 2025, the Targus Borrower entered into Amendment No. 6 to the Targus Credit Agreement, which among other things, (i) reduced the deferred amendment fee of $1,000 to $150, due and payable on July 25, 2025, and (ii) requires the Targus Borrower to pay an additional deferred amendment fee of $850 in the event the Company is unable to refinance the Targus Credit Agreement by August 15, 2025. On August 15, 2025, the Targus Borrower entered into Amendment No. 7 to the Targus Credit Agreement, which among other things, (i) requires the Targus Borrower to pay an additional deferred amendment fee of $100 in the event the Targus Borrower is unable to refinance the Targus Credit Agreement by August 15, 2025, and (ii) requires the Targus Borrower to pay an additional deferred amendment fee of $850 in the event the Targus Borrower is unable to refinance the Targus Credit Agreement by August 20, 2025.
In connection with the above amendments to the Targus Credit Agreement, the Company entered into Amendment No. 2 to the Keepwell on May 9, 2025, Amendment No. 3 to the Keepwell on July 25, 2025, and Amendment No. 4 to the Keepwell on August 15, 2025, which among other things, modified the conditions under which, if satisfied, the Company would be required to make certain capital contributions to the Targus Borrower.
On August 20, 2025, the Company entered into the new Targus/FGI Credit Agreement to refinance and repay all obligations under the existing Targus Credit Agreement, as more fully described below.
The Company is in compliance with all financial covenants with the Targus Credit Agreement, as amended, and no defaults or events of default, as defined in the credit agreement, were noted as of December 31, 2024.

The term loan bears interest on the outstanding principal amount equal to the term Secured Overnight Financing Rate (“SOFR”) rate plus an applicable margin of 5.75%. The revolver loan consists of base rate loans that bear interest on the outstanding principal amount equal to the base rate plus an applicable margin of 3.00% and term rate loans that bear interest on the outstanding principal amount equal to the revolver SOFR rate plus an applicable margin of 4.00%.

As of December 31, 2024 and 2023, the outstanding balance on the term loan was zero and $17,834 (net of unamortized debt issuance costs of $366), respectively. As of December 31, 2024 and 2023, the outstanding balance on the revolver loan was $16,329 and $43,801, respectively. The average borrowings under the revolver loan was $21,418 and $56,704 during the year ended December 31 2024 and 2023, respectively. The amount available for borrowings under the Targus Credit Agreement was $5,361 and $1,814 at December 31, 2024, and 2023, respectively.
Interest expense on these loans during the years ended December 31, 2024 and 2023 was $4,234 (including amortization of deferred debt issuance costs and unused commitment fees of $957) and $7,303 (including amortization of deferred debt issuance costs and unused commitment fees of $664), respectively. In connection with the principal payments made on the term loan during the year ended December 31, 2024, the Company recorded losses on the extinguishment of this debt in the amount of $769, which was included in the consolidated statements of operations in 2024. The interest rate on the term loan was 10.45% and 10.20% and the interest rate on the revolver loan ranged between 8.44% to 11.25% and between 8.45% to 11.25% as of December 31, 2024 and 2023, respectively. The weighted average interest rate on the revolver loan was 10.39% and 8.53% as of December 31, 2024 and 2023, respectively.

Targus/FGI Credit Agreement
On August 20, 2025, the Targus Borrower and certain of the Targus Borrowers' direct and indirect subsidiaries (the “FGI Loan Parties”) entered into a Revolving Credit, Receivables Purchase, Security and Guaranty Agreement (the “Targus/FGI Credit Agreement”) with FGI Worldwide LLC (“FGI”), as agent and for a three-year $30,000 revolving loan facility, the proceeds of which were used to refinance and repay all obligations under the existing Targus Credit Agreement with PNC. The final maturity date of the Targus/FGI Credit Agreement is August 20, 2028.
The Targus/FGI Credit Agreement is a revolving line of credit facility with a receivables purchase feature, under which the purchase of eligible receivables is on a full recourse basis with each borrower retaining the risk of non-payment. The revolving loans bear interest at the greater of (a) 5.25% per annum or (b) 3.00% above the term SOFR for a period of 1 month plus 10 basis points, plus (c) 0.30% per month collateral management fee.
The Targus/FGI Credit Agreement is secured by (i) a first priority perfected security interest in and a lien upon all of the assets of the FGI Loan Parties, and (ii) a pledge of all of the equity interests of the Targus Borrower and its direct and indirect subsidiaries. The Targus/FGI Credit Agreement contains certain covenants, including those limiting the FGI Loan Parties' ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. The Targus/FGI Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an uncured event of default occurs, FGI would be entitled to take various actions, including the acceleration of amounts outstanding under the Targus/FGI Credit Agreement.
As required under the Targus/FGI Credit Agreement, B. Riley Commercial Capital, LLC (“BRCC”), a wholly owned subsidiary of the Company, entered into an amendment to an existing intercompany loan and security agreement to extend an additional subordinated loan to the Targus Borrower at the closing of the Targus/FGI Credit Agreement in the amount of $5,000 increasing the aggregate principal amount of such loan from $5,000 to $10,000.
Pathlight Credit Agreement
On September 23, 2022, the Company's subsidiary, BRRII, entered into a credit agreement (the “Pathlight Credit Agreement”) by and among PLC Agent, LLC in the capacity as administrative agent and Pathlight Capital Fund I LP, Pathlight Capital Fund II LP, and Pathlight Capital Fund III LP as the lenders (collectively, “Pathlight”) for a five-year $148,200 term loan. On January 12, 2023, Amendment No. 2 to the Pathlight Credit Agreement increased the term loan by an additional $78,296. On March 31, 2023, Amendment No. 3 to the Pathlight Credit Agreement increased the term loan by an additional $49,890. On August 21, 2023, in connection with the sale of all of the equity interests in BRRII to Freedom VCM Receivables as more fully described in Note 2(s), the Company was released from all obligations, guarantees and covenants related to the Pathlight Credit Agreement. The Company had been in compliance with all financial covenants in the Pathlight Credit Agreement.
The term loan bore interest on the outstanding principal amount equal to the Term SOFR rate plus an applicable margin of 6.50%. Interest expense on the term loan during the year ended December 31, 2023 was $14,359 (including amortization of deferred debt issuance costs of $4,262).
Lingo Credit Agreement
On August 16, 2022, Lingo (the “Lingo Borrower”), entered into a credit agreement (the “Lingo Credit Agreement”) by and among the Lingo Borrower, the Company as the secured guarantor, and Banc of California, N.A. in its capacity as administrative agent and lender, for a five-year $45,000 term loan. This loan was used to finance part of the purchase of BullsEye by the Lingo Borrower. On September 9, 2022, the Lingo Borrower entered into the First Amendment to the Lingo Credit Agreement with Grasshopper Bank for an incremental term loan of $7,500, increasing the principal balance of the term loan to $52,500. On November 10, 2022, the Lingo Borrower entered into the Second Amendment to the Lingo Credit Agreement with KeyBank National Association for an incremental term loan of $20,500, increasing the principal balance of the term loan to $73,000.

The term loan bears interest on the outstanding principal amount equal to the term SOFR rate plus a margin of 3.00% to 3.75% per annum, depending on the consolidated total funded debt ratio as defined in the Lingo Credit Agreement, plus applicable spread adjustment. As of December 31, 2024 and 2023, the interest rate on the Lingo Credit Agreement was 7.91% and 8.70%, respectively.
The Lingo Credit Agreement is guaranteed by the Company and the Lingo Borrower's subsidiaries and secured by certain Lingo assets and equity interests as collateral which totals approximately $228,679 defined in the Lingo Credit Agreement which includes $12,316 of accounts receivable. The agreement contains certain covenants, including those limiting the Lingo Borrower’s ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of its businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the Lingo Credit Agreement requires the Lingo Borrower to maintain certain financial ratios. The Lingo Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of amounts due under the Lingo Credit Agreement. The Company is in compliance with all financial covenants in the Lingo Credit Agreement as of December 31, 2024.
Principal outstanding is due in quarterly installments. The quarterly installments from March 31, 2025 to June 30, 2027 are in the amount of $3,650, and the remaining principal balance is due at final maturity on August 16, 2027.
As of December 31, 2024 and 2023, the outstanding balance on the term loan was $52,363 (net of unamortized debt issuance costs of $562) and $63,153 (net of unamortized debt issuance costs of $722), respectively. Interest expense on the term loan during the years ended December 31, 2024 and 2023 was $5,759 (including amortization of deferred debt issuance costs of $542), $6,370 (including amortization of deferred debt issuance costs of $293), respectively.
On January 6, 2025, as discussed below BRPAC entered into an amended and restated credit agreement (the “BRPAC Amended Credit Agreement”) with the Banc of California, in the capacity as agent and lender and with other lenders party thereto from time to time. A portion of the proceeds from the BRPAC Amended Credit Agreement were used to pay all outstanding principal amounts and accrued interest under the Lingo Credit Agreement and the Lingo Credit Agreement was effectively terminated upon repayment on January 6, 2025.
bebe Credit Agreement
As a result of the Company obtaining a majority ownership interest in bebe on October 6, 2023, bebe's credit agreement with SLR Credit Solutions (the “bebe Credit Agreement”) for a $25,000 five-year term loan with a maturity date of August 24, 2026 is included in the Company's long-term debt. The term loan bears interest on the outstanding principal amount equal to the Term SOFR rate plus a margin of 5.50% to 6.00% per annum, depending on the total fixed charge coverage ratio as defined in the bebe Credit Agreement. As of December 31, 2023, the interest rate on the bebe Credit Agreement was 11.14%.
The bebe Credit Agreement is collateralized by a first lien on all bebe assets and pledges of capital stock including equity interests. The agreement contains certain covenants, including those limiting the borrower’s ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the agreement requires bebe to maintain certain financial ratios. The agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults.
As of December 31, 2024 and 2023, the outstanding balance on the term loan was zero (net of unamortized debt issuance costs of zero) and $22,487 (net of unamortized debt issuance costs of $638), respectively. Interest expense on the term loan during the year ended December 31, 2024 and 2023 was $2,715 (including amortization of deferred debt issuance costs of $638 and allocated to income from discontinued operations, net of income taxes in the consolidated statement of operations) and $680 (including amortization of deferred debt issuance costs of $56), respectively. Principal outstanding is due in quarterly installments through June 30, 2026 in the amount of $313 per quarter and the remaining principal balance of $20,000 is due at final maturity on August 24, 2026.
On October 25, 2024, upon the closing of the Brands Transaction as described in Note 4 – Discontinued Operation, proceeds of $22,188 was used to pay off the then outstanding balance of the loan in full and $224 of loan payoff expenses.

Nomura Credit Agreement
The Company, and its wholly owned subsidiaries, BR Financial Holdings, LLC ("BRFH"), and BR Advisory & Investments, LLC had entered into a credit agreement dated June 23, 2021 (as amended, the “Prior Credit Agreement”) with Nomura Corporate Funding Americas, LLC, as administrative agent, and Wells Fargo Bank, N.A., as collateral agent, for a four-year $300,000 secured term loan credit facility (the “Prior Term Loan Facility”) and a four-year $80,000 secured revolving loan credit facility (the “Prior Revolving Credit Facility”) with a maturity date of June 23, 2025.
On August 21, 2023, the Company and BRFH (the “BRFH Borrower”), and certain direct and indirect subsidiaries of the BRFH Borrower (the “BRFH Guarantors”), entered into a credit agreement (the “Credit Agreement”) with Nomura Corporate Funding Americas, LLC, as administrative agent, and Computershare Trust Company, N.A., as collateral agent, for a four-year $500,000 secured term loan credit facility (the “New Term Loan Facility”) and a four-year $100,000 secured revolving loan credit facility (the “New Revolving Credit Facility” and together, the “New Credit Facilities”). The purpose of the Credit Agreement was to (i) fund the Freedom VCM equity investment, (ii) prepay in full the Prior Term Loan Facility and Prior Revolving Credit Facility with an aggregate outstanding balance of $347,877, which included $342,000 in principal and $5,877 in interest and fees, (iii) fund a dividend reserve in an amount not less than $65,000, (iv) pay related fees and expenses, and (v) for general corporate purposes. The Company recorded a loss on extinguishment of debt related to the Prior Credit Agreement of $5,409, which was included in the consolidated statements of operations for the year ended December 31, 2023.
SOFR rate loans under the New Credit Facilities accrued interest at the adjusted term SOFR rate plus an applicable margin of 6.00%. In addition to paying interest on outstanding borrowings under the New Revolving Credit Facility, the Company was required to pay a quarterly commitment fee based on the unused portion, which was determined by the average utilization of the facility for the immediately preceding fiscal quarter.
The Credit Agreement was secured on a first priority basis by a security interest in the equity interests of the BRFH Borrower and each of the BRFH Borrower’s subsidiaries (subject to certain exclusions) and a security interest in substantially all of the assets of the BRFH Borrower and the BRFH Guarantors. The borrowing base as defined in the Credit Agreement consisted of a collateral pool that included certain of the Company's loans receivables in the amount of $112,454 (which is included in the total loans receivable, at fair value balance of $90,103 reported in our consolidated balance sheet at December 31, 2024) and $375,814 (which is included in the total loans receivable, at fair value balance of $532,419 reported in our consolidated balance sheet at December 31, 2023) and investments in the amount of $228,292 (which is included in the total securities and other investments owned, at fair value of $282,325 reported in our consolidated balance sheet at December 31, 2024) and $786,714 (which is included in the total securities and other investments owned, at fair value of $809,049 reported in our consolidated balance sheet at December 31, 2023) as of December 31, 2024 and 2023, respectively.
The Credit Agreement contained certain affirmative and negative covenants customary for financings of this type that, among other things, limited the Company’s and its subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests. The Credit Agreement contained customary events of default, including with respect to a failure to make payments under the credit facilities, cross-default, certain bankruptcy and insolvency events and customary change of control events. The Company was in compliance with all financial covenants in the Credit Agreement as of December 31, 2024. On September 17, 2024, the Company entered into Amendment No. 4 to its credit agreement, dated August 21, 2023, with Nomura Corporate Funding Americas, LLC, as administrative agent (the “Fourth Amendment”). On September 17, 2024, the Company made a payment of $85,857 which consisted of a principal payment of $85,146 and accrued interest of $711. Loan fees incurred in connection with the Fourth Amendment totaled $5,869 of which $3,523 was added to the principal balance of the term loan. After giving effect to these amounts, the outstanding principal balance on the term loan was reduced from $469,750 to $388,127. In connection with the Fourth Amendment, the revolving credit facility in the amount of $100,000 which had no balance outstanding at September 17, 2024 was terminated and the Company was required to reduce the principal amount of the term loan to be no greater than $100,000 on or prior to September 30, 2025. The scheduled maturity date of the term loan was August 21, 2027.
The Fourth Amendment contained certain provisions related to borrowing base, including specific treatment for certain assets in the calculation of borrowing base and also included mandatory prepayment provisions regarding asset sales. Interest on the term loan increased to SOFR loans accrued interest at the adjusted term SOFR plus an applicable margin of

7.00% cash interest or, at the election of the Company, at the adjusted term SOFR determined plus an applicable margin of 6.00% cash interest plus 1.50% paid-in-kind interest; and base rate loans accrued interest at the base rate plus an applicable margin of 6.00% cash interest or, at the election of the Company, at the adjusted term SOFR determined for such day plus an applicable margin of 5.00% cash interest plus 1.50% PIK Interest. On December 9, 2024, the Company entered into Amendment No. 5 to its credit agreement, dated August 21, 2023, with Nomura Corporate Funding Americas, LLC, as administrative agent (the “Fifth Amendment”). The Fifth Amendment extended the springing maturity date of the term loans if more than $25,000 aggregate principal amount of the 5.50% 2026 Notes was outstanding to February 3, 2026 and permitted under certain conditions an additional $10,000 of telecommunications financing. On January 3, 2025, the Company entered into Amendment No. 6 to its credit agreement, dated August 21, 2023, with Nomura Corporate Funding Americas, LLC, as administrative agent (the “Sixth Amendment”). The Sixth Amendment agreed to permit under certain conditions the contribution by BRPI of 100% of the equity interests in Lingo to BRPAC in connection with the entry into the BRPAC Credit Agreement. There was no fee charged in connection with the Sixth Amendment.
As of December 31, 2024 and 2023, the outstanding balance on the term loan was $117,292 (net of unamortized debt issuance costs of $5,246) and $475,056 (net of unamortized debt issuance costs of $18,694), respectively. Interest on the term loan during the years ended December 31, 2024 and 2023 was $23,529 (including amortization of deferred debt issuance costs of $5,799) and $11,662 (including amortization of deferred debt issuance costs of $2,916), respectively. The interest rate on the term loan as of December 31, 2024 and 2023 was 11.52% and 11.37%, respectively.
There were no borrowings outstanding under the revolving facility as of December 31, 2024. The Company had an outstanding balance $74,700 under the revolving facility as of December 31, 2023. Interest on the revolving facility during the years ended December 31, 2024 and 2023 was $1,420 (including unused commitment fees of $688 and amortization of deferred financing costs of $732) and $5,908 (including unused commitment fees of $334 and amortization of deferred financing costs of $754), respectively. The interest rate on the Revolving Credit Facility as of December 31, 2024 and 2023 was 11.37%.
In connection with the principal payments made on the term loan and revolving credit facility with Nomura during the year ended December 31, 2024, the Company recorded losses of the extinguishment of this debt in the amount of $17,956, which was included in the consolidated statements of operations in 2024.
On February 26, 2025, the Company entered into a new credit agreement with a group of funds indirectly or directly controlled by Oaktree Capital Management, L.P. with Oaktree Fund Administration, LLC, acting as the administrative agent and collateral agent, as more fully described in Note 25. The new credit agreement provided for (i) a three-year $125,000 secured term loan credit facility (the “Initial Term Loan Facility”) and (ii) a four-month $35,000 secured delayed draw term loan credit facility (the “Delayed Draw Facility” and, together with the Initial Term Loan Facility, the “Oaktree Credit Facilities”). The Nomura Credit Agreement discussed above was paid in full and terminated using proceeds from the Initial Term Loan Facility.
BRPAC Credit Agreement
On December 19, 2018, BRPI Acquisition Co LLC (“BRPAC”), a Delaware limited liability company, United Online, Inc. (“UOL”), and YMAX Corporation, Delaware corporations (collectively, the “BRPAC Borrowers”), indirect wholly owned subsidiaries of the Company, in the capacity as borrowers, entered into a credit agreement (the “BRPAC Credit Agreement”) with the Banc of California, N.A. in the capacity as agent (the “Agent”) and lender and with the other lenders party thereto (the “Closing Date Lenders”). Certain of the BRPAC Borrowers’ U.S. subsidiaries are guarantors of all obligations under the BRPAC Credit Agreement and are parties to the BRPAC Credit Agreement in such capacity (collectively, the “Secured Guarantors”; and together with the BRPAC Borrowers, the “Credit Parties”). In addition, the Company and B. Riley Principal Investments, LLC, the parent corporation of BRPAC and a subsidiary of the Company, are guarantors of the obligations under the BRPAC Credit Agreement pursuant to standalone guaranty agreements pursuant to which the shares outstanding membership interests of BRPAC are pledged as collateral.

The obligations under the BRPAC Credit Agreement are secured by first-priority liens on, and first priority security interest in, substantially all of the assets of the Credit Parties which totals approximately $184,587 (which includes $3,737 of accounts receivable and $3,325 of inventory), including a pledge of (a) 100% of the equity interests of the Credit Parties, (b) 65% of the equity interests in United Online Software Development (India) Private Limited, a private limited company organized under the laws of India; and (c) 65% of the equity interests in magicJack VocalTec Ltd., an Israel corporation. Such security interests are evidenced by pledge, security, and other related agreements.
The BRPAC Credit Agreement contains certain covenants, including those limiting the Credit Parties’ and their subsidiaries’ ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the BRPAC Credit Agreement requires the Credit Parties to maintain certain financial ratios. The BRPAC Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of amounts due under the outstanding BRPAC Credit Agreement. The Company is in compliance with all financial covenants in the BRPAC Credit Agreement as of December 31, 2024.
Through a series of amendments, including the Fourth Amendment to the BRPAC Credit Agreement (the “Fourth Amendment”) on June 21, 2022, the BRPAC Borrowers, the Secured Guarantors, the Agent and the Closing Date Lenders agreed to the following, among other things: (i) the Closing Date Lenders agreed to make a new $75,000 term loan to the BRPAC Borrowers, the proceeds of which the BRPAC Borrowers used to repay the outstanding principal amount of the existing terms loans and optional loans and will use for other general corporate purposes, (ii) a new applicable margin level of 3.50% was established as set forth from the date of the Fourth Amendment, (iii) Marconi Wireless Holdings, LLC (“Marconi Wireless”) was added to the BRPAC Borrowers, (iv) the maturity date of the term loan was set to June 30, 2027, and (v) the BRPAC Borrowers were permitted to make certain distributions to the parent company of the BRPAC Borrowers.
The borrowings under the amended BRPAC Credit Agreement bear interest equal to the Term SOFR rate plus a margin of 2.75% to 3.50% per annum, depending on the BRPAC Borrowers’ consolidated total funded debt ratio as defined in the BRPAC Credit Agreement. As of December 31, 2024 and 2023, the interest rate on the BRPAC Credit Agreement was 7.42% and 8.46%, respectively.
Principal outstanding under the Amended BRPAC Credit Agreement is due in quarterly installments. The quarterly installments from March 31, 2025 to December 31, 2026 are in the amount of $3,169 per quarter, the quarterly installment on March 31, 2027 is in the amount of $2,377, and the remaining principal balance is due at final maturity on June 30, 2027.
As of December 31, 2024, and 2023, the outstanding balance on the term loan was $29,774 (net of unamortized debt issuance costs of $332) and $46,421 (net of unamortized debt issuance costs of $429), respectively. Interest expense on the term loan during the years ended December 31, 2024 and 2023 was $3,525 (including amortization of deferred debt issuance costs of $252) and $5,201 (including amortization of deferred debt issuance costs of $272), respectively.
On January 6, 2025 (the “Closing Date”), BRPAC entered into the BRPAC Amended Credit Agreement with certain subsidiaries of the Company, the Banc of California, in the capacity as agent and lender and with other lenders party thereto from time to time. The Company’s subsidiary Lingo was added as a BRPAC Borrower to the BRPAC Amended Credit Agreement. Pursuant to the BRPAC Amended Credit Agreement, the lenders made a new five-year $80,000 term loan to the BRPAC Borrowers, the proceeds of which were used to repay in full the obligations under the original BRPAC Credit Agreement dated December 19, 2018 and the Lingo Credit Agreement. In connection with the BRPAC Amended Credit Agreement, the BRPAC Borrowers also made certain distributions to the parent company of the BRPAC Borrowers from existing cash on hand. The BRPAC Amended Credit Agreement also builds in provisions for incremental term loans up to $40,000 allowing certain distributions to the parent company of the BRPAC Borrowers from the proceeds of such incremental term loans. The BRPAC Borrowers’ U.S. subsidiaries are guarantors of all obligations under the BRPAC Amended Credit Agreement. The obligations under the BRPAC Amended Credit Agreement are secured by first-priority liens on, and first priority security interest in, substantially all of the assets of the BRPAC Borrowers, including a pledge of (a) 100% of the equity interests of the BRPAC Borrowers; (b) 65% of the equity interests in United Online Software Development (India) Private Limited, a private limited company organized under the laws of India; and (c) 65% of the equity interests in magicJack VocalTec Ltd., an Israel corporation. Such security interests are evidenced by pledge, security, and other related agreements.

The borrowings under the BRPAC Amended Credit Agreement bear interest equal to the Term SOFR rate plus a margin of 2.75% to 3.50% per annum, depending on the BRPAC Borrowers consolidated total funded debt ratio as defined in the BRPAC Amended Credit Agreement. The interest rate is subject to a margin level of 3.25%. As of the Closing Date, the outstanding principal amount was $80,000 with quarterly installments of principal due in the amount of $4,000, and any remaining principal balance is due at final maturity on January 6, 2030.
The BRPAC Amended Credit Agreement contains certain covenants, including those limiting the Credit Parties’, and their subsidiaries’, ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. In addition, the BRPAC Amended Credit Agreement requires the Credit Parties to maintain certain financial ratios. The BRPAC Amended Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an event of default occurs, the agent would be entitled to take various actions, including the acceleration of outstanding amounts due under the BRPAC Amended Credit Agreement. The Company obtained a waiver from the lender to allow for an extra 15 days to deliver interim financial statements for the quarter ended March 31, 2025. The Company delivered the interim financial statements within the amended time period.
NOTE 14 — SENIOR NOTES PAYABLE
Senior notes payable, net, is comprised of the following as of December 31, 2024 and 2023:

	December 31, 2024	December 31, 2023
6.750% Senior notes due May 31, 2024	$—	$140,492
6.375% Senior notes due February 28, 2025	145,211	146,432
5.500% Senior notes due March 31, 2026	216,662	217,440
6.500% Senior notes due September 30, 2026	180,464	180,532
5.000% Senior notes due December 31, 2026	322,667	324,714
6.000% Senior notes due January 31, 2028	264,345	266,058
5.250% Senior notes due August 31, 2028	401,307	405,483
	1,530,656	1,681,151
Less: Unamortized debt issuance costs	(95)	(13,130)
	$1,530,561	$1,668,021
The Company did not issue any senior notes during the year ended December 31, 2024. During the year ended December 31, 2023, the Company issued $185 of senior notes with maturity dates ranging from May 2024 to August 2028 pursuant to At the Market Issuance Sales Agreements with BRS which governs the program of at-the-market sales of the Company’s senior notes. A series of prospectus supplements were filed by the Company with the SEC in respect of the Company’s offerings of these senior notes.
In June 2023, the Company entered into note purchase agreements in connection with the 6.75% Senior Notes due 2024 (“6.75% 2024 Notes”) that were issued for the Targus acquisition. The note purchase agreements had a repurchase date of June 30, 2023 on which date the Company repurchased 2,356,978 shares of its 6.75% 2024 Notes with an aggregate principal amount of $58,924. The repurchase price was equal to the aggregate principal amount, plus accrued and unpaid interest up to, but excluding, the repurchase date. The total repurchase payment included approximately $663 in accrued interest.

On February 29, 2024, the Company partially redeemed $115,492 aggregate principal amount of its 6.75% 2024 Notes pursuant to the seventh supplemental indenture dated December 3, 2021. The redemption price was equal to 100% of the aggregate principal amount, plus accrued and unpaid interest, up to, but excluding, the redemption date. The total redemption payment included approximately $628 in accrued interest.
On May 31, 2024, the Company redeemed the remaining $25,000 aggregate principal amount of the 6.75% 2024 Notes. The redemption price was equal to 100% of the aggregate principal amount, plus any accrued and unpaid interest up to, but excluding, the redemption date. The total redemption payment included approximately $145 in accrued interest. In connection with the full redemption, the 6.75% 2024 Notes, which were listed on NASDAQ under the ticker symbol “RILYO,” were delisted from NASDAQ and ceased trading on the redemption date.
On February 28, 2025 the Company redeemed all the issued and outstanding 6.375% Senior Notes due February 28, 2025 (the “6.375% 2025 Notes”). The redemption price was equal to 100% of the aggregate principal amount, plus any accrued interest and unpaid interest up to, but excluding, the redemption date The total redemption payment included approximately $720 accrued interest. In connection with the full redemption, the 6.375% 2025 Notes, which were listed on NASDAQ under the ticker symbol “RILYM,” were delisted from NASDAQ and ceased trading on the redemption date.
As of December 31, 2024 and 2023, the total senior notes outstanding was $1,530,561 (net of unamortized debt issue costs of $95) and $1,668,021 (net of unamortized debt issue costs of $13,130) with a weighted average interest rate of 5.62% and 5.71%, respectively. Interest on the senior notes is payable on a quarterly basis. Interest expense on the senior notes totaled $92,650 and $103,192 during the years ended December 31, 2024 and 2023, respectively.
As of December 31, 2024, the aggregate maturities of borrowings from notes payable, term loans, credit facilities, and senior notes for the next five years are as follows:

Amount
2025	$209,352
2026	747,343
2027	166,049
2028	665,735
2029	81
On March 26, 2025, the Company completed a private exchange transaction with an institutional investor pursuant to which $86,309 of aggregate principal amount of the Company’s 5.50% Senior Notes due March 2026 and $36,745 aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026 owned by the institutional investor were cancelled and exchanged for $87,753 aggregate principal amount of New Notes as more fully described in Note 25 — Subsequent Events. In addition, on April 7, 2025, the Company completed a private exchange transaction with a certain institutional investor pursuant to which the investor exchanged approximately $22,000 aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for approximately $9,992 aggregate principal amount of the New Notes. On May 21, 2025, the Company completed a private exchange transaction with a certain institutional investor to exchange principal amounts of approximately $29,535, $75,000, and $34,537 of the Company's 5.50% Senior Notes due March 2026, 5.00% Senior Notes due December 2026, and 6.00% Senior Notes due January 2028, respectively, for approximately $93,067 aggregate principal amount of the New Notes. On June 30, 2025, the Company entered into a private exchange transaction with a certain institutional investor pursuant to which such investor exchanged approximately $28,009 aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for $13,000 aggregate principal amount of the New Notes. On July 11, 2025, the Company entered into a private exchange transaction with a certain institutional investor pursuant to which such investor exchanged approximately $42,838 aggregate principal amount of the Company’s 6.50% Senior Notes due September 2026, 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for $24,611 aggregate principal amount of the New Notes.

NOTE 15 — REVENUE FROM CONTRACTS WITH CUSTOMERS
Revenue from contracts with customers from the Company's five reportable operating segments and the All Other category during the years ended December 31, 2024 and 2023 is reported below.

	Capital Markets	Wealth Management	Communications	Consumer Products	E-Commerce	Corp & All Other	Total
Revenues for the year ended December 31, 2024:
Corporate finance, consulting and investment banking fees	$154,388	$—	$—	$—	$—	$—	$154,388
Wealth and asset management fees	4,795	180,464	—	—	—	—	185,259
Commissions, fees and reimbursed expenses	22,905	9,472	—	—	—	—	32,377
Subscription services	—	—	284,315	—	—	—	284,315
Sale of goods	—	—	5,589	202,597	10,646	1,787	220,619
Advertising and other	—	—	5,120	—	13,855	90,047	109,022
Total revenues from contracts with customers	182,088	189,936	295,024	202,597	24,501	91,834	985,980

Trading (loss) income	(60,285)	3,278	—	—	—	—	(57,007)
Fair value adjustments on loans	(325,498)	—	—	—	—	—	(325,498)
Interest income - loans	54,141	—	—	—	—	—	54,141
Interest income - securities lending	70,862	—	—	—	—	—	70,862
Other	10,411	7,532	—	—	—	—	17,943
Total revenues	$(68,281)	$200,746	$295,024	$202,597	$24,501	$91,834	$746,421

	Capital Markets	Wealth Management	Communications	Consumer Products	Corp & All Other	Total

Revenues for the year ended December 31, 2023:
Corporate finance, consulting and investment banking fees	$190,480	$—	$—	$—	$—	$190,480
Wealth and asset management fees	4,060	177,283	—	—	—	181,343
Commissions, fees and reimbursed expenses	32,436	9,993	—	—	—	42,429
Subscription services	—	—	324,758	—	—	324,758
Sale of goods	—	—	6,737	233,202	364	240,303
Advertising and other	—	—	6,194	—	47,992	54,186
Total revenues from contracts with customers	226,976	187,276	337,689	233,202	48,356	1,033,499

Trading (loss) income	16,845	4,758	—	—	—	21,603
Fair value adjustments on loans	20,225	—	—	—	—	20,225
Interest income - loans	123,244	—	—	—	—	123,244
Interest income - securities lending	161,652	—	—	—	—	161,652
Other	22,060	6,211	—	—	—	28,271
Total revenues	$571,002	$198,245	$337,689	$233,202	$48,356	$1,388,494
Revenues are recognized when control of the promised goods or performance obligations for services is transferred to the Company’s customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the goods or services. A performance obligation may be satisfied over time or at a point in time. Revenue from a performance obligation satisfied over time is recognized by measuring the Company’s progress in satisfying the performance obligation in a manner that depicts the transfer of the goods or services to the customer. Revenue from a performance obligation satisfied at a point in time is recognized at the point in time that we determine the customer obtains control over the promised good or service. The amount of revenue recognized reflects the consideration we expect to be entitled to in exchange for those promised goods or services (i.e., the “transaction price”). In determining the transaction price, the Company considers multiple factors, including the effects of variable consideration. Variable consideration is included in the transaction price only to the extent it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainties with respect to the amount are resolved. In determining when to include variable consideration in the transaction price, the Company considers the range of possible outcomes, the predictive value of the Company’s past experiences, the time period of when uncertainties expect to be resolved and the amount of consideration that is susceptible to factors outside of our influence, such as market volatility or the judgment and actions of third parties. Payment terms vary by customer with due dates varying in advance of service or upon invoice of the service or for the sale of goods with credit terms. Revenues by geographic region by segment is included in Note 24 – Business Segments.
The following provides detailed information on the recognition of the Company’s revenues from contracts with customers:
Corporate finance, consulting and investment banking fees. Fees earned from corporate finance and investment banking services are derived from debt, equity and convertible securities offerings in which the Company acted as an underwriter or placement agent. Fees from underwriting activities are recognized as revenues when the performance obligation for the services related to the underwriting transaction is satisfied under the terms of the engagement and is not subject to any other contingencies. Fees are also earned from financial advisory and consulting services rendered in connection with client mergers, acquisitions, restructurings, recapitalizations and other strategic transactions. The performance obligation for financial advisory services is satisfied over time as work progresses on the engagement and services are delivered to the client. Fees earned from bankruptcy, financial advisory, forensic accounting and real estate consulting services are rendered to clients over time as work progresses on the engagement and services are delivered to the client. Fees may also include success and performance based fees which are recognized as revenue when the performance obligation is no longer constrained and it is not probable that the revenue recognized would be subject to significant reversal in a future period. The performance obligation for financial advisory services may also include success and performance based fees which are recognized as revenue when the performance obligation is no longer constrained and it is not probable that the revenue recognized would be subject to significant reversal in a future period. Generally, it is probable that the revenue recognized is no longer subject to significant reversal upon the closing of the investment banking transaction.
Wealth and asset management fees. Fees from wealth and asset management services consist primarily of investment management fees that are recognized over the period the performance obligation for the services are provided. Investment management fees are primarily comprised of fees for investment management services and are generally based on the dollar amount of the assets being managed.
Commissions, fees and reimbursed expenses. Commissions and other fees from clients for trading activities are earned from equity securities transactions executed as agent or principal are recorded at a point in time on a trade date basis. Revenues from fees and reimbursed expenses for valuation services to clients are recognized when the performance obligation is completed and is generally at the point in time upon delivery of the report to the customer.
Subscription services. Subscription service revenues are primarily earned from the Communications segment's service contracts and are recognized in the period in which the transaction price has been determinable and the related performance obligations for services are provided to the customer. UOL pay accounts generally pay in advance for their internet access services and revenues are then recognized ratably over the service period. Subscription service revenues from magicJack include (a) revenues for initial access rights, which are recognized ratably over the service term, (b) revenues from access rights renewal, which are recognized ratably over the extended access right period; (c) revenues from access and wholesale charges, which are recognized as calls are terminated to the network; (d) revenues from UCaaS services, which are recognized in the period the services are provided over the term of the customer agreements; and (e) prepaid international long distance minutes, which are recognized as the minutes are used or expired. Subscription service revenues from our mobile phone business include revenues from mobile voice, text, and data services and are recognized ratably over the service period. Voice, text, and data overage charges are recognized over time as the consumer simultaneously receives and consumes the benefits each period as the Company performs.
Sale of goods. Sale of goods primarily consists of the sale of magicJack and Marconi Wireless devices and amounts from the sale of goods from Targus in the Consumer Products segment and from Nogin in the E-Commerce segment. Revenues from the sale of magicJack and Marconi Wireless devices are recognized upon delivery (when control transfers to the customer). Sale of product revenues also include the related shipping and handling and installment fees, if applicable. Revenue from the sale of Targus and Nogin goods is recognized when control of the product transfers to the customer, generally upon product shipment. Revenue is measured as the amount of consideration expected to be received in exchange for the transfer of product. There are no significant judgments or estimates made to determine the amount or timing of reported revenues. Sales terms do not allow for a right of return except for matters related to products with defects or damages.
Advertising and other. Advertising revenues consist of amounts from UOL’s Internet search partner that are generated as a result of users utilizing the partner’s Internet search services and amounts generated from display advertisements. Advertising revenues are recognized in the period in which the advertisement is displayed or, for performance-based arrangements, when the related performance criteria are met. In determining whether an arrangement exists, the Company ensures that a written contract is in place, such as a standard insertion order or a customer-specific agreement. The Company assesses whether performance criteria have been met and whether the transaction price is determinable based on a reconciliation of the performance criteria and the payment terms associated with the transaction. The reconciliation of the performance criteria generally includes a comparison of customer-provided performance data to the contractual performance obligation and to internal or third-party performance data in circumstances where that data is available.
Other income primarily consists of services revenues from the operations of an e-commerce, technology platform provider, a regional environmental services business, bebe, and a landscaping business. The e-commerce, technology platform provider delivers CaaS solutions for apparel brands and other retailers. Revenues primarily consist of commission fees derived from contractually committed gross revenue processed by customers on the Company's e-commerce platform. CaaS revenue is recognized on a net basis from maintaining e-commerce platforms and online orders, as the Company is engaged primarily in an agency relationship with its customers and earns defined amounts based on the individual contractual terms for the customer and the Company does not take possession of the customers' inventory or any credit risks relating to the products sold. The environmental services business is engaged in the recycling of scrap and waste materials and deals primarily in paper products. Customer arrangements contain a single obligation to transfer processed recycled goods and revenues are recognized at a point in time as processing fees when the performance obligation is satisfied. bebe's revenues are primarily from rental fees of merchandise, and revenue is recognized over the rental term. The landscaping business provides landscaping maintenance, improvements, and irrigation services to its customers. Revenues are recognized as the services are performed, which is typically ratably over the term of the contract.
Information on Remaining Performance Obligations and Revenue Recognized from Past Performance
The Company does not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less. The transaction price allocated to remaining unsatisfied or partially unsatisfied performance obligation(s) with an original expected duration exceeding one year was not material as of December 31, 2024. Corporate finance and investment banking fees and retail liquidation engagement fees that are contingent upon completion of a specific milestone and fees associated with certain distribution services are also excluded as the fees are considered variable and not included in the transaction price as of December 31, 2024.
Contract Balances
The timing of the Company’s revenue recognition may differ from the timing of payment by its customers. The Company records a receivable when revenue is recognized prior to payment and the Company has an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, the Company records deferred revenue until the performance obligation(s) are satisfied. Receivables related to revenues from contracts with customers totaled $68,653 and $81,956 as of December 31, 2024 and 2023, respectively. The Company had no significant impairments related to these receivables during the years ended December 31, 2024 and 2023. The Company also has $3,387 and $7,310 of unbilled receivables included in prepaid expenses and other assets as of December 31, 2024 and 2023, respectively. The Company’s deferred revenue primarily relates to retainer and milestone fees received from corporate finance and investment banking advisory engagements, asset management agreements, subscription services where the performance obligation has not yet been satisfied. Deferred revenue as of December 31, 2024 and 2023 was $58,148 and $70,514, respectively. The Company expects to recognize the deferred revenue of $58,148 as of December 31, 2024 as service and fee revenues when the performance obligation is met during the years December 31, 2025, 2026, 2027, 2028 and 2029 in the amount of $38,869, $8,882, $4,375, $2,082, and $1,229, respectively. The Company expects to recognize the deferred revenue of $2,711 after December 31, 2029.
During the years ended December 31, 2024 and 2023, the Company recognized revenue of $41,671 and $50,318 that was recorded as deferred revenue at the beginning of each period, respectively.
Contract Costs
Contract costs include: (1) costs to fulfill contracts associated with corporate finance and investment banking engagements are capitalized where the revenue is recognized at a point in time and the costs are determined to be recoverable and; (2) commissions paid to obtain magicJack contracts which are recognized ratably over the contract term and third party support costs for magicJack and related equipment purchased by customers which are recognized ratably over the service period.
The capitalized costs to fulfill a contract were $5,694 and $8,131 as of December 31, 2024 and 2023, respectively, and are recorded in prepaid expenses and other assets in the consolidated balance sheets. During the years ended December 31, 2024 and 2023, the Company recognized expenses of $5,440 and $4,677 related to capitalized costs to fulfill a contract, respectively. There were no significant impairment charges recognized in relation to these capitalized costs during years ended December 31, 2024 and 2023.
NOTE 16 — INCOME TAXES

During the years ended December 31, 2024 and 2023, the Company's loss from continuing operations before income taxes of $900,396 and $216,322 includes a United States component of loss from continuing operations before income taxes of $908,886 and $232,584 and a foreign component comprised of income from continuing operations before income taxes of $8,490 and $16,262, respectively. The Company will recognize any U.S. income tax expense it may incur on global intangible low tax income as income tax expense in the period in which the tax is incurred. The Company’s provision (benefit) for income taxes consists of the following during the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Current:
Federal	$—	$2,411
State	300	1,871
Foreign	2,515	(2,438)
Total current provision	2,815	1,844
Deferred:
Federal	18,154	(30,049)
State	632	(10,294)
Foreign	412	(616)
Total deferred	19,198	(40,959)
Total (benefit from) provision for income taxes	$22,013	$(39,115)
A reconciliation of the federal statutory rate of 21.0% to the effective tax rate for loss from continuing operations before income taxes is as follows during the years ended December 31, 2024 and 2023:

	Year Ended December 31,
	2024	2023
Provision for income taxes at federal statutory rate	(21.0%)	(21.0%)
State income taxes, net of federal benefit	(6.3%)	(6.4%)
Employee stock based compensation	0.5%	1.2%
Bargain purchase	—%	(1.9%)
Foreign tax differential	—%	(3.2%)
Goodwill impairment	0.8%	6.0%
Provision true-up	1.5%	(2.3%)
Change in valuation allowance	27.4%	9.2%
Other	(0.5%)	0.3%
Effective income tax rate (benefit)	2.4%	(18.1%)

Deferred income tax assets (liabilities) consisted of the following as of December 31, 2024 and 2023:

	December 31,
	2024	2023
Deferred tax assets:
Accrued liabilities and other	$12,521	$14,006
Loans receivable and investments	151,725	3,696
Other	8,938	1,784
Share based payments	3,464	13,953
Credit carryforwards	973	—
Capital loss carryforward	64,875	43,488
Net operating loss carryforward	103,559	103,313
Total deferred tax assets	346,055	180,240

Deferred tax liabilities:
Deductible goodwill and other intangibles	(8,169)	(33,265)
State taxes	(12,515)	(5,051)
Depreciation	(5,479)	(2,983)
Other	—	(788)
Total deferred tax liabilities	(26,163)	(42,087)

Net deferred tax assets	319,892	138,153
Valuation allowance	(311,756)	(104,317)
Net deferred tax asset	$8,136	$33,836

Deferred tax assets, net	$13,598	$33,836
Deferred tax liabilities, net	(5,462)	—
Net deferred tax asset	$8,136	$33,836

As of December 31, 2024, the Company had federal net operating loss carryforwards of $344,508 and state net operating loss carryforwards of $71,248. There was no benefit or expense for income taxes recorded on NOLs during the year ended December 31, 2024 due to the valuation allowance. During the year ended December 31, 2023, the Company recorded a benefit in the provision for income taxes related to federal and state net operating loss carryforwards in the amount of $1,983. The Company has $105,673 of capital loss carryovers as of December 31, 2024. There is potential to carryback approximately $40,077 to refund taxes paid in 2021 and 2022. The remaining balance is available for carryforwards and will expire December 31, 2029. The Company’s federal net operating loss carryforwards will expire in the tax years commencing in December 31, 2033 through December 31, 2038, the state net operating loss carryforwards will expire in tax years commencing in December 31, 2030.
The Company establishes a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Tax benefits of operating loss, capital loss, and tax credit carryforwards are evaluated on an ongoing basis, including a review of historical and projected future operating results, the eligible carryforward period, and other circumstances. The Company’s net operating losses are subject to annual limitations in accordance with Internal Revenue Code Section 382. Accordingly, the Company is limited to the amount of net operating loss that may be utilized in future taxable years depending on the Company’s actual taxable income. As of December 31, 2024, a valuation allowance in the amount of $311,756 has been recorded since it is more likely than not that the Company will not be able to utilize tax benefits before they expire. The Company’s net deferred tax assets at December 31, 2024 of $11,013 represents the amount refund claims available from capital loss carrybacks of previously reported taxable capital gains in prior year tax returns. The valuation allowance increased by $207,439 during the year ended December 31, 2024 primarily due to net operating losses, realized and unrealized losses on investments, and fair value adjustments for loans receivable in the current year. As of December 31, 2023, the Company believes that the existing net operating loss carryforwards will be utilized in future tax periods before the loss carryforwards expire and it is more-likely-than-not that future taxable earnings will be sufficient to realize its deferred tax assets and has not provided an additional valuation allowance. The valuation allowance increased by $20,740 during the year ended December 31, 2023. This was primarily due to the inclusion of bebe in the Company's consolidated results offset by the expiration of capital loss carryover that had previously been valued. The Company does not believe that it is more likely than not that it will be able to utilize the benefits related to Israel capital loss carryforwards and has provided a full valuation allowance in the amount of $41,751 against these deferred tax assets.
As of December 31, 2024, the Company had gross unrecognized tax benefits totaling $13,162 all of which would have an impact on the Company’s effective income tax rate, if recognized. A reconciliation of the amounts of gross unrecognized tax benefits (before federal impact of state items), excluding interest and penalties, was as follows:

	Year Ended December 31,
	2024	2023
Beginning balance	$14,819	$16,146
Additions for current year tax positions	—	—
Additions for prior year tax positions	23	—
Reductions for prior year tax positions	—	(969)
Reductions due to lapse in statutes of limitations	(1,680)	(358)
Ending balance	$13,162	$14,819
The Company files income tax returns in the U.S., various state and local jurisdictions, and certain other foreign jurisdictions. The Company is currently under audit by certain federal, state and local, and foreign tax authorities. The audits are in varying stages of completion. The Company evaluates its tax positions and establishes liabilities for uncertain tax positions that may be challenged by tax authorities. Uncertain tax positions are reviewed on an ongoing basis and are adjusted in light of changing facts and circumstances, including progress of tax audits, case law developments, and closing of statutes of limitations. Such adjustments are reflected in the provision for income taxes, as appropriate. The Company is currently open to audit under the statute of limitations by the Internal Revenue Service for the calendar years ended December 31, 2021 to 2024.
As of December 31, 2024, the Company believes it is reasonably possible that its gross liabilities for unrecognized tax benefits may decrease by $243 within the next 12 months due to expiration of statute of limitations.

During the year ended December 31, 2024, the Company had accrued interest and penalties relating to uncertain tax positions of $19, $962, and $1,116 for UOL, magicJack, and Targus respectively, all of which is included in income taxes payable. During the year ended December 31, 2024, the Company recorded a net release of $1,375 for UOL, magicJack, and Targus combined, related to interest and penalties for uncertain tax positions primarily due to the lapse in statute of limitations.
Inflation Reduction Act of 2022
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases if stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of public traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of excise tax is generally 1% of the fair market value of the shares repurchased at the time of repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. The Company does not expect the IR Act to have a material impact on its financial position and result of operations.
Pillar Two
The Pillar Two directive, which was established by the Organization for Economic Co-operation and Development, and which generally provides for a 15% minimum effective tax rate for multinational enterprises, in every jurisdiction in which they operate. While the Company does not anticipate that this will have a material impact on its tax provision or effective tax rate, it will continue to monitor evolving tax legislation in the jurisdictions in which it operates.
NOTE 17 — EARNINGS PER SHARE
Basic earnings per share is calculated by dividing net income by the weighted-average number of shares outstanding during the period. Diluted earnings per share is calculated by dividing net income (loss) by the weighted-average number of common shares outstanding, after giving effect to all dilutive potential common shares outstanding during the period. Remeasurements to the carrying value of the redeemable noncontrolling interests in equity of subsidiaries are not deemed to be a dividend (see Note 2(x)). According to ASC 480 - Distinguishing Liabilities from Equity, there is no impact on earnings per share in the computation of basic and diluted earnings per share to common shareholders for changes in the carrying value of the redeemable noncontrolling interests in equity, when such changes in carrying value which in substance approximates fair value.
Securities that could potentially dilute basic net income (loss) per share in the future that were not included in the computation of diluted net income (loss) per share were 1,412,305 and 2,341,329 during the years ended December 31, 2024 and 2023, respectively, because to do so would have been anti-dilutive.

Basic and diluted earnings per share were calculated as follows:

	Year Ended December 31, 2024
	Continuing Operations	Discontinued Operations	Total
Net (loss) income	$(922,409)	$147,470	$(774,939)
Net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests	(8,920)	(1,745)	(10,665)
Net (loss) income attributable to Registrant	(913,489)	149,215	(764,274)
Preferred stock dividends	8,060	—	8,060
Net (loss) income available to common shareholders	$(921,549)	$149,215	$(772,334)

	Year Ended December 31, 2023
	Continuing Operations	Discontinued Operations	Total
Net (loss) income	$(177,207)	$71,576	$(105,631)
Net (loss) income attributable to noncontrolling interests and redeemable noncontrolling interests	(10,779)	5,058	(5,721)
Net (loss) income attributable to Registrant	(166,428)	66,518	(99,910)
Preferred stock dividends	8,057	—	8,057
Net (loss) income available to common shareholders	$(174,485)	$66,518	$(107,967)

	Year Ended December 31,
	2024	2023
Weighted average common shares outstanding:
Basic	30,336,274	29,265,099
Effect of dilutive potential common shares:
RSUs and warrants	—	—
Contingently issuable shares	—	—
Diluted	30,336,274	29,265,099

Basic net (loss) income per common share:
Continuing operations	$(30.38)	$(5.96)
Discontinued operations	4.92	2.27
Basic loss per common share	$(25.46)	$(3.69)
Diluted net (loss) income per common share:
Continuing operations	$(30.38)	$(5.96)
Discontinued operations	4.92	2.27
Diluted loss per common share	$(25.46)	$(3.69)

NOTE 18 — ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities consist of the following:

	December 31, 2024	December 31, 2023
Accrued payroll and related expenses	$50,957	$59,850
Dividends payable	2,534	18,929
Income taxes payable	2,997	4,353
Other tax liabilities	16,184	13,540
Contingent consideration	4,538	25,194
Accrued expenses	51,695	55,774
Other liabilities	56,840	58,393
Accrued expenses and other liabilities	$185,745	$236,033
Other tax liabilities primarily consist of uncertain tax positions, sales and VAT taxes payable, and other non-income tax liabilities. Accrued expenses primarily consist of accrued trade payables, investment banking payables and legal settlements. Other liabilities primarily consist of interest payables, customer deposits, accrued legal fees and finance lease liabilities.

NOTE 19 — COMMITMENTS AND CONTINGENCIES
(a) Legal Matters
The Company is subject to certain legal and other claims that arise in the ordinary course of its business. In particular, the Company and its subsidiaries are named in and subject to various proceedings and claims arising primarily from the Company’s securities business activities, including lawsuits, arbitration claims, class actions, and regulatory matters. Some of these claims seek substantial compensatory, punitive, or indeterminate damages. The Company and its subsidiaries are also involved in other reviews, investigations, and proceedings by governmental and self-regulatory organizations regarding the Company’s business, which may result in adverse judgments, settlements, fines, penalties, injunctions, and other relief. In addition to such legal and other claims, reviews, investigations, and proceedings, the Company and its subsidiaries are subject to the risk of unasserted claims, including, among others, as it relates to matters related to Mr. Kahn and our investment in Freedom VCM. For example, in light of Mr. Kahn’s alleged involvement with the alleged misconduct concerning Prophecy Asset Management LP, the Company can provide no assurances that it will not be subject to claims asserting an interest in the Freedom VCM equity interests owned by Mr. Kahn, including those that collateralize the Amended and Restated Note. If a claim were successful, it would diminish the value of the collateral which could impact the carrying value of the loan. If such claims are made, however, the Company believes it has valid defenses from any such claim and any such claim would be without merit.
On July 11, 2025, the Company’s subsidiary, BRS, received a demand letter from certain parties that invested in a special purpose entity (the “SPV”) that in turn invested in the going private transaction (the “Transaction”) in August 2023 of Franchise Group, Inc. The letter alleges that BRS failed to disclose certain material facts regarding FRG and the Transaction in violation of certain securities and other laws. Such investors seek rescission of the aggregate investment amount of $37,500. The Company believes such claims are meritless and intends to defend such claims.
On February 14, 2025, a stockholder derivative complaint was filed by Michael Marchner in the Delaware Chancery Court on behalf of the Company and against the members of the Company’s Board of Directors. The complaint alleges that certain of the Company's officers and the board of directors (i) breached their fiduciary duties related to the Company’s involvement with Brian Kahn and subsequent legal issues, (ii) engaged in misconduct, and (iii) wasted corporate assets, including the approval of improper compensation. The Company believes that these claims are meritless and intends to defend this action.
On January 22, 2025, a stockholder derivative complaint was filed by James Smith in the Superior Court for Los Angeles County against the Company, certain of the Company’s executive officers and the members of the Company’s Board of Directors. The complaint alleges that certain of the Company's officers and directors (i) breached their fiduciary duties related to the Company’s involvement with Brian Kahn and subsequent legal issues, (ii) engaged in a waste of corporate assets, and (iii) received unjust enrichment. The Company believes that these claims are meritless and intends to defend this action.
On July 9, 2024, a putative class action was filed by Brian Gale, Mark Noble, Terry Philippas and Lawrence Bass in the Delaware Chancery Court against Freedom VCM, Mr. Kahn, Andrew Laurence, Matthew Avril, and the Company. This complaint alleges that former shareholders of FRG suffered damages due to alleged breaches of fiduciary duties by officers, directors and other participants in the August 2023 management-led take private transaction of FRG and that the Company aided and abetted those alleged breaches of fiduciary duties. The claim seeks an award of unspecified damages, rescissory damages and/or quasi-appraisal damages, disgorgement of profits, attorneys’ fees and expenses, and interest thereon. The Company believes these claims are meritless and intends to defend this action.

On July 3, 2024, each of the Company and Bryant Riley, Chairman and Co-Chief Executive Officer, received a subpoena from the U.S. Securities and Exchange Commission (the “SEC”) requesting the production of certain documents and other information primarily related to (i) the Company’s business dealings with Brian Kahn, (ii) certain transactions in an unrelated public company’s securities, and (iii) the communications and related compliance and other policies and procedures of certain of its regulated subsidiaries. On November 22, 2024, each of the Company and Mr. Riley received an additional SEC subpoena requesting the production of certain additional documents and information relating to Franchise Group, Inc. (including its holding company, Freedom VCM Holdings, LLC) as well as Mr. Riley’s personal loan and his pledge of shares of the Company’s common stock as collateral for such loan. As previously disclosed on April 23, 2024, the Audit Committee of the Company’s Board of Directors, with the assistance of Sullivan & Cromwell LLP, the Company’s legal counsel, conducted an internal review, and separately the Audit Committee retained Winston & Strawn LLP, independent legal counsel, to conduct an independent investigation, to review transactions among Mr. Kahn (and his affiliates) and the Company (and its affiliates). The review and the investigation both confirmed that the Company and its executives, including Mr. Riley, had no involvement with, or knowledge of, any alleged misconduct concerning Mr. Kahn or any of his affiliates. The receipt of subpoenas is not an indication that the SEC or its staff has determined that any violations of law have occurred. Both the Company and Mr. Riley are responding to the subpoenas and are fully cooperating with the SEC.

On May 2, 2024 a putative class action was filed Ted Donaldson in the Superior Court for the State of California, County of Los Angeles on behalf of all persons who acquired the Company’s senior notes pursuant to the shelf registration statement filed with the SEC on Form S-3 dated January 28, 2021, and the prospectuses filed and published on August 4, 2021 and December 2, 2021 (the “Offerings”). The action asserts claims under §§ 11, 12, and 15 of the Securities Act of 1933 against the Company, some of the Company's current and former officers and directors, and the financial institutions that served as underwriters and book runners for the Offerings. An amended complaint was filed on September 27, 2024. The amended complaint alleges that the offering documents failed to advise investors that Brian Kahn and/or one or more of his controlled entities was engaged in illicit business activities, that the Company, despite the foregoing, continued to finance transactions for Kahn, eventually enabling him and others to take FRG private, and that the foregoing was reasonably likely to draw regulatory scrutiny and reputational harm to the Company. The Company believes these claims are meritless and intends to defend this action.

On January 24, 2024, a putative securities class action complaint was filed by Mike Coan in U.S. Federal District Court, Central District of California, against the Company, Mr. Riley, Tom Kelleher and Phillip Ahn. The purported class includes persons and entities that purchased shares of the Company’s common stock between May 10, 2023 and November 9, 2023. A second putative class action lawsuit was filed on March 15, 2024 by the KL Kamholz Joint Revocable Trust (“Kamholz”). On August 8, 2024, this matter was consolidated with the Kamholz matter and an amended complaint was then filed on April 21, 2025. The amended complaint alleges that the Company failed to disclose to investors material financial details concerning a going private transaction involving FRG, and that the Company made false or misleading statements concerning the Company’s lending practices, its high concentration of risk in transactions involving Mr. Kahn and his affiliates, the condition and composition of the Company’s loan portfolio, the Company’s due diligence and risk management procedures, and the Company’s level of concern and internal scrutiny concerning Mr. Kahn after it learned he was potentially implicated in a fraud involving an unrelated third party. The amended complaint asserts claims under Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The Company cannot estimate the amount of potential liability, if any, that could arise from these matters and believes these claims are meritless and intends to defend these actions.

On September 21, 2023, BRCC, a wholly owned subsidiary of the Company, received a demand alleging that certain payments to BRCC in the aggregate amount of approximately $32,166 made by Sorrento Therapeutics, Inc. (“Sorrento”), a chapter 11 debtor in U.S. Bankruptcy Court, Southern District of Texas (the “Court”), pursuant to that certain Bridge Loan Agreement dated September 30, 2022 between Sorrento and BRCC, are avoidable as preferential transfers (the “Alleged Preferences”). On June 16, 2025, the liquidating trustee on behalf of the Sorrento Liquidating Trust filed a complaint with the Court in an adversary proceeding seeking to avoid and recover the Alleged Preferences. On September 12, 2025, the Court denied BRCC’s motion to dismiss. The Company believes that the liquidating trustee’s claims lack merit and intends to continue to assert its statutory defenses to defeat such claims.

In light of the significant factual issues to be resolved with respect to the asserted claims and other proceedings described above and uncertainties regarding unasserted claims described above, at the present time reasonably possible losses cannot be estimated with respect to the asserted and unasserted claims described in the preceding paragraphs.
(b) Babcock & Wilcox Commitments and Guarantees
On January 18, 2024, the Company, entered into a guaranty (the “Axos Guaranty”) in favor of (i) Axos Bank, in its capacity as administrative agent (the “Administrative Agent”) for the secured parties under that certain credit agreement, dated as of January 18, 2024, among B&W, the guarantors party thereto, the lenders party thereto and the Administrative Agent (the “B&W Axos Credit Agreement”), and (ii) the secured parties. Subject to the terms and conditions of the Axos Guaranty, the Company has guaranteed certain obligations of B&W (subject to certain limitations) under the B&W Axos Credit Agreement, including the obligation to repay outstanding loans and letters of credit and to pay earned interest, fees costs and expenses of enforcing the Axos Guaranty, provided however, that the Company’s obligations with respect to the principal amount of credit extensions and unreimbursed letter of credit obligations under the B&W Axos Credit Agreement shall not at any time exceed $150,000 in the aggregate, which is the maximum potential amount of future payments under the guaranty. In consideration for the agreements and commitments under the Axos Guaranty and pursuant to a separate fee and reimbursement agreement, B&W has agreed to pay the Company a fee equal to 2.00% of the aggregate revolving commitments (as defined in the B&W Axos Credit Agreement) under the B&W Axos Credit Agreement, payable quarterly and, at B&W’s election, in cash in full or 50% in cash and 50% in the form of penny warrants. On June 18, 2025, an amendment was made to the Axos Guaranty whereby the Company's obligations as guarantor were suspended until January 1, 2027.
On June 30, 2021, the Company agreed to guaranty (the “Cash Collateral Provider Guaranty”) up to $110,000 of obligations that B&W may owe to providers of cash collateral pledged in connection with a debt financing for B&W. The Cash Collateral Provider Guaranty is enforceable in certain circumstances, including, among others, certain events of default and the acceleration of B&W’s obligations under a reimbursement agreement with respect to such cash collateral. B&W will pay the Company $935 per annum in connection with the Cash Collateral Provider Guaranty. B&W has agreed to reimburse the Company to the extent the Cash Collateral Provider Guaranty is called upon. As of December 31, 2023, the Cash Collateral Provider Guaranty was in respect of up to $90,000 of B&W obligations after B&W made paydowns of $10,000 during the year ended December 31, 2023. During the year ended December 31, 2024, B&W paid all of the obligations owed under the Cash Collateral Provider Guaranty and there are no amounts outstanding under this guarantee at December 31, 2024.
On December 22, 2021, the Company entered into a general agreement of indemnity in favor of one of B&W’s sureties. Pursuant to this indemnity agreement, the Company agreed to indemnify the surety in connection with a default by B&W under a €30,000 payment and performance bond issued by the surety in connection with a construction project undertaken by B&W. In consideration for providing the indemnity, B&W paid the Company fees in the amount of $1,694 on January 20, 2022.
On August 10, 2020, the Company entered into a project specific indemnity rider to a general agreement of indemnity made by B&W in favor of one of its sureties. Pursuant to the indemnity rider, the Company agreed to indemnify the surety in connection with a default by B&W under the underlying indemnity agreement relating to a $29,970 payment and performance bond issued by the surety in connection with a construction project undertaken by B&W. In consideration for providing the indemnity rider, B&W paid the Company fees in the amount of $600 on August 26, 2020. During the years ended December 31, 2024 and December 31, 2023, the indemnity rider was reduced to $2,997 and $5,994.
(c) FRG Commitments
On May 10, 2023, the Company entered into certain agreements pursuant to which the Company had, among other things, agreed to provide certain equity funding and other support in connection with the acquisition (the “Acquisition”) by Freedom VCM, Inc., a Delaware corporation (the “Parent”), of FRG. The Company entered into an Equity Commitment Letter with Freedom VCM (“TopCo”), the parent company of the Parent, and the Parent, pursuant to which the Company agreed to provide to TopCo, at or prior to the closing of the Acquisition, an amount equal to up to $560,000 in equity financing. The Company and FRG also entered into a Limited Guarantee in favor of FRG, pursuant to which the Company agreed to guarantee to FRG the due and punctual payment, performance and discharge when required by Parent or its subsidiary to FRG of certain liabilities and obligations of the Parent or such subsidiary. On August 21, 2023, in connection with the completion of the Acquisition and the Company's portion of the equity financing, the Company's obligations pursuant to the Equity Commitment Letter and Limited Guarantee were satisfied and the Company was paid the $16,500 fee pursuant to the Equity Commitment Letter and Limited Guarantee and the Company has no current commitment or guarantees related to FRG.
(d) Other Commitments
In the normal course of business, the Company enters into commitments to its clients in connection with capital raising transactions, such as firm commitment underwritings, equity lines of credit, or other commitments to provide financing on specified terms and conditions. These commitments require the Company to purchase securities at a specified price or otherwise provide debt or equity financing on specified terms. Securities underwriting exposes the Company to market and credit risk, primarily in the event that, for any reason, securities purchased by the Company cannot be distributed at the anticipated price and to balance sheet risk in the event that debt or equity financing commitments cannot be syndicated.

NOTE 20 — SHARE-BASED PAYMENTS
2021 Stock Incentive Plan
On May 27, 2021, the 2021 Stock Incentive Plan (the “2021 Plan”) replaced the Amended and Restated 2009 Stock Incentive Plan (the “2009 Plan”) and replaced the FBR & Co. 2006 Long-Term Stock Incentive Plan (the “FBR Stock Plan”). Equity awards previously granted or available for issuance under the 2009 Plan and FBR Stock Plan are now included in the 2021 Plan activity reported below.
Share-based compensation expense for RSUs under the 2021 Plan was:

	Year Ended December 31,
	2024	2023
Share-based compensation expense for RSUs for continuing operations	$17,158	$39,797
Share-based compensation expense for RSUs for discontinued operations	1,616	3,856
Total share-based compensation expense for RSUs	$18,774	$43,653
During the year ended December 31, 2024, in connection with employee stock incentive plans, the Company granted 1,223,263 RSUs with a total grant date fair value of $16,181. During the year ended December 31, 2023, in connection with employee stock incentive plans, the Company granted 537,168 RSUs with a total grant date fair value of $20,496.
The RSUs generally vest over a period of one to five years based on continued service. Performance based restricted stock units (“PRSUs”) generally vest based on both the employee’s continued service and the Company’s common stock price, as defined in the grant, achieving a set threshold during the two to three-year period following the grant. In determining the fair value of RSUs on the grant date, the fair value is adjusted for expected dividends based on historical patterns and the Company’s anticipated dividend payments over the expected holding period, and the risk-free interest rate based on U.S. Treasuries for a maturity matching the expected holding period.
As of December 31, 2024, the expected remaining unrecognized share-based compensation expense of $19,116 was to be expensed over a weighted average period of 1.9 years. As of December 31, 2023, the expected remaining unrecognized share-based compensation expense of $36,497 was to be expensed over a weighted average period of 1.3 years.
A summary of equity incentive award activity during the years ended December 31, 2024 and 2023 was as follows:

	Shares	Weighted Average Fair Value
Nonvested at December 31, 2022	3,375,627	$54.66
Granted	537,168	38.16
Vested	(1,615,025)	62.63
Forfeited	(156,441)	45.13
Nonvested at December 31, 2023	2,141,329	$54.18
Granted	1,223,263	13.23
Vested	(484,442)	53.56
Forfeited	(1,467,845)	52.10
Nonvested at December 31, 2024	1,412,305	$22.43

During the years ended December 31, 2024 and 2023, the per-share weighted average grant-date fair value of RSUs granted was $13.23 and $38.16, respectively. During the years ended December 31, 2024, and 2023, the per-share weighted average grant-date fair value of performance stock units granted was zero. During the years ended December 31, 2024 and 2023, the total fair value of shares vested was $25,945 and $23,432, respectively.

As discussed in Note 3, there were 215,876 stock options with a fair value of $5,749 issued as part of the consideration for the purchase price of Targus. All of these options were exercised during the fourth quarter of 2022 and there were no stock options outstanding as of December 31, 2024 and 2023.
NOTE 21 — BENEFIT PLANS AND CAPITAL TRANSACTIONS
(a) Employee Benefit Plans
The Company maintains qualified defined contribution 401(k) plans, which cover substantially all of its U.S. employees. Under the plans, participants are entitled to make pre-tax contributions up to the annual maximums established by the Internal Revenue Service. The plan documents permit annual discretionary contributions from the Company. Employer contributions included in continuing operations were $2,008 and $2,049 for the years ended December 31, 2024 and 2023, respectively. Employer contributions in the amount of $700 and $608 were included in discontinued operations for the years ended December 31, 2024 and 2023, respectively.
(b) Employee Stock Purchase Plan
In connection with the Purchase Plan, share based compensation was:

	Year Ended December 31,
	2024	2023
Share-based compensation expense for the Purchase Plan for continuing operations	$—	$489
Share-based compensation expense for the Purchase Plan for discontinued operations	—	136
Total share-based compensation expense for the Purchase Plan	$—	$625
As of December 31, 2024 and 2023, there were 236,949 shares reserved for issuance under the Purchase Plan.
(c) Common Stock
Since October 30, 2018, the Company’s Board of Directors has authorized annual share repurchase programs of up to $50,000 of its outstanding common shares. All share repurchases were effected on the open market at prevailing market prices or in privately negotiated transactions. During the year ended December 31, 2023, the Company repurchased 2,174,608 shares of its common stock for $69,490, which represents an average price of $31.95 per common share. The shares repurchased under the program were retired. In November 2023, the share repurchase program was reauthorized by the Board of Directors for share repurchases of up to $50,000 of the Company's outstanding common shares and expired in October 2024. Amounts purchased prior to November 2023 relate to the previously authorized share repurchase program.
On July 28, 2023, the Company issued 2,090,909 shares of common stock through a public offering at a price of $55.00 per share for net proceeds of $114,507 after underwriting fees and costs.
(d) Preferred Stock
On October 7, 2019, the Company closed its public offering of depositary shares (the “Depositary Shares”), each representing 1/1000th of a share of 6.875% Series A Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). The liquidation preference of each share of Series A Preferred Stock is $25,000 ($25.00 per Depositary Share). At the closing, the Company issued 2,000 shares of Series A Preferred Stock represented by 2,000,000 Depositary Shares issued. On October 11, 2019, the Company completed the sale of an additional 300,000 Depositary Shares, pursuant to the underwriters’ full exercise of their over-allotment option to purchase additional Depositary Shares. The offering of the 2,300,000 Depositary Shares generated $57,500 of gross proceeds.

During the years ended December 31, 2024 and 2023, the Company issued zero depositary shares of the Series A Preferred Stock through ATM sales. There were 2,834 shares issued and outstanding as of December 31, 2024 and 2023. Total liquidation preference for the Series A Preferred Stock as of December 31, 2024 and 2023 was $70,854. Dividends on the Series A preferred paid during the years ended December 31, 2024 and 2023 were $0.4296875 per depositary share.
On September 4, 2020, the Company issued depositary shares each representing 1/1000th of a share of 7.375% Series B Cumulative Perpetual Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”). The Series B Preferred Stock has a liquidation preference of $25 per 1/1000 depositary share or $25,000 per preferred share. As a result of the offering the Company issued 1,300 shares of Series B Preferred Stock represented by 1,300,000 depositary shares. The offering resulted in gross proceeds of approximately $32,500.
During the years ended December 31, 2024 and 2023, the Company issued depositary shares equivalent to zero and 18 shares, respectively, of the Series B Preferred Stock through ATM sales. There were 1,729 shares issued and outstanding as of December 31, 2024, and 2023. Total liquidation preference for the Series B Preferred Stock as of December 31, 2024 and 2023 was $43,228. Dividends on the Series B preferred paid during the years ended December 31, 2024 and 2023 were $0.4609375 per depositary share.
The Series A Preferred Stock and the Series B Preferred Stock ranks, as to dividend rights and rights upon the Company’s liquidation, dissolution or winding up: (i) senior to all classes or series of the Company’s common stock and to all other equity securities issued by the Company other than equity securities issued with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock or Series B Preferred Stock, (ii) junior to all equity securities issued by the Company with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock and the Series B Preferred Stock with respect to payment of dividends and the distribution of assets upon the Company’s liquidation, dissolution or winding up and (iii) effectively junior to all of the Company’s existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) the Company’s existing or future subsidiaries. Generally, the Series A Preferred Stock and the Series B Preferred Stock is not redeemable by the Company prior to October 7, 2024. However, upon a change of control or delisting event, the Company will have the special option to redeem the Series A Preferred Stock and the Series B Preferred Stock.
(e) Dividends
From time to time, we may decide to pay dividends which will be dependent upon our financial condition and results of operations. During the years ended December 31, 2024 and 2023, the Company paid cash dividends on its common stock of $33,731 and $141,099, respectively. In August 2024, we announced the suspension of our common stock dividend as we prioritize reducing our debt. The declaration and payment of any future dividends or repurchases of our common stock will be made at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, cash flows, capital expenditures, and other factors that may be deemed relevant by our Board of Directors.
A summary of our common stock dividend activity during the years ended December 31, 2024 and 2023 was as follows:

Date Declared	Date Paid	Stockholder Record Date	Amount
May 15, 2024	June 11, 2024	May 27, 2024	$0.500
February 29, 2024	March 22, 2024	March 11, 2024	0.500
November 8, 2023	November 30, 2023	November 20, 2023	1.000
July 25, 2023	August 21, 2023	August 11, 2023	1.000
May 4, 2023	May 23, 2023	May 16, 2023	1.000
February 22, 2023	March 23, 2023	March 10, 2023	1.000
Holders of Series A Preferred Stock, when and as authorized by the board of directors of the Company, are entitled to cumulative cash dividends at the rate of 6.875% per annum of the $25,000 liquidation preference ($25.00 per Depositary Share) per year (equivalent to $1,718.75 or $1.71875 per Depositary Share). Dividends will be payable quarterly in arrears, on or about the last day of January, April, July and October. As of December 31, 2024 and 2023, dividends in arrears in respect of the Depositary Shares were $812. On January 21, 2025, the Company announced that it had temporarily suspended dividends on its Series A Preferred Stock. Unpaid dividends will accrue until paid in full.

Holders of Series B Preferred Stock, when and as authorized by the board of directors of the Company, are entitled to cumulative cash dividends at the rate of 7.375% per annum of the $25,000 liquidation preference ($25.00 per Depositary Share) per year (equivalent to $1,843.75 or $1.84375 per Depositary Share). Dividends will be payable quarterly in arrears, on or about the last day of January, April, July and October. As of December 31, 2024 and 2023, dividends in arrears in respect of the Depositary Shares were $531. On January 21, 2025, the Company announced that it had temporarily suspended dividends on its Series B Preferred Stock. Unpaid dividends will accrue until paid in full.
A summary of our preferred stock dividend activity during the years ended December 31, 2024 and 2023 was as follows:

			Preferred Dividend per Depositary Share
Date Declared	Date Paid	Stockholder Record Date	Series A	Series B
October 16, 2024	October 31, 2024	October 28, 2024	$0.4296875	$0.4609375
July 9, 2024	July 31, 2024	July 22, 2024	0.4296875	0.4609375
April 9, 2024	April 30, 2024	April 22, 2024	0.4296875	0.4609375
January 9, 2024	January 31, 2024	January 22, 2024	0.4296875	0.4609375
October 10, 2023	October 31, 2023	October 23, 2023	0.4296875	0.4609375
July 11, 2023	July 31, 2023	July 21, 2023	0.4296875	0.4609375
April 10, 2023	May 1, 2023	April 21, 2023	0.4296875	0.4609375
January 9, 2023	January 31, 2023	January 20, 2023	0.4296875	0.4609375
NOTE 22 — NET CAPITAL REQUIREMENTS
BRS and B. Riley Wealth Management (“BRWM”), the Company’s broker-dealer subsidiaries, are registered with the SEC as broker-dealers and members of the Financial Industry Regulatory Authority, Inc. (“FINRA”). The Company’s broker-dealer subsidiaries are subject to SEC Uniform Net Capital Rule (Rule 15c3-1) which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, to not exceed 15 to 1. As such, they are subject to the minimum net capital requirements promulgated by the SEC. As of December 31, 2024, BRS had net capital of $69,197, which was $65,420 in excess of its required minimum net capital of $3,777 and BRWM had net capital of $16,384, which was $14,832 in excess of its required minimum net capital of $1,552.
As of December 31, 2023, BRS had net capital of $134,561, which was $130,163 in excess of its required minimum net capital of $4,398 and BRWM had net capital of $12,328, which was $10,431 in excess of its required minimum net capital of $1,897.
NOTE 23 — RELATED PARTY TRANSACTIONS
The Company provides asset management and placement agent services to unconsolidated funds affiliated with the Company (the “Funds”). In connection with these services, the Funds may bear certain operating costs and expenses which are initially paid by the Company and subsequently reimbursed by the Funds. Management fees from the Funds during the years ended December 31, 2024 and 2023 totaled $150 and $1,725, respectively.
As of December 31, 2024 and 2023, amounts due from related parties were $189 and $172, respectively, of which $41 and $172, respectively, were due from the Funds for management fees and other operating expenses.
As of December 31, 2024 and 2023, amounts due to related parties were $3,404 and $2,480, respectively, of which $2,764 and $2,480, respectively, related to bebe's rent to own stores which are franchised through Freedom VCM and consist of royalty fees, inventory purchases, marketing, and IT services. As of December 31, 2024, $640 were due to certain of the Company's brand investments from Nogin for sales transactions settled by Nogin as part of its e-commerce related services to the Company’s brand investments.
During the year ended December 31, 2024, royalty fees, marketing, and IT services charged to bebe by Freedom VCM totaled $4,852, and inventory purchases by bebe from Freedom VCM totaled $15,319. During the year end December 31, 2024, Nogin recognized revenues of $7,420 from clients that are part of the Company’s brand investments.

In June 2020, the Company entered into an investment advisory services agreement with Whitehawk Capital Partners, L.P. (“Whitehawk”), a limited partnership controlled by Mr. J. Ahn, who is the brother of Phil Ahn, the Company’s former Chief Financial Officer and Chief Operating Officer. Whitehawk has agreed to provide investment advisory services for GACP I, L.P. and GACP II, L.P. During the years ended December 31, 2024 and 2023, management fees paid for investment advisory services by Whitehawk was $2,272 and $1,142, respectively. On February 1, 2024, one of the Company's loans receivable with a principal amount of $4,521 was sold to a fund managed by Whitehawk for $4,584.
The Company periodically participates in loans and financing arrangements for which the Company has an equity ownership and representation on the board of directors (or similar governing body). The Company may also provide consulting services or investment banking services to raise capital for these companies. These transactions can be summarized as follows:
Babcock and Wilcox
One of the Company’s wholly owned subsidiaries entered into a services agreement with B&W that provided for the President of the Company to serve as the Chief Executive Officer of B&W until November 30, 2020 (the “Executive Consulting Agreement”), unless terminated by either party with thirty days written notice. The agreement was extended through December 31, 2028. Under this agreement, fees for services provided are $750 per annum, paid monthly. In addition, subject to the achievement of certain performance objectives as determined by B&W’s compensation committee of the board, a bonus or bonuses may also be earned and payable to the Company. In March 2022, a $1,000 performance fee was approved in accordance with the Executive Consulting Agreement. On September 20, 2024, Kenny Young resigned from his position as the President of the Company, the Executive Consulting Agreement with B&W was terminated, and concurrently, entered into a one-year consulting agreement (“the Agreement”) to provide services to the Company, pursuant to which he will be paid an annual fee of $250 paid on a monthly basis, subject to deduction of damages, fees and expenses that he owes the Company pursuant to this agreement.
During the years ended December 31, 2024 and 2023, the Company earned $3,850 and zero, respectively, of underwriting and financial advisory and other fees from B&W in connection with B&W’s capital raising activities.
The Company is also a party to indemnification agreements for the benefit of B&W and the B. Riley Guaranty, each as disclosed above in Note 19 – Commitments and Contingencies.
The Arena Group Holdings, Inc. (fka the Maven, Inc.)
The Company had loans receivable due from The Arena Group Holdings, Inc. (fka the Maven, Inc.) (“Arena”) included in loans receivable, at fair value of $98,729 as of December 31, 2023. On August 31, 2023, the Arena loan was amended for an additional $6,000 loan receivable with interest payable at 10.0% per annum and a maturity date of December 31, 2026. Two of the Company's members of senior management were members of the board of directors of Arena. On December 1, 2023, the Company sold its equity interest in Arena for $16,576 at a gain of $3,315 and its outstanding loans receivable for $78,796 at a loss of $28,919. Following the completion of the sale, two of the Company's members of senior management resigned from the board of directors of Arena and Arena is no longer a related party. Interest income on the loan receivable was $10,882 during the year ended December 31, 2023.
There were no fees earned from Arena by the Company during the year ended December 31, 2024 and 2023.
Applied Digital
On May 20, 2023, the Company entered into a loan agreement with Applied Digital (“APLD”). The chief executive officer of APLD was also a member of senior management of the Company. As of December 31, 2023, APLD had paid off its outstanding loan receivable balance with the Company, and the Company had an unfunded loan commitment with

APLD of $5,500. Interest income on the loan receivable was $3,150 during the year ended December 31, 2023. On February 5, 2024, the loan was terminated and no commitments remain.
During the years ended December 31, 2024 and 2023, the Company earned $393 and zero in underwriting and financial advisory fees from APLD, respectively.
California Natural Resources Group, LLC.
California Natural Resources Group, LLC (“CalNRG”) was a related party as a result of the Company's approximately 25.0% equity ownership. On January 3, 2022, CalNRG repaid the promissory note using proceeds from a new credit facility with a third party bank (the “CalNRG Credit Facility”). As of December 31, 2023, the Company had guaranteed CalNRG’s obligations, up to $7,375, under the CalNRG Credit Facility. On May 23, 2024, the Company sold its equity interest in CalNRG for $9,272 resulting in a realized gain of $254, and no commitments remain.
Faze Clan

On March 9, 2022, the Company loaned $10,000 to Faze Clan, Inc. (“Faze”) pursuant to a bridge credit agreement (the “Bridge Agreement”). On April 25, 2022, the Company loaned an additional $10,000 pursuant to the Bridge Agreement. All principal and accrued interest pursuant to the Bridge Agreement was repaid upon closing of Faze’s business combination (the “Business Combination”) with BRPM 150, which following the Business Combination changed its name to Faze Holdings. As a result of the Business Combination, BRPM 150 is no longer a VIE of the Company. On July 19, 2022, in connection with the Business Combination, the Company purchased 5,342,500 shares of Faze Holdings Class A common stock for $10.00 per share. One of the Company's members of senior management was appointed to the board of directors of Faze. In September 2023, one of the Company's members of senior management resigned from the board of directors of Faze and Faze is no longer a related party.
Lingo
On May 31, 2022, the Company converted $17,500 of a loan receivable with Lingo Management into equity and the Company's ownership interest in Lingo increased from 40% to 80%. Interest income was $1,478 during the years ended December 31, 2023. Lingo was a related party due to our 40% equity ownership prior to the Company obtaining a controlling ownership of 80% on May 31, 2022, which resulted in Lingo becoming a majority-owned subsidiary of the Company. On February 24, 2023, the Company acquired the remaining 20% ownership in Lingo, increasing the Company's ownership interest to 100%.

Freedom VCM Holdings, LLC
On May 10, 2023, the Company entered into certain agreements pursuant to which the Company had, among other things, agreed to provide certain equity funding and other support as part of the FRG take-private transaction as previously discussed in Note 2(t). The Company entered into an Equity Commitment Letter with Freedom VCM, pursuant to which the Company agreed to provide up to $560,000 in equity financing at or prior to the closing of the FRG take-private transaction. On August 21, 2023, in connection with the completion of the FRG take-private transaction, the Company's obligations pursuant to the Equity Commitment Letter and Limited Guarantee were satisfied. Upon closing the acquisition on August 21, 2023, the Company was paid an equity commitment fee of $16,500 which is included in services and fees revenues. At the time of the Company's equity investment on August 21, 2023, the Company's chief executive officer became a member of the board of directors of Freedom VCM.
On August 21, 2023, the Company purchased an additional equity interest in Freedom VCM for $216,500, which resulted in a total equity interest of $281,144 and a 31% voting interest and representation on the board of directors of Freedom VCM as part of the FRG take-private transaction as previously discussed in Note 2(t). As part of the FRG take-private transaction, certain members of management of Freedom VCM, which are related parties to Freedom VCM, exchanged their equity interest in FRG for a combined 35% voting interest in Freedom VCM, of which Mr. Kahn and his wife and one of Mr. Kahn’s affiliates comprised 32%. The Company has a first priority security interest in a 25% equity interest of Mr. Kahn (who was also CEO and a board member of Freedom VCM) in Freedom VCM to secure the loan to an affiliate of Mr. Kahn as more fully described in Note 2(s). Freedom VCM filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on November 3, 2024 which impacts the fair value of this equity investment. The change in fair value of the Freedom VCM equity investment was an unrealized loss of $287,043 for the year ended December 31, 2024.
In connection with the FRG take-private transaction, all of the equity interests of BRRII, a majority-owned subsidiary of the Company, were sold to Freedom VCM Receivables (a subsidiary of Freedom VCM), for a purchase price of $58,872 which resulted in a loss of $78 on August 21, 2023. In connection with the sale, Freedom VCM Receivables assumed the obligations with respect to the Pathlight Credit Agreement as more fully discussed in Note 13 and as consideration for the purchase price, the Company entered into a non-recourse promissory note with another Freedom VCM affiliate in the amount of $58,872, with a stated interest rate of 19.74% and a maturity date of August 21, 2033. Payments of principal and interest on the note are limited solely to the performance of certain receivables held by BRRII. Principal and interest is payable based on the collateral without recourse to Freedom VCM Receivables, which includes the performance of certain consumer credit receivables. This loan receivable was measured at fair value in the amount of $3,913 and $42,183 as of December 31, 2024 and 2023. Interest income on this loan receivable was $6,035 and $3,427 during the years ended December 31, 2024 and 2023, respectively. On October 9, 2024, the Promissory Note was cancelled and certain of the receivables owned by BRRII were transferred to BRRI, all in accordance with the terms of that certain amended and restated funding agreement, dated December 18, 2023, by and among Freedom VCM Interco Holdings, Inc., Freedom VCM Receivables, Inc., BRRII, the Company and certain other parties thereto.
As more fully described in Note 2(s), the Company also has a related party loan receivable with a fair value of approximately $2,169 and $20,624 at December 31, 2024 and 2023 from home-furnishing retailer W.S. Badcock Corporation (“Badcock”) that is collateralized by consumer finance receivables of Badcock. These consumer finance receivables were acquired from Badcock in multiple purchases beginning in December 2021. On December 18, 2023, Badcock was sold by Freedom VCM to Conn’s and the Company loaned Conn’s $108,000 pursuant to the Conn’s Term Loan which bears interest at an aggregate rate per annum equal to the Term SOFR Rate (as defined in the Conn’s Term Loan), subject to a 4.80% floor, plus a margin of 8.00% and matures on February 20, 2027. On February 14, 2024, the Company collected $15,000 of principal payments which reduced the loan balance to $93,000. Badcock now operates as a wholly owned subsidiary of Conn’s. For the year ended December 31, 2024 interest income on these loans totaled $7,538. The commencement of the Chapter 11 Cases constitutes an event of default that accelerated the obligations under the Conn’s Term Loan. As of the date of the filing of the Chapter 11 Cases, $93,000 in outstanding borrowings existed under the Conn’s Term Loan. Any efforts to enforce payment obligations under the Conn’s Term Loan are automatically stayed as a result of the Chapter 11 Cases and the Company’s rights of enforcement in respect of the Conn’s Term Loan are subject to the applicable provisions of the Bankruptcy Code. These loan receivables are reported as related party loan receivables due to the Company’s related party relationship with Freedom VCM and Freedom VCM’s ability to exercise influence over Conn’s as a result of the equity consideration Freedom VCM received from the sale of Badcock to Conn’s on December 18, 2023.
On June 27, 2024, Conn’s entered into a Consulting Agreement, as subsequently amended on July 19, 2024 (the “Consulting Agreement”), with an affiliate of the Company. Pursuant to the Consulting Agreement, Conn’s engaged the Company to sell merchandise and furniture, fixtures, & equipment (“FF&E”) as well as additional goods at Conn’s and Badcock stores, headquarters, distribution centers, and cross-dock locations. The Company will receive a fee of 1.75% of the gross proceeds of merchandise sold where the gross recovery on cost thresholds is below 105% of cost, 2.0% of the gross proceeds of merchandise sold where the gross recovery on cost thresholds is between 105.1% of cost and 109.9% of cost, and 2.25% of the gross proceeds of merchandise sold where the gross recovery on cost thresholds is 110% of cost or more. The Company will also receive a fee equal to 15% of the gross proceeds of FF&E sales and 92.5% of the gross proceeds from the sale of additional goods. In connection with the Chapter 11 Cases, the Consulting Agreement was assumed by the Conn’s debtors on an interim basis, and on August 22, 2024, the Consulting Agreement was assumed by the Conn’s debtors on a final basis. Included in discontinued operations for Great American Group, see Note 4, revenues from services and fees earned from the Conn’s consulting agreement for the period through November 15, 2024 was $26,106.
Vintage Capital Management - Brian Kahn
Simultaneously with the completion of the FRG take-private transaction, one of our subsidiaries and VCM, an affiliate of Brian Kahn, amended and restated a promissory note (the “Amended and Restated Note”), pursuant to which VCM owes our subsidiary the aggregate principal amount of $200,506 and bears interest at the rate of 12% per annum payable-in-kind with a maturity date of December 31, 2027. The Amended and Restated Note requires repayments prior to the maturity date from certain proceeds received by VCM, Mr. Kahn, or his affiliates from, among other proceeds, distributions or dividends paid by Freedom VCM in amount equal to the greater of (i) 80% of the net after-tax proceeds, and (ii) 50% of gross proceeds. The obligations under the Amended and Restated Note are primarily secured by a first priority perfected security interest in Freedom VCM equity interests owned by Mr. Kahn and his spouse with a value (based on the transaction price in the FRG take-private transaction) of $227,296 as of August 21, 2023. Interest income was $15,573 and $8,889 during the years ended December 31, 2024 and 2023, respectively. The fair value of the Freedom VCM equity interest owned by Mr. Kahn and his spouse was zero and $232,065 as of December 31, 2024 and 2023, respectively. On November 3, 2024, Freedom VCM filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code which impacts the collateral for this loan receivable. The fair value of the loan was $2,057 at December 31, 2024 which was determined based on the underlying collateral for this loan which is primarily comprised of other securities. The fair value adjustment on the VCM loan receivable was a decrease of $(222,911) for the year ended December 31, 2024. The fair value of the underlying collateral for this loan decreased to a fair value of $1,284 at September 16, 2025. The $1,284 is comprised of other public securities. In light of the Company’s determination that the repayment of the Amended and Restated Note will be paid primarily from the cash distributions from Freedom VCM or foreclosure on the underlying collateral provided by Mr. Kahn and his spouse being in Freedom VCM equity interests, the Company has determined that both VCM and Mr. Kahn are related parties as of December 31, 2024 and 2023.
Torticity, LLC
On November 2, 2023, the Company agreed to lend up to $15,369 to Torticity, LLC, of which $6,690 was drawn upon with $8,679 remaining, with interest payable of 15.0% per annum and a maturity date of November 2, 2026. Interest income was $1,952 and $165 during the years ended December 31, 2024 and 2023, respectively. One of the Company's members of senior management is on the board of directors of Torticity. The loan receivable had a fair value of zero and $6,791 as of December 31, 2024 and 2023, respectively, and is included in the Company's loans receivable, at fair value in the consolidated balance sheets.
Kanaci Technologies, LLC
On November 21, 2023, the Company agreed to lend up to $10,000 to Kanaci Technologies, LLC (“Kanaci”), of which $4,000 was drawn upon with $6,000 remaining, with interest payable of 15.0% per annum and a maturity date of June 30, 2026. Interest income was $2,088 and $51 during the years ended December 31, 2024 and 2023, respectively. In June 2023, one of the Company's members of senior management was appointed to the board of directors of Kanaci. The loan receivable in the amount of $11,453 was converted to equity on September 30, 2024. At December 31, 2023, the loan receivable with a fair value of $3,904 is included in loans receivable, at fair value in the consolidated balance sheets.
Great American Holdings, LLC (“GA Holdings”)
GA Holdings is a related party as a result of BRC’s representation on the Board of Directors and 44.2% equity ownership of common equity as part of the Great American Transaction on November 15, 2024 (as discussed in more detail in Note 4 - Discontinued Operations and Assets Held for Sale). Upon closing the Great American Transaction on November 15, 2024, the Company had loans receivable outstanding for three retail liquidation engagements from GA Holdings in the amount of $15,000. The three loans receivable are due and payable upon completion of the retail liquidation engagements and do not accrue interest on the outstanding balance. Two of the loans receivable were paid in full prior to December 31, 2024 and the Company collected principal payments of $13,661 and one of the loans remains outstanding with a balance of $1,339 at December 31, 2024.

The Company also provided GA Holdings with a $25,000 secured revolving credit facility upon closing the Great American Transaction on November 15, 2024 which had an initial outstanding balance of $1,698. The secured revolving credit facility is secured by all of the assets of GA Holdings and accrues interest at the annual rate of SOFR plus 4.75% (9.27% at December 31, 2024). Interest income recorded on the loan receivable was $21 during the period November 15, 2024 to December 31, 2024. The loan matures on November 15, 2025. The outstanding balance on the secured revolving credit facility was $1,698 at December 31, 2024.
During the period November 15, 2024 to December 31, 2024, the Company provided services to GA Holdings in accordance with a transition services agreement for accounting, information technology and other administration services and recorded fee revenues for these services in the amount of $598. At December 31, 2024, amounts due from GA Holdings for these services totaled $121.
Other
On March 2, 2021, the Company purchased a $2,400 minority equity interest in Dash Medical Holdings, LLC (“Dash”) and one of the Company's board of directors was appointed to the board of directors of Dash. On June 13, 2024, the Company sold its equity interest in Dash for $2,760, resulting in a realized gain of $360. In December 2024, the Company earned an advisory fee of $2,650 for services in connection with sale of Q-mation, Inc. where one of the board of directors of the Company is the president of Q-mation, Inc.
On March 10, 2023, the Company sold a loan receivable including accrued interest in the amount of $7,600 to two related parties. BRC Partners Opportunity Fund, LP (“BRCPOF”) purchased $3,519 of the loan receivable including accrued interest, and 272 Capital L.P. (“272LP”) purchased $4,081 of the loan receivable including accrued interest; both of the partnerships are private equity funds managed at the time of the transaction by one of the Company’s subsidiaries. Our executive officers and members of our board of directors have a 58.2% financial interest, which includes a financial interest of Bryant Riley, our Co-Chief Executive Officer, of 24.9% in the BRCPOF as of December 31, 2023. During the year ended December 31, 2024, all equity balances in the BRCPOF were distributed, pro-rata, to BRC Partners Opportunity Trust, LP, a liquidating trust. As of December 31, 2024, our board of directors have a 58.2% financial interest, which includes a financial interest of Bryant Riley, our Co-Chief Executive Officer, of 24.9% in BRC Partners Opportunity Trust, LP as of December 31, 2024. Our executive officers and members of our board of directors had a zero and 15.3% financial interest in the 272LP as of December 31, 2024 and 2023, respectively. On February 5, 2024, the Company sold its interest in 272LP and 272 Advisors, LLC for a promissory note of $2,000 plus additional revenue sharing up to $4,100, which is based on future management fees earned.
The Company often provides consulting or investment banking services to raise capital for companies in which the Company has significant influence through equity ownership, representation on the board of directors (or similar governing body), or both. During the years ended December 31, 2024 and 2023, the Company earned $4,491 and $3,278, respectively, of fees related to these services.

NOTE 24 — BUSINESS SEGMENTS

The Company reports segment information based on the various industries the Company operates and how the businesses are managed. These businesses are aggregated into operating segments in a manner that reflects how the Company views the business activities. The Company’s businesses are operated by separate local management and certain of the Company’s businesses are grouped together when they operate within a similar industry, comprising similarities in products and services, customers, and production processes, and when considered together, may be managed in accordance with one or more investment or operational strategies specific to those businesses. The Company’s five reportable segments reflect the way the Company is managed, and for which separate financial information is available and evaluated regularly by the Company’s CODM in deciding how to allocate resources and assess performance. The individuals comprising the role of CODM are the Company’s two Co-Chief Executive Officer’s and the Company’s Chief Financial Officer, who collectively use segment operating income or loss as a measure of a segment’s profit or loss. The segment information the CODM regularly receives does not include asset information and does not use segment asset information to assess performance or allocate resources. Accordingly, asset information is not provided by reportable segment. The measure of assets are reported on the consolidated balance sheets as total assets.

Revenues by segment represent amounts earned on the various services offered within each reportable segment. Our significant operating expenses regularly provided to the CODM and used to assess segment performance and determine the deployment of capital are classified as employee compensation and benefits expense, professional services, occupancy-related costs, other selling, general and administrative expenses, restructuring charge, depreciation and amortization, and impairment of goodwill and intangible assets. Employee compensation and benefits expense consists of salaries, payroll taxes, benefits, incentive compensation payable as commissions and cash bonus awards, and share based compensation for equity awards. Occupancy-related costs consists of office rent, technology and communication costs, and other office expenses. Professional services expense consists of legal, accounting, audit and other consulting expenses. Restructuring charges include expenses related to reorganization and consolidation activities which includes, among other, reductions in workforce and facility closures. Depreciation and amortization expense consists of depreciation expense for property and equipment and amortization of intangible assets. The balance of our operating expenses (other selling, general and administrative expenses) includes costs for travel, marketing and business development, and other operating expenses. Comparable prior year information has been recast to reflect the additional disclosure of employee compensation and benefits by segment and other selling, general and administrative expenses by segment in conjunction with the adoption of ASU 2023-07 as described in Note 2(af) – Recent Accounting Standards, as well as to reflect discontinued operations presentation as described in Note 4 – Discontinued Operations and Assets Held for Sale.
The following is a summary of certain financial data for each of the Company’s reportable segments:

	Year Ended December 31,
	2024	2023
Capital Markets segment:
Revenues - Services and fees	$192,499	$249,036
Trading (loss) income	(60,285)	16,845
Fair value adjustments on loans	(325,498)	20,225
Interest income - loans	54,141	123,244
Interest income - securities lending	70,862	161,652
Total revenues	(68,281)	571,002
Employee compensation and benefits	(123,520)	(154,514)
Professional services	(4,012)	(18,967)
Occupancy-related costs	(8,189)	(9,242)
Other selling, general and administrative expenses	(42,823)	(42,270)
Interest expense - Securities lending and loan participations sold	(66,128)	(145,435)
Depreciation and amortization	(3,155)	(3,998)
Impairment of tradenames	—	(1,733)
Segment (loss) income	(316,108)	194,843

	Year Ended December 31,
	2024	2023
Wealth Management segment:
Revenues - Services and fees	197,468	193,487
Trading income	3,278	4,758
Total revenues	200,746	198,245
Employee compensation and benefits	(156,715)	(152,309)
Professional services	(2,814)	(3,127)
Occupancy-related costs	(11,464)	(13,935)
Other selling, general and administrative expenses	(19,146)	(21,408)
Restructuring charge	—	(61)
Depreciation and amortization	(4,177)	(4,308)
Segment income (loss)	6,430	3,097
Communications segment:
Revenues - Services and fees	289,435	330,952
Revenues - Sale of goods	5,589	6,737
Total revenues	295,024	337,689
Direct cost of services	(165,302)	(183,993)
Cost of goods sold	(6,088)	(7,848)
Employee compensation and benefits	(33,351)	(43,090)
Professional services	(5,022)	(3,743)
Occupancy-related costs	(9,919)	(11,629)
Other selling, general and administrative expenses	(24,244)	(25,180)
Depreciation and amortization	(21,548)	(25,941)
Restructuring charge	(379)	(1,540)
Segment income	29,171	34,725
Consumer Products segment:
Revenues - Sale of goods	202,597	233,202
Cost of goods sold	(152,625)	(164,635)
Employee compensation and benefits	(39,650)	(41,065)
Professional services	(8,544)	(10,020)
Occupancy-related costs	(6,518)	(6,606)
Other selling, general and administrative expenses	(6,812)	(9,538)
Depreciation and amortization	(7,991)	(9,918)
Impairment of goodwill and other intangible assets	(31,681)	(68,600)
Restructuring charge	(1,143)	(530)
Segment (loss) income	(52,367)	(77,710)

	Year Ended December 31,
	2024	2023
E-Commerce segment:
Revenues - Services and fees	$13,855	$—
Revenues - Sale of goods	10,646	—
Total revenues	24,501	—
Direct cost of services	(6,449)	—
Cost of goods sold	(6,959)	—
Employee compensation and benefits	(10,732)	—
Professional services	(3,681)	—
Occupancy-related costs	(2,403)	—
Other selling, general and administrative expenses	(7,025)	—
Depreciation and amortization	(1,469)	—
Impairment of goodwill and other intangible assets	(73,692)	—
Segment loss	(87,909)	—
Consolidated operating (loss) income from reportable segments	(420,783)	154,955
All Other:
Revenues - Services and fees	89,449	47,992
Revenues - Sale of goods	1,787	364
Total revenues	91,236	48,356
Direct cost of services	(42,150)	(30,072)
Cost of goods sold	(1,962)	(353)
Employee compensation and benefits	(22,491)	(11,252)
Professional services	(2,950)	(2,433)
Occupancy-related costs	(10,085)	(3,723)
Other selling, general and administrative expenses	(13,208)	(6,300)
Depreciation and amortization	(5,989)	(3,971)
Corporate:
Revenues - Services and fees	598	—
Employee compensation and benefits	(45,156)	(57,614)
Professional services	(32,200)	(16,136)
Occupancy-related costs	(8,036)	(7,659)
Other selling, general and administrative expenses	16,233	15,972
Depreciation and amortization	(604)	(749)

	Year Ended December 31,
	2024	2023
Operating (loss) income	(497,547)	79,021
Interest income	3,600	3,859
Dividend income	4,462	12,747
Realized and unrealized losses on investments	(263,686)	(162,053)
Change in fair value of financial instruments and other	4,777	(3,998)
Gain on bargain purchase	—	15,903
Income (loss) from equity method investments	31	(152)
Loss on extinguishment of debt	(18,725)	(5,409)
Interest expense:
Capital Markets segment	(633)	(14,986)
Communications segment	(9,288)	(11,573)
Consumer Products segment	(4,261)	(7,924)
E-Commerce segment	(1,056)	—
Corporate and other	(118,070)	(121,757)
Interest expense	(133,308)	(156,240)
Loss from continuing operations before income taxes	(900,396)	(216,322)
(Provision for) benefit from income taxes	(22,013)	39,115
Loss from continuing operations	(922,409)	(177,207)
Income from discontinued operations, net of income taxes	147,470	71,576
Net loss	(774,939)	(105,631)
Net (loss) income attributable to noncontrolling interests and redeemable noncontrolling interests	(10,665)	(5,721)
Net loss attributable to Registrant	(764,274)	(99,910)
Preferred stock dividends	8,060	8,057
Net loss available to common shareholders	$(772,334)	$(107,967)

The following table presents revenues by geographical area:

	Year Ended December 31,
	2024	2023

Revenues
Services and fees
North America	$783,304	$821,467

Trading loss (income)
North America	(57,007)	21,603

Fair value adjustments on loans
North America	(325,498)	20,225

Interest income - loans
North America	54,141	123,244

Interest income - securities lending
North America	70,862	161,652

Sale of goods
North America	118,676	126,297
Australia	12,305	11,878
Europe, Middle East, and Africa	55,517	65,596
Asia	24,736	26,790
Latin America	9,385	9,742
Total - Sale of goods	220,619	240,303

Total Revenues
North America	644,478	1,274,488
Australia	12,305	11,878
Europe, Middle East, and Africa	55,517	65,596
Asia	24,736	26,790
Latin America	9,385	9,742
Total Revenues	$746,421	$1,388,494

The following table presents long-lived assets, which consist of property and equipment, net, by geographical area:

	December 31, 2024	December 31, 2023
Long-lived Assets - Property and Equipment, net:
North America	$18,327	$24,163
Europe	217	396
Asia Pacific	81	133
Australia	54	83
Total	$18,679	$24,775
Segment assets are not reported to, or used by, the Company’s CODM to allocate resources to, or assess performance of, the segments and therefore, total segment assets have not been disclosed.
NOTE 25 — SUBSEQUENT EVENTS
Wealth Management

On October 31, 2024, the Company signed a definitive agreement to sell a portion of the Company’s (W-2) Wealth Management business to Stifel for estimated net consideration based on the number of advisors that join Stifel at closing, among other things. Upon closing the transaction on April 4, 2025, the sale was completed for net cash consideration of $26,037, representing 36 financial advisors whose managed accounts represent approximately $4.0 billion, or 19.3%, of AUM as of December 31, 2024.
Debt Financing and Repayment of Nomura Credit Facility
On February 26, 2025, the Company and BRFH, a wholly owned subsidiary of the Company, entered into a new credit agreement with a group of funds indirectly or directly controlled by Oaktree Capital Management, L.P. with Oaktree Fund Administration, LLC, acting as the administrative agent and collateral agent. The new credit agreement provided for (i) a three-year $125,000 secured term loan credit facility and (ii) a four-month $35,000 secured delayed draw term loan credit facility. The proceeds from the Initial Term Loan Facility were primarily used (a) to repay the existing indebtedness under the Nomura Credit agreement discussed in Note 13, (b) for working capital and general corporate purposes and (c) to pay transaction fees and expenses. The proceeds of the Delayed Draw Facility was used (a) to fund obligations relating to the liquidation of substantially all of the assets of JOANN, Inc. and its subsidiaries and (b) for working capital and general corporate purposes.
Borrowings accrue interest at the adjusted term SOFR rate as defined in the Credit Facility with an applicable margin of 8.00%. In addition to paying interest on outstanding borrowings under the Credit Facility, the Company was required to pay (i) a closing fee of 3.00% of the aggregate principal amount of the loans under the Initial Term Loan Facility and 2.00% of the aggregate principal amount of the loans under the Delayed Draw Facility, and (ii) an exit fee upon the prepayment or repayment of the Credit Facility of 5.00% of the aggregate principal amount of such loans repaid, provided, that the Initial Term Loan Facility exit fee shall not be payable if the share price for the Company's common stock exceeds a certain threshold. The Credit Facility also contains a provision where the final $62,500 of repayment of principal on the Initial Term Loan may be subject to an additional prepayment premium, as defined in the Credit Facility, if the prepayment occurs before the second anniversary date of the Credit Facility.
The Company issued warrants to certain affiliates of Oaktree Capital Management, L.P. in connection with the Credit Facility to purchase approximately 1,832,290 shares (or 6% on a fully diluted basis) of the Company’s common stock at an exercise price of $5.14 per share. The warrants contain certain anti-dilution provisions pursuant to which, under certain circumstances, the warrant holders would be entitled to exercise the warrants for up to 19.9% of the then-outstanding shares of the Company’s common stock.

Subject to certain eligibility requirements, certain assets of the BRFH Borrower are placed into the Borrowing Base, which serves to limit the borrowings under the Credit Facility. The sale of an asset in the Borrowing Base requires the BRFH Borrower to make a prepayment in an amount equal to the proceeds of such disposition multiplied by the percentage “credit” that is assigned to such asset in the Borrowing Base. The BRFH Borrower may be obligated to prepay the loans or post cash in a controlled account in the event the Borrowing Base falls below a certain level as defined in the Credit Facility. The Credit Facility contains covenants that, among other things, limit the Company’s, the BRFH Borrower’s and the BRFH Borrower’s subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests.
Sale of Atlantic Coast Recycling
On March 3, 2025, the Company and BR Financial, B. Riley Environmental Holdings, LLC and other indirect subsidiaries of the Company which included the Atlantic Companies, entered into the MIPA whereby the Interests owned by BR Financial and the minority holders were sold to a third party in accordance with the terms of the MIPA on March 3, 2025. The Interests were sold to the third party on March 3, 2025 for a purchase price of $102,478, subject to certain adjustments and a holdback amount pending receipt of a certain third party consent, resulting in cash proceeds of $68,638 to the Company after adjustments for amounts allocated to non-controlling interests, repayment of contingent consideration, transaction costs and other items directly attributable to the closing of the transaction. Of the $68,638 of cash proceeds received by the Company, approximately $22,610 was used to pay interest, fees, and principal on the Credit Facility discussed above. A gain of $52,705 was recognized in the first quarter of 2025 from this sale.
B. Riley Securities Holdings, Inc. Equity Issuance
On March 10, 2025, the Company’s wholly-owned subsidiary B. Riley Securities Holdings, Inc. (“BRSH”), which is comprised of the broker dealer operations within the Capital Markets segment, merged with a shell corporation and issued 0.6% of the equity in BRSH to certain investors in the shell corporation and. upon completion of the transaction, became minority stockholders of BRSH. Simultaneously with the merger with the shell corporation, BRSH approved the BRSH Stock Incentive Plan (the “BRSH Stock Plan”) and issued restricted stock awards to employees and officers of BRSH which represented 10.0% of the equity of BRSH that vest over a period of four to five years. Assuming the full issuance of the restricted stock awards, the Company continues to own 89.4% of BRSH.
Exchange of Senior Notes
On March 26, 2025, the Company completed a private exchange transaction with an institutional investor pursuant to which the investor exchanged $86,309 of aggregate principal amount of the Company’s 5.50% Senior Notes due March 2026 Notes and $36,745 aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026 owned by it for approximately $87,753 aggregate principal amount of New Notes, whereupon the exchanged notes were cancelled.
In addition, on April 7, 2025, the Company completed a private exchange transaction with another institutional investor pursuant to which the Investor exchanged approximately $22,000 aggregate principal amount of the Company’s 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028 and 5.25% Senior Notes due August 2028 for approximately $9,992 aggregate principal amount of the New Notes.
On May 21, 2025, the Company completed a private exchange transaction with another institutional investor to exchange principal amounts of approximately $29,535, $75,000, and $34,537 of the Company's 5.50% Senior Notes due March 2026, 5.00% Senior Notes due December 2026, and 6.00% Senior Notes due January 2028, respectively, for approximately $93,067 aggregate principal amount of the New Notes. In addition, the Company will issue to the investor warrants to purchase an aggregate of approximately 372,268 common shares at an exercise price of $10.00 per share exercisable for a period of seven years from the issuance date.
On June 30, 2025, the Company completed a private exchange transaction with another institutional investor to exchange principal amounts of approximately $8,021, $1,892, and $18,096 of the Company's 5.00% Senior Notes due December 2026, 6.00% Senior Notes due January 2028, and 5.25% Senior Notes due August 2028, respectively, for approximately $13,000 aggregate principal amount of the New Notes. In addition, the Company will issue to the investor warrants to purchase an aggregate of approximately 52,000 common shares at an exercise price of $10.00 per share exercisable for a period of seven years from the issuance date.

On July 11, 2025, the Company completed a private exchange transaction with another institutional investor to exchange principal amounts of approximately $2,061, $19,682, $4,706, and $16,389 of the Company's 6.50% Senior Notes due September 2026, 5.00%, Senior Notes due December 2026, 6.00% Senior Notes due January 2028, and 5.25% Senior Notes due August 2028, respectively, for approximately $24,611 aggregate principal amount of the New Notes. In addition, the Company will issue to the investor warrants to purchase an aggregate of approximately 98,444 common shares at an exercise price of $10.00 per share exercisable for a period of seven years from the issuance date.
The New Notes were issued pursuant to an indenture, dated as of March 26, 2025 (the “Indenture”), between the Company, certain subsidiaries of the Company, as guarantors, and GLAS Trust Company LLC, a New Hampshire limited liability company, as trustee and collateral agent (in such capacities, the “Trustee”), and the New Notes are unconditionally guaranteed jointly and severally by all direct and indirect wholly-owned restricted subsidiaries of the Company, subject to certain excluded subsidiaries (collectively, the “Guarantors”). The New Notes are secured on a second lien basis, junior to the obligations under the Company’s Credit Facility, by substantially all of the assets of the Company and the Guarantors. The New Notes are subordinated in right of payment to the payment in full of the obligations under the Company’s Credit Facility.
The New Notes accrue interest at a rate of 8.00% per annum, payable semi-annually in arrears on April 30 and October 31, starting October 31, 2025. The New Notes mature on January 1, 2028. The Company may redeem the New Notes (i) at any time, in whole or in part, before March 26, 2026, at a redemption price equal to 100% of the aggregate principal amount being redeemed, plus a customary make-whole premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; and (ii) at any time, in whole or in part, after March 26, 2026, at a redemption price equal to 100% of the aggregate principal amount being redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.
The New Notes contain change of control provisions, whereby the holders of the New Notes have the right to require the Company to repurchase all or a portion of the New Notes at a purchase price, in cash, equal to 101% of the principal amount thereof, plus accrued and unpaid interest. In addition, if the Company or its restricted subsidiaries engage in certain asset sales and do not invest such proceeds or permanently reduce certain debt within a specified period of time, the Company will be required to use a portion of the proceeds of such asset sales above a specified threshold to make an offer to purchase the New Notes at a price equal to 100% of the principal amount of the New Notes being purchased, plus accrued and unpaid interest. The Indenture contains certain covenants that, among other things, limit the Company’s and its subsidiaries’ ability to incur additional indebtedness or liens, to dispose of assets, to make certain fundamental changes, to enter into restrictive agreements, to make certain investments, loans, advances, guarantees and acquisitions, to prepay certain indebtedness and to pay dividends or to make other distributions or redemptions/repurchases in respect of their respective equity interests.
Nogin
On March 31, 2025, the Company signed a Deed of Assignment for the Benefit of Creditors, (i) pursuant to which all of the assets of Nogin were transferred to an assignee for the benefit of Nogin’s creditors, and (ii) which provides the assignee the right to, among other things, sell or dispose of such assets and settle all claims against Nogin. The Company no longer controls or owns the assets of Nogin and the results of operations will no longer be reported in the Company’s consolidated financial statements after March 31, 2025.
Sale of GlassRatner and Farber
On June 27, 2025, the Company signed an equity purchase agreement to sell all of the membership interests of GlassRatner and Farber. The aggregate cash consideration paid by the Buyers for the interests of GlassRatner and shares of Farber was $117,800, which is based on a target closing working capital amount that is subject to adjustment within 180-days following the sale date. In connection with the sale, the Company entered into a transition services agreement with the buyer to provide certain services.

Targus/FGI Credit Agreement
On August 20, 2025, the Targus Borrower and certain FGI Loan Parties entered into the Targus/FGI Credit Agreement with FGI , as agent and for a three-year $30,000 revolving loan facility, the proceeds of which were used to refinance and repay all obligations under the existing Targus Credit Agreement with PNC. The final maturity date of the Targus/FGI Credit Agreement is August 20, 2028.
The Targus/FGI Credit Agreement is a revolving line of credit facility with a receivables purchase feature under which the purchase of eligible receivables is on a full recourse basis with each borrower retaining the risk of non-payment. The revolving loans bear interest at the greater of (a) 5.25% per annum or (b) 3.00% above the term SOFR for a period of 1 month plus 10 basis points, plus (c) 0.30% per month collateral management fee.
The Targus/FGI Credit Agreement is secured by (i) a first priority perfected security interest in and a lien upon all of the assets of the FGI Loan Parties, and (ii) a pledge of all of the equity interests of the Targus Borrower and its direct and indirect subsidiaries. The Targus/FGI Credit Agreement contains certain covenants, including those limiting the FGI Loan Parties' ability to incur indebtedness, incur liens, sell or acquire assets or businesses, change the nature of their businesses, engage in transactions with related parties, make certain investments or pay dividends. The Targus/FGI Credit Agreement also contains customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breach of representations and warranties, covenant defaults and cross defaults. If an uncured event of default occurs, FGI would be entitled to take various actions, including the acceleration of amounts outstanding under the Targus/FGI Credit Agreement.
As required under the Targus/FGI Credit Agreement, BRCC, a wholly owned subsidiary of the Company, entered into an amendment to an existing intercompany loan and security agreement to extend an additional subordinated loan to the Targus Borrower at the closing of the Targus/FGI Credit Agreement in the amount of $5,000 increasing the aggregate principal amount of such loan from $5,000 to $10,000.

NOTE 26 — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.)
(Parent Company Only)
Condensed Balance Sheets
(Dollars in thousands)

	December 31, 2024	December 31, 2023
Assets
Assets:
Cash and cash equivalents	$1,033	$1,147
Investment in consolidated subsidiaries	1,095,523	2,002,325
Other assets	19,903	52,153
Total assets	$1,116,459	$2,055,625

Liabilities and Stockholders' Equity (Deficit)
Liabilities:
Accounts payable, accrued expenses and other liabilities	$71,539	$77,558
Dividends payable	2,534	18,929
Senior notes payable, net	1,530,561	1,668,021
Total liabilities	1,604,634	1,764,508
Total stockholders' equity (deficit)	(488,175)	291,117
Total liabilities and stockholders' equity (deficit)	$1,116,459	$2,055,625
See Notes to Condensed Financial Statements

BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.)
(Parent Company Only)
Condensed Statements of Operations
(Dollars in thousands, except per share data)

	Year Ended December 31,
	2024	2023
Revenues	$3,642	$17,066
Operating expenses:
Selling, general and administrative expenses	48,896	40,053
Total operating expenses	48,896	40,053
Operating loss	(45,254)	(22,987)
Other income (expense):
Interest and dividend income	7	201
Interest expense	(92,657)	(103,212)
Gain on sale of discontinued operations	2,277	—
Gain on extinguishment of debt	120	—
Loss before income taxes	(135,507)	(125,998)
(Provision for) benefit from income taxes	(54,636)	32,192
Loss before income in equity investees	(190,143)	(93,806)
Equity in loss of subsidiaries	(574,131)	(6,104)
Net loss	(764,274)	(99,910)
Other comprehensive (loss) income	(6,798)	2,699
Comprehensive loss	$(771,072)	$(97,211)
See Notes to Condensed Financial Statements

BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.)
(Parent Company Only)
Condensed Statements of Cash Flows
(Dollars in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(764,274)	$(99,910)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in net loss of subsidiaries	574,131	6,104
Share-based compensation	7,746	16,241
Non-cash interest and other	4,162	5,228
Depreciation and amortization	382	606
Gain on extinguishment of debt	(120)	—
Change in operating assets and liabilities:
Other assets	102,225	7,994
Accounts payable, accrued expenses and other liabilities	(3,486)	22,562
Other liabilities	(2,533)	(2,268)
Net cash used in operating activities	(81,767)	(43,443)
Cash flows from investing activities:
Contributions to subsidiaries	(7,500)	(392,984)
Distributions from subsidiaries	274,000	580,000
Net cash provided by investing activities	266,500	187,016
Cash flows from financing activities:
Proceeds from issuance of senior notes	—	185
Redemption of senior notes	(140,491)	(58,924)
Payment of debt issuance and offering costs	—	(714)
ESPP and payment of employment taxes on vesting of restricted stock	(3,218)	(7,591)
Common dividends paid	(33,731)	(141,099)
Preferred dividends paid	(8,060)	(8,057)
Repurchase of common stock	—	(69,479)
Proceeds from issuance of common stock	—	115,000
Proceeds from issuance of preferred stock	—	467
Proceeds from exercise of warrants	653	—
Net cash used in financing activities	(184,847)	(170,212)
Decrease in cash, cash equivalents and restricted cash	(114)	(26,639)
Cash, cash equivalents and restricted cash, beginning of year	1,147	27,786
Cash, cash equivalents and restricted cash, end of year	$1,033	$1,147

See Notes to Condensed Financial Statements

NOTES TO CONDENSED FINANCIAL STATEMENTS (PARENT COMPANY)
NOTE 1 — BASIS OF PRESENTATION
The accompanying condensed financial statements for BRC Group Holdings, Inc. (f/k/a B. Riley Financial, Inc.) (the “Parent Company”) summarize the results of operations and cash flows of the Parent Company for the years ended December 31, 2024 and 2023 and the financial position as of December 31, 2024 and 2023.
The condensed financial statements of the Parent Company have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X, as the restricted net assets of the subsidiaries of the Parent Company (as defined in Rule 4-08(e)(3) of Regulation S-X) exceed 25% of the consolidated net assets of the Company. The ability of the Parent Company's operating subsidiaries to pay dividends may be restricted due to the terms of the Nomura Credit Agreement.
In these statements, the Parent Company's investment in subsidiaries is stated at cost plus equity in undistributed earnings of subsidiaries since the date the Parent Company began consolidating them. The Parent Company's share of net income of its unconsolidated subsidiaries is included in consolidated income using the equity method. The Parent Company financial statements should be read in conjunction with the consolidated financial statements of BRC Group Holdings, Inc. (f/k/a B. Riley Financial) and subsidiaries for the corresponding years.
NOTE 2 — TRANSACTIONS WITH SUBSIDIARIES
During the years ended December 31, 2024 and 2023, distributions from subsidiaries to the Parent Company were $274,000 and $580,000, respectively, and contributions from the Parent Company to its subsidiaries were $7,500 and $392,984, respectively. The Parent Company maintains most of its cash and cash equivalents at its wholly owned subsidiaries to maximize returns on investments. Distributions from subsidiaries to the Parent Company are primarily to fund periodic investments that are made at the Parent Company or to fund debt service and interest costs on the senior notes, common stock and preferred stock dividends, and repurchases of common stock or other Parent Company securities. Contributions from the Parent Company to its subsidiaries are primarily made to fund acquisitions and investments that are made at the subsidiary level.